 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 1994

                                                       REGISTRATION NO. 33-72486

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 4 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ----------------

                            BAYOU STEEL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                      3312                   72-1125783
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL(I.R.S. EMPLOYER IDENTI-
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)     FICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                                   RIVER ROAD
                                 P.O. BOX 5000
                            LAPLACE, LOUISIANA 70069
                                 (504) 652-4900
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              RICHARD J. GONZALEZ
                           VICE PRESIDENT, TREASURER
                          AND CHIEF FINANCIAL OFFICER
                            BAYOU STEEL CORPORATION
                                   RIVER ROAD
                                 P.O. BOX 5000
                            LAPLACE, LOUISIANA 70069
                                 (504) 652-4900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

             RORY A. GREISS                         GARY L. SELLERS
        KAYE, SCHOLER, FIERMAN,                SIMPSON THACHER & BARTLETT
             HAYS & HANDLER                       425 LEXINGTON AVENUE
            425 PARK AVENUE                     NEW YORK, NEW YORK 10017
        NEW YORK, NEW YORK 10022                     (212) 455-2000
             (212) 836-8000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

 If any of the securities being registered on this Form are to be offered on a delayed
   or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            BAYOU STEEL CORPORATION

                   CROSS-REFERENCE SHEET SHOWING LOCATION
                IN THE PROSPECTUS OF INFORMATION REQUIRED BY
                  ITEMS ON FORM S-1 REGISTRATION STATEMENT


         ITEM NUMBER AND CAPTION                  HEADING IN PROSPECTUS
         -----------------------                  ---------------------
  1. Forepart of the Registration
      Statement and Outside Front Cover
      Page of Prospectus................   Cover of the Registration Statement;
                                            Cross Reference Sheet; and Outside
                                            Front Cover Page of Prospectus
  2. Inside Front and Outside Back Cover
      Pages of Prospectus...............   Inside Front and Outside Back Cover
                                            Pages of Prospectus
  3. Summary Information, Risk Factors
      and Ratio of Earnings to Fixed
      Charges...........................   Prospectus Summary; Investment
                                            Considerations; and Selected
                                            Financial Data
  4. Use of Proceeds....................   Prospectus Summary; Use of Proceeds
  5. Determination of Offering Price....   Underwriting
  6. Dilution...........................     *
  7. Selling Security Holders...........     *
  8. Plan of Distribution...............   Outside Front Cover Page of
                                            Prospectus; and Underwriting
  9. Description of Securities to be
      Registered........................   Outside Front Cover Page of
                                            Prospectus; Prospectus Summary; and
                                            Description of the First Mortgage
                                            Notes
 10. Interests of Named Experts and
      Counsel...........................     *
 11. Information With Respect to the
      Registrant........................   Cover of the Registration Statement;
                                            Prospectus Summary; Investment
                                            Considerations; Capitalization;
                                            Selected Financial Data;
                                            Management's Discussion and
                                            Analysis of Financial Condition and
                                            Results of Operations; Business;
                                            Management; Principal Stockholders;
                                            Certain Related Party Transactions;
                                            Description of the First Mortgage
                                            Notes; Description of Certain
                                            Indebtedness; and Financial
                                            Statements
 12. Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities...................     *

- --------
* Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Subject to Completion, Dated February 22, 1994

BAYOU STEEL CORPORATION

$75,000,000
   % FIRST MORTGAGE NOTES DUE 2001

Bayou Steel Corporation (the "Company") is offering (the "Offering") $75,000,000 aggregate principal amount of % First Mortgage Notes due 2001 (the "First Mortgage Notes"). Interest on the First Mortgage Notes is payable semi-
annually on      15 and      15 of each year, commencing     15, 1994, at the
rate of  % per annum. The First Mortgage Notes are redeemable, in whole or in
part, at the option of the Company on and after      15, 1998, at the
redemption prices set forth herein, plus accrued interest.

The First Mortgage Notes will rank pari passu in right of payment with all senior Indebtedness (as defined herein) of the Company, including obligations of the Company arising in connection with the Credit Facility (as defined herein), and will rank senior to all subordinated Indebtedness of the Company. After giving effect to the Offering, as of December 31, 1993, the Company had approximately $1.3 million of total Indebtedness in addition to the First Mortgage Notes, all of which would rank pari passu with the First Mortgage Notes. The First Mortgage Notes will be secured by a first priority security interest, subject to certain exceptions, in substantially all unencumbered existing and future real and personal property, fixtures, machinery and equipment (including certain operating equipment classified as inventory) of the Company and the proceeds thereof, whether existing or hereafter acquired, but excluding inventory and accounts receivable.

In the event of a Change of Control (as defined herein), the Company is obligated to make an offer to purchase all outstanding First Mortgage Notes from the holders thereof (the "Holders") at a redemption price of 101% of the principal amount thereof plus accrued interest. Under certain circumstances, the Company is obligated to apply the net cash proceeds of asset sales to the purchase of substitute property for use in the Company's business or to make offers to purchase a portion (calculated as set forth herein) of the First Mortgage Notes at a redemption price of 100% of the principal amount thereof plus accrued interest with the net cash proceeds from such asset sales.

                       --------------------------------

SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE FIRST MORTGAGE NOTES.

                       --------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       --------------------------------

- --------------------------------------------------------------------------------

                                     PRICE TO               UNDERWRITING           PROCEEDS TO
                                     PUBLIC (/1/)           DISCOUNT (/2/)         COMPANY (/1/) (/3/)
- -------------------------------------------------------------------------------------------------------
PER FIRST MORTGAGE NOTE                         %                      %                      %
TOTAL                                         $                      $                      $

(1) Plus accrued interest, if any, from     , 1994.
(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $   .

                       --------------------------------

The First Mortgage Notes are offered by Chemical Securities Inc. (the "Underwriter"), subject to prior sale, when, as and if issued by the Company and accepted by the Underwriter, and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the delivery of the First Mortgage Notes will be made in book-entry form through the facilities of
The Depository Trust Company on or about     , 1994.

CHEMICAL SECURITIES INC.

The date of this Prospectus is February   , 1994

                         [Graphics to appear here]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE FIRST MORTGAGE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the American Stock Exchange, on which shares of the Company's Class A Common Stock are listed, at 86 Trinity Place, New York, New York.

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected and copied in the manner and at the sources described above.

                               ----------------

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. See "Investment Considerations" for certain factors that should be considered in connection with an investment in the First Mortgage Notes offered hereby. Unless the context otherwise requires, all references to "the Company" mean the Company and its subsidiaries and all references to a fiscal year refer to the fiscal year of the Company which ends September 30 (for example, references to "fiscal 1993" mean the fiscal year ended September 30, 1993).

                                  THE COMPANY

  The Company is a leading producer of light structural steel products. The Company owns and operates a steel minimill strategically located on the Mississippi River in LaPlace, Louisiana, 35 miles northwest of New Orleans. The minimill, constructed at a cost of $243 million in 1981, is one of the most modern facilities in the world in its product line and utilizes state-of-the-art equipment and technology. The Company produces a variety of light structural steel products including angles, flats, channels, standard beams and wide-flange beams (collectively, "shapes"). The shapes produced by the Company have a wide range of commercial and industrial applications, including the construction and manufacturing of petrochemical plants, barges and light ships, railcars, trucks and trailers, rack systems, tunnel and mine support products, joists, sign and guardrail posts for highways, power and radio transmission towers, and bridges. The Company sells its products to approximately 600 customers, most of which are steel service centers, in 44 states, Canada, Mexico and overseas. The Company also sells excess billets (which have not been rolled into shapes) on a worldwide basis to other steel producers for their own rolling or forging applications. In fiscal 1993, the Company sold 403,274 tons of shapes and 59,604 tons of billets.

  According to the American Iron and Steel Institute ("AISI"), the domestic market demand for all structural steel shape products in 1992 was 5.1 million tons. The Company estimates that its share of the total domestic shapes market was approximately 8% in 1992. The Company believes that its share of the light structural steel shapes market (the primary market in which the Company competes) is much higher, and that it is one of the five largest producers of light structural steel shapes in the U.S.

  The term "minimill" refers to a relatively low-cost steel production facility which uses steel scrap, rather than iron ore, as its basic raw material. In general, minimills recycle scrap using electric arc furnaces, continuous casters and rolling mills. The Company's minimill, which was owned and operated by Voest-Alpine A.G. (a state-owned Austrian industrial company) ("Voest-Alpine") until it was purchased by the Company in September 1986, includes a Krupp computer-controlled, electric arc furnace utilizing water-cooled sidewalls and roofs, two Voest-Alpine four-strand continuous casters, a computer supervised, Italimpianti reheat furnace and a 15-stand Danieli rolling mill (a second Krupp furnace is currently not in operation, but is available for additional production).

  The Company's steelmaking facility, which includes a deep-water dock, is strategically located on the Mississippi River, which the Company believes gives it certain transportation cost advantages because it can ship its product by barge, the least costly method of transportation in the steel industry. In addition, the Company operates three inventory stocking warehouses in Chicago, Tulsa and Pittsburgh which supplement its operations in Louisiana. These facilities, each of which includes an inland waterway dock, enable the Company to significantly increase its marketing territory by providing storage capacity for its finished products in three additional markets and by allowing the Company to meet customer demand far from its minimill facility on a timely basis. The Company believes that the location of its minimill on the Mississippi River, and its network of inland waterway warehouses, enable it to access markets for its products that would otherwise be unavailable to the Company.

  The Company believes that the Mississippi River location of its minimill also gives it advantages over other minimills in the purchase of steel scrap, which accounts for nearly 42% of total production costs. The Company is able to efficiently transport scrap from suppliers throughout the inland waterway system and through the Gulf of Mexico, permitting it to take advantage of scrap purchasing opportunities far from its minimill facility, and to protect itself from supply imbalances that develop from time to time in specific local markets. In addition, unlike most other minimills, the Company, through its own scrap purchasing staff, buys scrap directly from scrap dealers and contractors rather than through brokers. The Company believes that its enhanced knowledge of scrap market conditions gained by being directly involved in scrap procurement on a daily basis, coupled with management's long experience in metals recycling markets, gives the Company a competitive advantage.

  In March 1993, following the expiration of its existing labor contract, the United Steelworkers of America Local 9121 (the "Union") initiated a strike against the Company after the Company and the Union failed to reach agreement on a new labor contract. In connection with the strike, the Union filed unfair labor practice charges against the Company with the regional office of the National Labor Relations Board ("NLRB"), which included 22 specific allegations. In late January, the Regional Director of the NLRB informed the Company that it had sufficient grounds to issue a complaint against the Company and order a trial with respect to eight of these allegations, which included charges by the Union that the Company: withdrew from, or altered the terms of, tentatively agreed-upon bargaining proposals in retaliation against the Union's announcing or taking part in activity protected under the National Labor Relations Act ("NLRA"); offered bargaining proposals which contained unlawful limitations on engaging in protected Union activity on work time; threatened to unilaterally change the terms and conditions of employment for employees in the bargaining unit without bargaining in good faith with the Union; offered regressive bargaining proposals in bad faith; raised new bargaining proposals at advanced stages of bargaining in bad faith; offered bargaining proposals which required the Union to reopen the contracting out clause without providing for its right to strike in order to frustrate bargaining or to prevent the reaching of an agreement; made regressive bargaining proposals in retaliation for filing charges with the NLRB; and interfered with, restrained and coerced employees in the exercise of their rights guaranteed by Section 7 of the NLRA. In order to avoid a lengthy and expensive trial on these issues, the Company agreed to negotiate a settlement agreement with the NLRB.

  The proposed settlement agreement does not contain an admission by the Company that it engaged in any unfair labor practices. The settlement agreement requires the Company to post a notice stating that it will not engage in any of the actions specified in the eight allegations described above. The other 14 allegations will be dismissed concurrently with the approval by the NLRB of the settlement agreement. As part of the proposed settlement agreement, the Company would also agree to accord all eligible striking employees, who have not engaged in unprotected activity, upon unconditional application, full reinstatement to their former jobs, or if their jobs no longer exist, to substantially equivalent positions, without prejudice to their seniority or other rights or privileges of employment. Since the strike began, the Company has permitted any striking employee who wished to return to his job, upon the terms of the expired contract, the opportunity to do so (and the temporary replacement workers have been operating under the terms of the expired contract). The Company has signed the proposed settlement agreement but has been informed by the NLRB that the Union will not sign the proposed agreement. The Company has been informed by the NLRB that the NLRB will unilaterally approve the settlement agreement and the Company expects such approval by the end of February. The Company expects that the Union will appeal the settlement agreement and the dismissal of the 14 other charges. However, even if the appeal were successful and a trial were ordered, the Company does not believe that the ultimate outcome would have a material affect on the Company's operations. Since the Company has not replaced any of the striking workers with permanent replacement employees and has not implemented any of its proposed contract terms, a return of striking workers upon the terms of the expired contract would have no financial effect on the Company's operations, although it could disrupt operations for a time.

  The Company is currently operating at full capacity, utilizing a combination of temporary replacement workers, Union employees who have returned to work and salaried employees, and since July 1993 overall production and productivity have been near pre-strike levels. The Company believes it can maintain and continue to improve its current production and productivity levels even if the strike continues indefinitely.

  During the initial phases of the strike, however, the Company had to curtail its operations (which resulted in reduced production of approximately 27,000 tons in the melt shop and approximately 30,000 tons in the rolling mill, higher fixed costs per ton produced during such period, higher per ton conversion costs--the cost of converting raw materials into shapes--and lost sales due to lower inventory levels resulting from reduced production) and productivity was impacted by retraining of new employees and higher consumption of materials for several months, all of which adversely affected the Company's profitability, particularly in the early weeks of the strike. As of December 31, 1993, the Company has incurred approximately $3.6 million in out-of-pocket costs for security, legal matters and other services related to the strike ($2.5 million of which was incurred during the first three months of the strike). Although uncertainties inherent in strikes generally make it impossible to predict the duration or ultimate cost of the strike to the Company, the Company expects that future strike-related costs will not exceed $100,000 per month.

  The Company's principal operating strategy is to improve operating results by reducing costs and increasing sales of higher margin shape products. The Company believes that it can lower its labor costs by as much as $7 per ton from fiscal 1993 levels by making operational changes and operating the minimill with fewer workers. The Company began to implement many operational changes in fiscal 1993, but their impact is not fully reflected in fiscal 1993 results since these changes were implemented over the course of the year. In connection with the foregoing, the Company recently increased its melt shop operations by changing from three to four shifts (and by operating seven days a week rather than six) as part of its cost savings program. Labor costs per ton in fiscal 1993 also were somewhat distorted by the effects of the strike, which resulted in periods of lower production and productivity, periods of substantially increased overtime and the Company's need to temporarily use outside contractors.

  The Company also intends to implement a two-year, $8.6 million capital expenditure program upon completion of the Offering to reduce its production and operating costs and increase its rolling mill capacity. The principal elements of this program are (i) an automobile shredder to enable the Company to shred car bodies on-site and reduce scrap costs, (ii) a steel straightener to improve production capacity in the rolling mill, (iii) an off-line sawing system and conveyor to further improve production capacity in the rolling mill,
(iv) a second overhead crane to reduce product changeover time in the rolling mill and (v) a shipping bay rail spur to reduce the handling of finished products. The Company believes that these capital projects, when fully implemented, would result in annual operating cost savings of approximately $7.10 per ton.

  The Company believes that the aggregate annual operating cost savings resulting from its labor initiatives and proposed capital expenditure program, when fully implemented, would approximate $6.5 million. Although these savings estimates are based upon historical data and assumptions that management believes are reasonable, there can be no assurance that the Company will be able to achieve these cost savings. Furthermore, these anticipated cost savings could be offset by increases in raw material costs (the largest component of which is the cost of scrap), recessionary conditions in the steel industry, decreased demand for the Company's products, oversupply of shape products and competition, each of which have had, or in the future could have, a material impact on the Company's costs.

                                  THE OFFERING

Securities..............  $75,000,000 aggregate principal amount of   % First
                          Mortgage Notes due 2001.


Interest Payment Dates..  Interest will accrue from the date of issuance and
                          will be payable semi-annually on each       15 and
                                 15, commencing       15, 1994.


Optional Redemption.....  The First Mortgage Notes will be redeemable, in whole
                          or in part, at any time on and after       15, 1998,
                          initially at   % of their principal amount, plus ac-
                          crued interest to the date of redemption, and declin-
                          ing ratably to par on      15, 2000.

Ranking.................  The First Mortgage Notes will rank pari passu in right of payment with any existing and future senior Indebtedness of the Company, including obligations of the Company arising in connection with the Credit Fa-cility, and will rank senior to all subordinated In-debtedness of the Company.

Security................  As security for the First Mortgage Notes, the Company will grant a first priority security interest, sub-ject to certain exceptions, in substantially all un-encumbered existing and future real and personal property, fixtures, machinery and equipment (includ-ing certain operating equipment classified as inven-
                          tory) and the proceeds thereof, whether existing or hereafter acquired. The Credit Facility and a pur-chase money facility relating to the Tulsa stocking location are secured by a lien on the inventory and accounts receivable of the Company.


Change of Control.......  In the event of a Change of Control, Holders will have the right to require the Company to purchase all First Mortgage Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase.

                          Change of Control generally means that control of the Company (whether through stock ownership or control of the Company's assets) is held by persons other than controlling persons of the Company as of the date of the Indenture.

                          A Change of Control could constitute a default under the Credit Facility. If a Change of Control were to occur, the Company might be unable to repay all of its obligations under the Credit Facility, to pur-chase all of the First Mortgage Notes tendered and to repay other indebtedness that may become payable upon the occurrence of a Change of Control.

Asset Sale Offers.......  The net cash proceeds of sales or other dispositions of Collateral (as defined herein) by the Company shall become subject to the lien of the Indenture and the Security Documents. In the event the net cash proceeds of asset sales (excluding the sale of cer-tain obsolete assets) equal or exceed $5 million, the Company shall elect, within six months of such date, to either apply such net cash proceeds to the acqui-sition of assets that, upon purchase, shall become subject to the lien of the Security Documents if the net cash proceeds represent Collateral Proceeds, or to make offers to purchase a portion (calculated as set forth herein) of the First Mortgage Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued interest to the date of repur-chase. Notwithstanding the foregoing, the Company and its Subsidiaries, in the aggregate, shall be permit-ted to retain $1,000,000 of the net cash proceeds from asset sales.

Covenants...............  The Indenture under which the First Mortgage Notes will be issued will contain certain restrictive cove-nants that, among other things, will limit the abil-ity of the Company to incur additional indebtedness; create liens; make certain restricted payments; en-gage in certain transactions with affiliates; engage in sale and leaseback transactions; dispose of as-sets; issue preferred stock of its subsidiaries; transfer assets to its subsidiaries; enter into agreements that restrict the ability of its subsidi-aries to make dividends and distributions; engage in mergers, consolidations and transfers of substan-tially all of the Company's assets; make certain in-vestments, loans and advances; and create non-re-course subsidiaries.

  For a more detailed description of the First Mortgage Notes, see "Description of the First Mortgage Notes."

                                USE OF PROCEEDS

  The net proceeds of this Offering will be used for the repayment of outstanding indebtedness, implementation of capital projects and general working capital purposes. See "Use of Proceeds."

                           INVESTMENT CONSIDERATIONS

  Prospective investors should carefully consider the matters set forth under "Investment Considerations."

  Set forth below is summary financial information for the Company since 1987, the Company's first full year of operations following the acquisition of the Company from Voest-Alpine.

                         SUMMARY FINANCIAL INFORMATION
             (DOLLARS IN THOUSANDS, EXCEPT RATIO AND PER TON DATA)

                                               AS OF AND FOR YEARS ENDED SEPTEMBER 30,
                          -------------------------------------------------------------------------------
                            1993         1992        1991        1990        1989      1988        1987
                          --------     --------    --------    --------    --------  --------    --------
INCOME STATEMENT DATA:
 Net Sales..............  $136,008     $119,772    $131,271(1) $183,563    $208,962  $189,849    $134,729
 Cost of Sales..........   128,033      109,116     124,436     170,998     187,132   152,148     117,997
                          --------     --------    --------    --------    --------  --------    --------
 Gross Profit...........     7,975       10,656       6,835      12,565      21,830    37,701      16,732
 Selling, General and
  Administrative........     3,986        4,071       4,125       4,582       4,323     4,409       4,249
 Non-Production Strike
  Expenses..............     3,162(2)       --          --          --          --        --          --
                          --------     --------    --------    --------    --------  --------    --------
 Operating Income.......       827        6,585       2,710       7,983      17,507    33,292      12,484
 Interest Expense.......    (8,261)      (8,977)     (8,821)     (9,514)    (11,131)   (9,639)     (9,445)
 Interest Income........       193          486         638       1,850       1,540       649          61
 Miscellaneous..........       502          554         902       1,380(3)      421      (734)         88
                          --------     --------    --------    --------    --------  --------    --------
 Income (Loss) Before
  Taxes.................    (6,739)      (1,352)     (4,571)      1,699       8,337    23,568       3,188
 Provision (Benefit) for
  Income Taxes..........       --           --          --         (116)        281       237         --
                          --------     --------    --------    --------    --------  --------    --------
 Income (Loss) Before
  Cumulative Effect of
  Accounting Change and
  Extraordinary Gain....    (6,739)      (1,352)     (4,571)      1,815       8,056    23,331       3,188
 Cumulative Effect on
  Prior Years of
  Accounting Change.....       --           --          --       (1,572)        --        --          --
 Extraordinary Gain.....       585          --          --          --          --        --          --
                          --------     --------    --------    --------    --------  --------    --------
 Net Income (Loss)......  $ (6,154)    $ (1,352)   $ (4,571)   $    243    $  8,056  $ 23,331(4) $  3,188(4)
                          ========     ========    ========    ========    ========  ========    ========
BALANCE SHEET DATA:
 Working Capital........  $ 32,389     $ 57,167    $ 57,532    $ 64,386    $ 77,266  $ 74,478    $ 34,142
 Total Assets...........   138,280      149,381     148,669     162,411     165,518   162,098     110,867
 Total Debt.............    54,817       62,057      62,355      67,440      66,364    66,021      61,020
 Stockholders' Equity...  $ 61,231     $ 67,385    $ 68,737    $ 73,308    $ 73,064  $ 65,008    $    274
OTHER PERTINENT DATA:
 EBITDA:
 Actual(5)..............  $  6,530     $ 11,448    $  7,415    $ 11,767    $ 21,548  $ 36,071    $ 15,348
 Adjusted...............     9,694(6)    11,047(7)    8,503(7)   14,324(7)   21,548    36,071      15,348
 Ratio of Earnings to
  Fixed Charges(8)......      0.22(9)      0.85(9)     0.49(9)     1.15        1.66      3.28        1.32
 Ratio of EBITDA to Net
  Interest Expense......      0.80         1.33        0.88        1.50        2.14      3.92        1.64
 Ratio of Adjusted
  EBITDA to Net Interest
  Expense...............      1.18         1.28        1.01        1.83        2.14      3.92        1.64
 Ratio of EBITDA to
  Proforma Interest
  Expense...............      0.80
 Ratio of Adjusted
  EBITDA to Pro Forma
  Net Interest Expense..      1.19(10)
 Sources and Uses of Cash Flow:
 Net Cash (Used in)
  Provided by
  Operations............      (867)       3,659       5,614      11,559      (1,866)   15,743      (5,601)
 Net Cash (Used in)
  Provided by Investing
  Activities............    (3,184)      (3,235)     (7,374)    (11,519)     (9,001)   (9,728)     (3,795)
 Net Cash (Used in)
  Provided by Financing
  Activities............    (6,580)        (299)     (5,126)      1,087         211    21,320       2,786
 Net Tons Shipped:
 Shapes.................   403,274      372,943     381,069     411,660     425,376   504,228     405,425
 Billets................    59,604       31,962      43,557(1)  216,790     247,815    93,645     102,361
 Average Selling Price
  Per Ton:
 Shapes.................  $    300     $    296    $    307    $    320    $    345  $    333    $    271
 Billets................       209          204         210         226         235       216         200
 Capital Expenditures...  $  3,184     $  3,235    $  7,374    $ 11,519    $  9,001  $  9,728    $  3,795
 Depreciation and
  Amortization..........  $  4,616     $  4,309    $  3,803    $  3,976    $  3,620  $  3,513    $  2,776
 Average Number of
  Employees.............       455(11)      495         547         654         685       673         636
 Tons Shipped Per
  Employee..............     1,017          818         776         961         983       888         798

                                                   (footnotes on following page)

                                                           AS OF AND FOR THE
                                                             FIRST QUARTER
                                                            ENDED DECEMBER
                                                                  31,
                                                           --------------------
                                                             1993        1992
                                                           --------    --------
INCOME STATEMENT DATA:
 Net Sales...............................................  $ 36,778    $ 31,833
 Cost of Sales...........................................    34,558      28,199
                                                           --------    --------
 Gross Profit............................................     2,220       3,634
 Selling, General and Administrative.....................       890       1,081
 Non-Production Strike Expenses..........................       399(2)      --
                                                           --------    --------
 Operating Income........................................       931       2,554
 Interest Expense........................................    (1,885)     (2,225)
 Interest Income.........................................        20          52
 Miscellaneous...........................................       (40)        (35)
                                                           --------    --------
 Income (Loss) Before Taxes..............................      (973)        347
 Provision (Benefit) for Income Taxes....................       --          --
                                                           --------    --------
 Income (Loss) Before Cumulative Effect of Accounting
  Change and Extraordinary Gain..........................      (973)        347
 Cumulative Effect on Prior Years of Accounting Change...       --          --
 Extraordinary Gain......................................       --          755
                                                           --------    --------
 Net Income (Loss).......................................  $   (973)   $  1,102
                                                           ========    ========
BALANCE SHEET DATA:
 Working Capital.........................................  $ 31,198    $ 53,874
 Total Assets............................................   142,411     142,431
 Total Debt..............................................    56,144      57,514
 Stockholders' Equity....................................  $ 60,258    $ 68,487
OTHER PERTINENT DATA:
 EBITDA:
  Actual(5)..............................................  $  2,142    $  4,553
  Adjusted...............................................  $  2,142    $  3,798
 Ratio of Earnings to Fixed Charges(8)...................       .50        1.14
 Ratio of Adjusted EBITDA to Net Interest Expense........      1.14        1.74
 Ratio of Adjusted EBITDA to Pro Forma Net Interest Ex-
  pense..................................................      1.05        1.86
 Net Tons Shipped:
  Shapes.................................................   103,168      92,487
  Billets................................................    13,375      18,488
 Average Selling Price Per Ton:
  Shapes.................................................       321         295
  Billets................................................       224         202
 Capital Expenditures....................................  $    414    $  1,187
 Depreciation and Amortization...........................  $  1,250    $  1,278
 Average Number of Employees.............................       459         489
 Tons Shipped Per Employee...............................       254         227

- --------
 (1) In fiscal 1991 the Company decided to reduce its melting capacity by discontinuing the operation of one of its two electric furnaces and ceasing the practice of exporting large quantities of billets. In prior years, billet sales contributed small margins; however, the margins on billets sales virtually disappeared as a result of worldwide market conditions in late 1990. The Company believes its decision to stop producing large quantities of billets for export resulted in a decline in sales of approximately $40 million.
 (2) In the first quarter of fiscal 1994 and in fiscal 1993, Non-Production Strike Expenses includes $0.4 million and $3.2 million, respectively, in expenses for security, legal matters and other services related to the strike.
 (3) In fiscal 1990, Miscellaneous includes income in connection with a favorable settlement of a lawsuit for $1.3 million.
 (4) In fiscal 1988 and 1987, income applicable to common shares after accretion and dividends accrued on preferred stock was $19.8 million and $0.5 million, respectively.
 (5) EBITDA represents earnings before interest, taxes, depreciation and amortization, and is calculated as net income plus interest, taxes, depreciation and amortization. EBITDA provides additional information for determining the Company's ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income, any other measure of performance as determined by generally accepted accounting principles, as an indicator of operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. Each of the Indenture and the Credit Facility include covenants that are identical to the Ratio of EBITDA to Net Interest Expense and restrict the Company's level of indebtedness. See "Description of the First Mortgage Notes--Certain Covenants--Limitations on Indebtedness" and "Description of Certain Indebtedness--Credit Facility." See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.
 (6) The adjustment to fiscal 1993 EBITDA relates to production and non-production strike expenses, as well as an extraordinary gain. First, reduced production affected the fixed charge component of the inventory produced during the initial phases of the strike. Since the Company produced approximately 27,000 fewer tons in the melt shop and approximately 30,000 fewer tons in the rolling mill than it normally produced in comparable prior periods, the cost of each ton of inventory produced during that period included a higher amount of fixed costs. As the inventory produced during this period was sold, the allocation of fixed charges to the cost of that inventory resulted in higher cost of sales for fiscal 1993 of $1.2 million, which increased cost has been eliminated in the Adjusted EBITDA. This adjustment does not reflect increased consumption of materials during the period of training new employees nor does it reflect lost sales attributable to a lack of inventory caused by the temporary decrease in production, both of which the Company believes were significant. Second, the Company incurred $3.2 million in Non-Production Strike Expenses in fiscal 1993. The Company has eliminated $2.6 million of the $3.2 million of Non-Production Strike Expenses in the Adjusted EBITDA. The Company has not eliminated $0.6 million of Non-Production Strike Expenses which represents the recurring portion of such expenses for the six-month period commencing April 1, 1993 (approximately the date of the strike's commencement) at the rate of $100,000 per month. Third, the Company's extraordinary gain of $0.6 million (which arose principally from the repurchase of the Company's Senior Secured Notes due 1998 at favorable prices) has similarly been eliminated in the Adjusted EBITDA.

 (7) The adjustment relates to the write-down to market of various shape inventories and costs associated with remedying customer complaints related to products with rust. The rust problem was eliminated in 1992 with the construction of the Company's warehouse and by the implementation of certain product spraying techniques. In fiscal 1992, 1991 and 1990, the adjustments to EBITDA for the rust problem were ($0.4) million, $1.1 million, and $1.0 million, respectively. The adjustments to fiscal 1992, 1991 and 1990 EBITDA do not include the effect on EBITDA of lost sales due to surface rust, which the Company believes was significant. In fiscal 1990, the adjustment to EBITDA includes the elimination of the $1.6 million charge relating to Cumulative Effect on Prior Years of Accounting Change. The adjustment to the first quarter fiscal 1993 EBITDA relates to the Company's extraordinary gain of $0.8 million (which arose principally from the repurchase of the Company's 14.75% Notes at favorable prices). This extraordinary gain has been eliminated in the Adjusted EBITDA.
 (8) For purposes of computing the ratio of earnings to fixed charges (a) earnings consist of income before the cumulative effect of an accounting change, and income taxes plus fixed charges (excluding capitalized interest) and (b) fixed charges consist of interest expense, including capitalized interest, and amortization of debt expense.
 (9) In fiscal 1993, 1992 and 1991, earnings were inadequate to cover fixed charges by $6.9 million, $1.5 million, and $4.8 million, respectively.
(10) The ratio of Adjusted EBITDA to Pro Forma Net Interest Expense has been calculated assuming the completion of the Offering and the application of the proceeds therefrom on the first day of fiscal 1993 and at an assumed interest rate of 11%. The effect on earnings or net income of a 1/8 percent variance in the interest rate would be approximately $94,000.

(11) In fiscal 1993, the Company utilized approximately 60 outside contractors working for six months who were not employees of the Company but which are included in the weighted average number of employees. In the first quarter of fiscal 1994, the Company utilized approximately 38 outside contractors who were not employees of the Company but which are included in the weighted average number of employees.

                           INVESTMENT CONSIDERATIONS

  In addition to the other information set forth in this Prospectus, prospective investors should carefully consider the following information in evaluating the Company and its business before making an investment in the First Mortgage Notes.

LEVERAGE; CERTAIN RESTRICTIONS; DEFICIENCY OF EARNINGS TO FIXED CHARGES

  The Company currently has, and after the Offering will continue to have, a substantial amount of long-term debt in relation to stockholders' equity. As of September 30, 1993, the Company had total debt of $54.8 million compared to $62.1 million as of September 30, 1992. The Company repurchased $11.1 million of its Senior Secured Notes due 1998 (the "14.75% Notes") during fiscal 1993. After giving effect to the Offering and the use of proceeds therefrom, the Company will have $76.3 million of total debt, including the $75 million aggregate principal amount of the First Mortgage Notes. For the first quarter of fiscal 1994 and the comparable period in fiscal 1993, and for fiscal 1993, the Company's total interest expense was $1.9 million, $2.2 million and $8.3 million, respectively, and is not expected to materially change after giving effect to the Offering and the application of the proceeds therefrom. For the first quarter of fiscal 1994, the Company's earnings were insufficient to cover fixed charges by $1.0 million as compared to earnings being sufficient to cover fixed charges by $0.3 million in the comparable period in fiscal 1993. For fiscal 1993, 1992 and 1991, the Company's earnings were insufficient to cover fixed charges by $6.9 million, $1.5 million and $4.8 million, respectively. On a pro forma basis for the first quarter of 1994 and for fiscal 1993, assuming the completion of the Offering (at an assumed interest rate of 11%) on the first day of such period and the application of the proceeds of the Offering applied on the first day of such period, fixed charges would have been in excess of earnings by $1.2 million and $6.8 million, respectively. The Company's ability to make interest payments on and to repay the principal of the First Mortgage Notes will depend upon the Company's ability to generate cash sufficient to meet such required payments or to refinance its debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company's level of indebtedness, together with the restrictive covenants included in the Indenture, the Credit Facility and one of the Company's mortgages, may have the effect of limiting the Company's ability to incur additional indebtedness, sell assets or acquire other entities, and may otherwise limit the operational and financial flexibility of the Company. The effect of these restrictions may be to place the Company at a competitive disadvantage in relation to less leveraged competitors.

  The Company's access to working capital lines under the Credit Facility is dependent on the Company's compliance with certain financial and other covenants, including, among others, an interest expense coverage ratio test, which, if breached, could result in the termination of the commitments of the lenders under the Credit Facility or a default, and possible acceleration, with respect to the amounts due thereunder. During fiscal 1994 and the first quarter of fiscal 1995, the Interest Expense Coverage Ratio (as defined herein) covenant contained in the Credit Facility is applied solely on the results for the prior quarter. Thus, a single event which has a negative impact on the Company's earnings in a particular quarter could result in a default under the Credit Facility even if the longer term effects of such event or condition were insignificant. Under the Credit Facility, the Interest Expense Coverage Ratio for the quarter ending September 30, 1994 is 1.25 to
1.00 and becomes increasingly more restrictive for the quarters thereafter. For the quarter ended December 31, 1993, the Company's Interest Expense Coverage Ratio on a pro forma basis (assuming completion of the Offering) would have been 1.05 to 1.00. In the event of a default under the Credit Facility, the Company would not be permitted to borrow under the Credit Facility and the lenders thereunder may accelerate payments on all amounts then outstanding and terminate their commitments. A default under the Credit Facility may cause a default under the Indenture. The Company is currently in compliance with all of the financial covenants under the Credit Facility entered into in November 1993. If the Company's operations measured on a quarterly basis do not improve over its results for the first quarter of fiscal 1994, it will not be able to satisfy the Interest Expense Coverage Ratio at September 30, 1994. In such event, the Company would seek a waiver of the covenant from its lenders under the Credit Facility or otherwise renegotiate the terms of its Credit Facility. There can be no assurance that the Company will be able to obtain any necessary waivers or be able to renegotiate the terms of the

Credit Facility. The loans made under the Credit Facility are floating rate obligations and, consequently, the interest rates thereunder may be revised upward or downward depending on movements in the relevant funding option. See "Description of Certain Indebtedness--Credit Facility."

EFFECTS OF THE STRIKE

  In March 1993, following the expiration of their existing labor contract, the Union initiated a strike against the Company. For approximately six weeks after the strike began, the Company operated at approximately 50% of capacity. The Company has since resumed operating at full capacity (with a combination of temporary replacement workers, Union employees who have returned to work and salaried employees), and production and productivity since July 1993 have been near pre-strike levels. The Company believes it can maintain and continue to improve its current production and productivity levels even if the strike continues indefinitely. While the Company has incurred approximately $3.6 million in strike-related expenses as of December 31, 1993 ($2.5 million of which was incurred during the first three months of the strike), it expects that future strike-related costs will not exceed $100,000 per month, although uncertainties inherent in strikes generally make it impossible to predict the duration or ultimate cost of the strike to the Company. There can be no assurance that the Company will be able to continue to increase production and improve productivity or that the Company will not incur significant strike-related costs again if the strike continues indefinitely.

  In connection with the strike, the Union filed unfair labor practice charges against the Company with the regional office of the NLRB, which included 22 specific allegations. In late January, the Regional Director of the NLRB informed the Company that it had sufficient grounds to issue a complaint against the Company and order a trial with respect to eight of these allegations, which included charges by the Union that the Company: withdrew from, or altered the terms of, tentatively agreed-upon bargaining proposals in retaliation against the Union's announcing or taking part in activity protected under the NLRA; offered bargaining proposals which contained unlawful limitations on engaging in protected Union activity on work time; threatened to unilaterally change the terms and conditions of employment for employees in the bargaining unit without bargaining in good faith with the Union; offered regressive bargaining proposals in bad faith; raised new bargaining proposals at advanced stages of bargaining in bad faith; offered bargaining proposals which required the Union to reopen the contracting out clause without providing for its right to strike in order to frustrate bargaining or to prevent the reaching of an agreement; made regressive bargaining proposals in retaliation for filing charges with the NLRB; and interfered with, restrained and coerced employees in the exercise of their rights guaranteed by Section 7 of the NLRA. In order to avoid a lengthy and expensive trial on these issues, the Company agreed to negotiate a settlement agreement with the NLRB.

  The proposed settlement agreement does not contain an admission by the Company that it engaged in any unfair labor practices. The settlement agreement requires the Company to post a notice stating that it will not engage in any of the actions specified in the eight allegations described above. The other 14 allegations will be dismissed concurrently with the approval by the NLRB of the settlement agreement. As part of the proposed settlement agreement, the Company would also agree to accord all eligible striking employees, who have not engaged in unprotected activity, upon unconditional application, full reinstatement to their former jobs, or if their jobs no longer exist, to substantially equivalent positions, without prejudice to their seniority or other rights or privileges of employment. Since the strike began, the Company has permitted any striking employee who wished to return to his job upon the terms of the expired contract the opportunity to do so (and the temporary replacement workers have been operating under the terms of the expired contract). The Company has signed the proposed settlement agreement but has been informed by the NLRB that the Union will not sign the proposed agreement. The Company has been informed by the NLRB that the NLRB will unilaterally approve the settlement agreement and the Company expects such approval by the end of February. The Company expects that the Union will appeal the settlement agreement and the dismissal of the 14 other charges. However, even if the appeal were successful and a trial were ordered, the Company does not believe that the ultimate outcome would have a material affect on the Company's operations. The settlement agreement does not cover two separate charges filed on December 30, 1993 and January 14, 1994, respectively. These outstanding charges include allegations that the Company bargained in bad faith by not reducing to writing a specific alleged agreement concerning job security for those employees adversely affected by contracting out proposals of the Company, that it failed to provide certain employee safety and health documents, and that the Company denied the Union access to the minimill. The Company believes that it possesses meritorious defenses to such unfair labor practice charges. The settlement agreement, or a finding by the NLRB that the Company engaged in unfair labor practices with respect to any charges not covered by a settlement agreement, may result in the strengthening of the strikers' commitment to their negotiating position, the work stoppage and the corporate campaign. Any hardening of the strikers' positions could affect the length of the strike and the resolution of the labor contract disputes. The settlement agreement or an adverse decision by the NLRB on the outstanding charges could also delay and impair the Company's labor initiatives because the Company would be unable to implement all or part of its last proposed labor agreement until it returned to the bargaining process and remedied the unfair labor practices, and until such time as either an agreement with the Union was ratified or impasse in the bargaining process was reached. The determination of impasse is strictly dependent on the facts of each individual case. The Company has not made a determination that it is at impasse and any such determination would be subject to review by the NLRB. If the Company were to implement its last proposed labor agreement and the NLRB were to subsequently find that the Company had engaged in unfair labor practices, the Company would be liable to make employees economically whole with respect to those labor agreement provisions that adversely affected such workers since the Company could not have been at impasse if it were found to have bargained in bad faith.

  Under current Federal labor law, a company is not subject to back-pay liabilities even if the NLRB determines that the company has engaged in an unfair labor practice, unless the company has failed to reemploy striking workers who have made an unconditional offer to return to work. Since the strike began, the Company has permitted any striking employee who wished to return to his job upon the terms of the expired contract the opportunity to do so (and the temporary replacement workers have been operating under the terms of the expired contract). Since the Company has not replaced any of the striking workers with permanent replacement employees and has not implemented any of its proposed contract terms, a return of striking workers, upon the terms of the expired contract, would have no financial effect on the Company's operations, although it could disrupt operations for a time.

  In August 1993 the Union announced a corporate campaign designed to bring pressure on the Company from individuals and institutions with direct financial or other interests in the Company. Although the Company believes the corporate campaign has not had, and is not expected to have, an effect on its operations, the potential impact of such a campaign is difficult to assess. See "Business--Strike and Impact Upon the Company."

RECENT LOSSES

  The Company reported net losses of $6.2 million for fiscal 1993, $1.4 million for fiscal 1992 and $4.6 million for fiscal 1991. These net losses are primarily due to recessionary declines in demand for and the selling prices of shapes, customer resistance to surface rust on the Company's product (which affected fiscal 1990 to 1992 results) and the recent labor strike by the Union (which affected fiscal 1993 results). The Company reported a loss of $1.0 million for the first quarter of fiscal 1994, compared to net income before extraordinary gain of $0.3 million for the first quarter of fiscal 1993, as a result of shape prices lagging the increases in the price of scrap. The Company has net operating loss carryforwards ("NOLs") totalling $310 million which will expire in varying amounts through fiscal 2008. In addition, the Company has $30.2 million of future tax benefits attributable to its tax benefit transfer lease (the "Tax Lease Agreement") which may, to the extent of taxable income in the year such tax benefit is produced, be utilized prior to the NOLs. Although the Company believes it will be profitable in the future and will be able to realize the benefit of a portion of the NOLs, under the method of accounting for income taxes for financial reporting purposes adopted by the

Company in the first quarter of fiscal 1994, the Company has established a valuation allowance for all of these net deferred tax assets due to its cumulative losses in recent years. The Company believes that a combination of economic recovery, the elimination of the surface rust problem, and the diminishing impact of the strike will improve the Company's results of operations; however, there can be no assurance that the Company will return to profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Due to the unusual severity of the weather in much of the midwestern United States, particularly in the Company's Chicago and Pittsburgh markets, the Company's tons shipped in

January and February 1994 are expected to be slightly below the average monthly shipments in the first quarter of fiscal 1994.

DECLINING STEEL SALES

  From fiscal 1989 through fiscal 1992, the Company experienced year to year decreases in net sales. In fiscal 1991 the Company decided to reduce its melting capacity by discontinuing the operation of one of its two electric furnaces and ceasing the practice of exporting large quantities of billets. In prior years, billet sales contributed small margins; however, the margins on billet sales virtually disappeared as a result of worldwide market conditions in late 1990. The Company's decision to stop producing billets for export resulted in a decline in sales of approximately $40 million. The idled electric furnace affords the Company significant additional melting capacity in the event the Company improves or expands its rolling mill operations or the Company elects to re-enter the billet market as a major producer; however, the Company has no immediate plans to do so.

  Shape shipments and selling prices decreased from 1989 through 1992. Shipments decreased due to the decline in the economy and customer resistance to excessive surface rust on the Company's products. In addition to the effect of a declining economy, selling prices also fell in response to declining scrap prices (the principal raw material used by the Company), and as a result of discounts offered by the Company to sell products that had excessive surface rust. Due to an improving economy and the Company's elimination of excessive surface rust from its products, shape shipments improved in fiscal 1993. Shape shipments increased 11.5% in the first fiscal quarter of fiscal 1994 compared to the same period of fiscal 1993. If a declining trend were to resume, the Company's results of operations, liquidity and capital resources would be adversely affected, particularly if the Company were unable to offset the decrease in sales with scrap and operating cost reductions. Furthermore, since the Company's plans to reduce its costs through labor savings and capital expenditures are partly dependent on increased levels of production, a decline in steel sales could affect the Company's ability to fully realize such cost savings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sales."

CYCLICAL INDUSTRY AND SENSITIVITY TO ECONOMIC CONDITIONS

  The demand for steel is cyclical in nature and is sensitive to trends in commercial and industrial construction and general economic conditions. In addition, excess production in the structural steel industry has resulted in pressure on industry profit margins. Future economic downturns may adversely affect the Company.

COMPETITION

  The Company competes with a number of domestic minimills in each of its four stocking locations. The domestic minimill steel industry is characterized by vigorous competition with respect to price, quality and service, as well as competition to achieve technological advancements that would allow a minimill to produce higher quality products or lower its production costs. In addition, excess production capacity in the domestic minimill steel industry has resulted in competitive product pricing and continued pressures on industry profit margins. As of the date of this Prospectus, the domestic minimill steel industry's capacity utilization rate is approximately 90%. The high fixed costs of operating a steel minimill encourage minimill operators to maintain high levels of output, regardless of levels of demand, which exacerbates the pressures on industry profit margins. Several domestic minimills which are competitors of the Company have financial resources substantially greater than those available to the Company.

  The domestic steel industry has historically faced significant competition from foreign steel producers, particularly in the 1980's when exchange rates and the domestic demand for steel products made the United States an attractive market for such producers. Although domestic minimills have experienced little competition from foreign producers in recent years due to the cost competitiveness of domestic minimills, there can be no assurance that foreign competition will not increase in the future, which could adversely affect the Company's operating results. See "Business--Competition."

VOLATILITY IN RAW MATERIAL COSTS AND FLUCTUATIONS IN ENERGY COSTS

  The market for steel scrap, the principal raw material used in the Company's operations, is highly competitive and subject to price volatility influenced by periodic shortages (due to increased demand by foreign and domestic users), freight costs, speculation by scrap brokers and other market conditions largely beyond the Company's control. Although the domestic minimill industry attempts to maintain its profit margin by increasing the price of its finished products in response to fluctuations in scrap costs, increases in the prices of finished products often do not fully compensate for such scrap price increases and generally lag several months behind increases in steel scrap prices, thereby restricting the ability of minimill producers to recover higher raw material costs. While the Company was able to increase shape prices several times during fiscal 1993 and the first quarter of fiscal 1994, these price increases still lagged the increases in scrap prices. For fiscal 1993, metal margin (the difference between shape selling price and scrap cost) was at its lowest level since fiscal 1986. The Company has not experienced any improvement in metal margin in early fiscal 1994 as scrap prices have continued to increase. During periods of declining steel prices, declines in scrap prices may not be as significant as declines in steel prices and, likewise, a decline in scrap prices may cause a decline in shape and billet prices. See "Business--Raw Materials."

  The Company's manufacturing process consumes large amounts of electricity and natural gas. A significant increase in the Company's electricity costs or in the price of natural gas would have an adverse impact on the Company's cost structure. The Company's energy costs, including electricity and natural gas, increased by $2.0 million in fiscal 1993 compared to fiscal 1992, but are expected to increase by approximately $0.6 million in fiscal 1994 compared to fiscal 1993. The Company's operating results would be adversely affected to the extent it is unable to pass such higher energy costs on to its customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Other Comments--Inflation" and "Business--Energy."

ABSENCE OF A PUBLIC MARKET FOR THE FIRST MORTGAGE NOTES

  The First Mortgage Notes comprise a new issue of securities for which there is currently no market. The Underwriter has informed the Company that it currently intends to make a market in the First Mortgage Notes. However, the Underwriter is not obligated to do so, and any such market making may be discontinued at any time without notice. If the First Mortgage Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the First Mortgage Notes or at what prices the First Mortgage Notes will trade.

CERTAIN LIMITATIONS ON THE SECURITY FOR THE FIRST MORTGAGE NOTES

  The First Mortgage Notes will be secured by a first priority security interest, subject to certain exceptions, in substantially all unencumbered existing and future real and personal property, fixtures, machinery and equipment (including certain operating equipment classified as inventory) of the Company and the proceeds thereof, whether existing or hereafter acquired, but excluding inventory and accounts receivable which have been pledged to secure the Credit Facility and a purchase money facility relating to the Tulsa stocking location (the "Collateral"). No appraisals of any of the Collateral have been prepared by or on behalf of the Company. At December 31, 1993, the net book value of the Collateral was approximately $80.4 million. There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture and the Security Documents following an acceleration after an Event of Default under the Indenture would be sufficient with respect to amounts owed with respect to the First Mortgage Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral will be able to be sold in a short period of time, even if it is saleable. In addition, the ability of the Collateral Agent to realize upon the Collateral may be subject to certain bankruptcy law and fraudulent conveyance limitations in the event of a bankruptcy. See "Description of the First Mortgage Notes--Security" and "-- Certain Bankruptcy Limitations." In addition, the Trustee for the First Mortgage Notes will enter into an intercreditor agreement with Chemical Bank, the agent for the lenders under the Credit Facility, that may delay the sale of the property subject to the lien of the Indenture and the Security Documents in order to permit the orderly sale of the property securing the Credit Facility and the purchase money facility relating to the Tulsa stocking location.

  Certain of the Company's property comprising the Collateral under the Security Documents is subject to the Tax Lease Agreement. Pursuant to the Tax Lease Agreement, the Company effectively transferred in 1981 the Federal income tax benefits normally associated with the ownership of such property to an unaffiliated third party. Pursuant to a separate agreement, the Trustee under the Indenture (i) will release the Federal income tax ownership of such property from the security interest and lien created by the Indenture and the Security Documents until the expiration of the Tax Lease Agreement in 1996,
(ii) will agree to take or refrain from taking certain actions in an attempt to ensure that any disposition upon a foreclosure of the property would not constitute a "disqualifying event" within the meaning of the regulations promulgated under the applicable section of the Internal Revenue Code as in effect prior to the enactment of the Tax Equity and Fiscal Responsibility Act of 1982 (the "Old Code") and (iii) will agree that subsequent transferees shall be required to consent to similar limitations. As a consequence, the Tax Lease Agreement and such release agreement may have the effect of reducing the value of the property, restricting the number of persons eligible to purchase the property and delaying the sale of the property if it were to be sold in a foreclosure proceeding. The Tax Lease Agreement expires on November 11, 1996. Voest-Alpine International Corporation ("V.A.I.C."), a wholly-owned subsidiary of Voest-Alpine, through its ownership of Class C Common Stock, and Howard M. Meyers, through his voting control of the Class B Common Stock, each have the right to prevent certain transactions affecting the Collateral, including, among others, liquidation, certain mergers and the sale of the assets subject to the Tax Lease Agreement which, in each case, could result in the loss of tax benefits by the unaffiliated third party under the Tax Lease Agreement. See "Certain Related Party Transactions--Tax Benefit Transfer Lease Agreement" and "Description of the First Mortgage Notes."

  The real and chattel mortgages securing the 14.75% Notes were filed under then applicable Louisiana law in the public records of three parishes of the State of Louisiana. The Company's obligations under the 14.75% Notes and the related real and chattel mortgages are being satisfied and discharged through defeasance. Therefore, releases of these obligations will be filed in each of these three parishes. It is the practice of one or more of such parishes to require physical delivery of the cancelled notes to evidence payment under certain circumstances. If one or more of these parishes determines that physical delivery of cancelled notes is required to release the obligations under the 14.75% Notes despite that the real and chattel mortgages securing the 14.75% Notes on file in such parishes will not secure any obligations of the Company after defeasance, the trustee for the 14.75% Notes will file in such parishes on the closing date acts of subordination to subordinate for the public record such mortgages to a junior status relative to the mortgages securing the First Mortgage Notes. At the completion of the redemption process for the 14.75% Notes, the cancelled notes will be delivered to the clerks of such parishes for the recordation of releases of such defeased mortgages.

LIMITATIONS ON ABILITY TO PURCHASE THE FIRST MORTGAGE NOTES FOLLOWING A CHANGE OF CONTROL

  A Change of Control could constitute a default under the Credit Facility. If a Change of Control were to occur, the Company might be unable to repay all of its obligations under the Credit Facility, to purchase all of the First Mortgage Notes tendered and to repay other indebtedness that may become payable upon the occurrence of a Change of Control. See "Description of the First Mortgage Notes--Change of Control."

COST OF COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

  The Company is subject to various Federal, state and local laws and regulations, including, among others, the Clean Air Act, the 1990 amendments to the Clean Air Act (the "1990 Amendments"), the Resource Conservation and Recovery Act, the Clean Water Act and the Louisiana Environmental Quality Act, and the regulations promulgated in connection therewith, concerning the discharge of contaminants which may be emitted into the air and discharged into the waterways, and the disposal of solid and/or hazardous waste such as electric arc furnace dust. The Company has spent substantial amounts to comply with these requirements, and the 1990 Amendments may require significant additional expenditures for air pollution control.

  The Company's minimill is classified, in the same manner as similar steel mills in the industry, as generating hazardous waste due to the production of dust that contains lead, cadmium and chromium in the melting operation. In the event of a release of a hazardous substance generated by the Company, the Company could be potentially responsible for the remediation of contamination associated with such a release.

  In the past, the Company's operations in some respects have not met all of the applicable standards promulgated pursuant to such environmental laws and regulations. Although the Company believes that it is presently in compliance in all material respects with the requirements of all relevant governmental agencies in respect of environmental matters, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs in the future to comply with such requirements. See "Business--Environmental Matters."

VOTING CONTROL

  Bayou Steel Properties Limited ("BSPL"), formerly RSR Steel Corporation, owns 100% of the Class B Common Stock of the Company and currently has the voting power to elect approximately 60% of the Company's Board of Directors, entitling BSPL to elect four of the seven directors on the Board of Directors, and to cast a maximum of 60% of the votes on all other matters, subject to certain class voting rights in favor of the holders of Class C Common Stock. Howard M. Meyers, Chairman of the Board and Chief Executive Officer of the Company, owns a majority of the common stock of BSPL and thus, through BSPL, controls the Company. As a result of this voting power, the holder of the Class B Common Stock can determine or significantly influence the outcome of various matters submitted to stockholders for approval, including, among others, mergers, sales and acquisitions involving the issuance of additional shares of the Company's capital stock. The Board of Directors of the Company has approved the merger of BSPL with and into the Company pursuant to which the number of shares of the Company's Class B Common Stock currently held by BSPL will be issued to the shareholders of BSPL in the same proportion as they currently hold the shares of BSPL. The merger is subject to stockholder approval. See "Principal Stockholders."

                                USE OF PROCEEDS

  The net proceeds from the sale of the First Mortgage Notes offered hereby are estimated at approximately $72.8 million. The Company intends to apply the net proceeds from the sale of the First Mortgage Notes as follows: (i) approximately $55.8 million to redeem or defease the $48.9 million principal amount of 14.75% Notes outstanding (which bear interest at a rate of 14.75% per annum with a final principal installment due March 15, 1998) including the premium of approximately $4.0 million and interest of approximately $3.0 million thereon; (ii) approximately $4.9 million to pay borrowings under the Credit Facility (which are floating rate obligations and bear interest at a rate of 5.26% per annum as of December 31, 1993 and mature on November 30,
1996); (iii) to implement a two-year, $8.6 million capital expenditure program; and (iv) the remainder for general corporate purposes, including working capital, other capital improvements and possible acquisitions. The Company has from time to time considered acquisitions of other businesses and may in the future continue to explore acquisition opportunities. However, the Company is not presently engaged in negotiations regarding any acquisition. Until used for the purposes set forth in clause (iv), the Company will invest the remaining net proceeds in short-term, interest-bearing securities. $39.9 million principal amount of the 14.75% Notes outstanding will be redeemed shortly after the date of this Offering; the remaining $9.0 million principal payment will be redeemed at a scheduled mandatory redemption date in March 1994. All of the 14.75% Notes outstanding will be legally defeased upon consummation of the sale of the First Mortgage Notes offered hereby.

  As set forth in clause (iii) above, the Company intends to use $8.6 million of the proceeds of the Offering to implement the construction of the following projects over the next two years: (a) an automobile shredder, (b) a steel straightener, (c) an off-line sawing system and conveyor, (d) a second overhead crane and (e) a shipping bay rail spur. For a more detailed description of the Company's capital expenditure program, see "Business--Strategy--Capital Improvements."

                                 CAPITALIZATION

  The following table sets forth the cash and cash equivalents, current maturities of long-term debt and capitalization of the Company as of September 30, 1993, and as adjusted to reflect the sale of the First Mortgage Notes offered hereby and the application of the net proceeds as described under "Use of Proceeds." This information should be read in conjunction with the Company's Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                          SEPTEMBER 30, 1993
                                                       -----------------------
                                                        ACTUAL     AS ADJUSTED
                                                       --------    -----------
                                                          (IN THOUSANDS)
Cash and cash equivalents............................. $    518(1)  $ 14,639
                                                       ========     ========
Current maturities:
  14.75% Notes........................................ $  9,000(2)  $      0
  Revolving credit facility...........................    4,000(3)         0
  Other notes payable.................................      282(4)       282
                                                       --------     --------
    Total current maturities.......................... $ 13,282     $    282
                                                       ========     ========
Long-term debt, less current maturities:
  First Mortgage Notes................................ $      0     $ 75,000
  14.75% Notes........................................   39,900(2)         0
  Other notes payable.................................    1,635(4)     1,635
                                                       --------     --------
    Total long-term debt.............................. $ 41,535     $ 76,635
                                                       --------     --------
Stockholders' equity:
  Common stock, $.01 par value--
   Class A, 24,271,127 authorized and 10,613,380
    outstanding....................................... $    106     $    106
   Class B, 4,302,347 authorized and 2,271,127
    outstanding.......................................       23           23
   Class C, 100 authorized and outstanding............        0            0
                                                       --------     --------
    Total common stock................................ $    129     $    129
Paid-in capital.......................................   44,891       44,891
Retained earnings.....................................   16,212       10,181(5)
                                                       --------     --------
  Total stockholders' equity.......................... $ 61,231     $ 55,201
                                                       --------     --------
Total Capitalization.................................. $102,766     $131,836
                                                       ========     ========

- --------
(1) As of December 31, 1993, the Company had $3.1 million of cash.
(2) As of December 31, 1993, there were $48.9 million of the 14.75% Notes outstanding, of which $39.9 million was classified as long-term debt. During fiscal 1993, the Company repurchased $11.1 million principal amount of 14.75% Notes at an aggregate cost of $10.4 million.
(3) The Credit Facility provides for a revolving credit commitment until November 30, 1996 in the amount of $30.0 million. As of December 31, 1993, $5.9 million was outstanding under the Credit Facility.
(4) As of December 31, 1993, outstanding amounts under other notes payable (current and long-term) was $1.3 million.
(5) The reduction in retained earnings reflects the $3.99 million prepayment cost to redeem $39.9 million of the 14.75% Notes, the write-off of the $1.0 million unamortized debt issuance costs related thereto and $1.0 million of interest charges relating to the 14.75% Notes.

                            SELECTED FINANCIAL DATA

  Set forth below is selected financial information for the Company since 1987, the Company's first full year of operations following the acquisition of the Company from Voest-Alpine. The following selected financial data is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto included elsewhere herein. The financial data as of and for each of the years in the seven-year period ended September 30, 1993 have been derived from the Company's audited Financial Statements. The financial data for interim periods presented have been derived from financial statements which are unaudited. Results for the interim periods are not necessarily indicative of results for a full year.

                                               AS OF AND FOR YEARS ENDED SEPTEMBER 30,
                          -------------------------------------------------------------------------------
                            1993         1992        1991        1990        1989      1988        1987
                          --------     --------    --------    --------    --------  --------    --------
                              (DOLLARS IN THOUSANDS, EXCEPT RATIO AND PER TON DATA)
INCOME STATEMENT DATA:
 Net Sales..............  $136,008     $119,772    $131,271(1) $183,563    $208,962  $189,849    $134,729
 Cost of Sales..........   128,033      109,116     124,436     170,998     187,132   152,148     117,997
                          --------     --------    --------    --------    --------  --------    --------
 Gross Profit...........     7,975       10,656       6,835      12,565      21,830    37,701      16,732
 Selling, General and
  Administrative........     3,986        4,071       4,125       4,582       4,323     4,409       4,249
 Non-Production Strike
  Expenses..............     3,162(2)       --          --          --          --        --          --
                          --------     --------    --------    --------    --------  --------    --------
 Operating Income.......       827        6,585       2,710       7,983      17,507    33,292      12,484
 Interest Expense.......    (8,261)      (8,977)     (8,821)     (9,514)    (11,131)   (9,639)     (9,445)
 Interest Income........       193          486         638       1,850       1,540       649          61
 Miscellaneous..........       502          554         902       1,380(3)      421      (734)         88
                          --------     --------    --------    --------    --------  --------    --------
 Income (Loss) Before
  Taxes.................    (6,739)      (1,352)     (4,571)      1,699       8,337    23,568       3,188
 Provision (Benefit) for
  Income Taxes..........       --           --          --         (116)        281       237         --
                          --------     --------    --------    --------    --------  --------    --------
 Income (Loss) Before
  Cumulative Effect of
  Accounting Change and
  Extraordinary Gain....    (6,739)      (1,352)     (4,571)      1,815       8,056    23,331       3,188
 Cumulative Effect on
  Prior Years of
  Accounting Change.....       --           --          --       (1,572)        --        --          --
 Extraordinary Gain.....       585          --          --          --          --        --          --
                          --------     --------    --------    --------    --------  --------    --------
 Net Income (Loss)......  $ (6,154)    $ (1,352)   $ (4,571)   $    243    $  8,056  $ 23,331(4) $  3,188(4)
                          ========     ========    ========    ========    ========  ========    ========
BALANCE SHEET DATA:
 Working Capital........  $ 32,389     $ 57,167    $ 57,532    $ 64,386    $ 77,266  $ 74,478    $ 34,142
 Total Assets...........   138,280      149,381     148,669     162,411     165,518   162,098     110,867
 Total Debt.............    54,817       62,057      62,355      67,440      66,364    66,021      61,020
 Stockholders' Equity...  $ 61,231     $ 67,385    $ 68,737    $ 73,308    $ 73,064  $ 65,008    $    274
OTHER PERTINENT DATA:
 EBITDA:
 Actual(5)..............  $  6,530     $ 11,448    $  7,415    $ 11,767    $ 21,548  $ 36,071    $ 15,348
 Adjusted...............     9,694(6)    11,047(7)    8,503(7)   14,324(7)   21,548    36,071      15,348
 Ratio of Earnings to
  Fixed Charges(8)......      0.22(9)      0.85(9)     0.49(9)     1.15        1.66      3.28        1.32
 Ratio of EBITDA to Net
  Interest Expense......      0.80         1.33        0.88        1.50        2.14      3.92        1.64
 Ratio of Adjusted
  EBITDA to Net Interest
  Expense...............      1.18         1.28        1.01        1.83        2.14      3.92        1.64
 Ratio of EBITDA to
  Proforma Interest
  Expense...............      0.80
 Ratio of Adjusted
  EBITDA to Pro Forma
  Net Interest Expense..      1.19(10)
 Sources and Uses of
  Cash Flows:
 Net Cash (Used in)
  Provided by
  Operations............      (867)       3,659       5,614      11,559      (1,866)   15,743      (5,601)
 Net Cash (Used in)
  Investing Activities..    (3,184)      (3,235)     (7,374)    (11,519)     (9,001)   (9,728)     (3,795)
 Net Cash (Used in)
  Provided by Financing
  Activities............    (6,580)        (299)     (5,126)      1,087         211    21,320       2,786
 Net Tons Shipped:
 Shapes.................   403,274      372,943     381,069     411,660     425,376   504,228     405,425
 Billets................    59,604       31,962      43,557(1)  216,790     247,815    93,645     102,361
 Average Selling Price
  Per Ton:
 Shapes.................  $    300     $    296    $    307    $    320    $    345  $    333    $    271
 Billets................       209          204         210         226         235       216         200
 Capital Expenditures...  $  3,184     $  3,235    $  7,374    $ 11,519    $  9,001  $  9,728    $  3,795
 Depreciation and
  Amortization..........  $  4,616     $  4,309    $  3,803    $  3,976    $  3,620  $  3,513    $  2,776
 Average Number of
  Employees.............       455(11)      495         547         654         685       673         636
 Tons Shipped Per
  Employee..............     1,017          818         776         961         983       888         798

                                                   (footnotes on following page)

                                                           AS OF AND FOR THE
                                                             FIRST QUARTER
                                                            ENDED DECEMBER
                                                                  31,
                                                           --------------------
                                                             1993        1992
                                                           --------    --------
INCOME STATEMENT DATA:
 Net Sales...............................................  $ 36,778    $ 31,833
 Cost of Sales...........................................    34,558      28,199
                                                           --------    --------
 Gross Profit............................................     2,220       3,634
 Selling, General and Administrative.....................       890       1,081
 Non-Production Strike Expenses..........................       399(2)      --
                                                           --------    --------
 Operating Income........................................       931       2,554
 Interest Expense........................................    (1,885)     (2,225)
 Interest Income.........................................        20          52
 Miscellaneous...........................................       (40)        (35)
                                                           --------    --------
 Income (Loss) Before Taxes..............................      (973)        347
 Provision (Benefit) for Income Taxes....................       --          --
                                                           --------    --------
 Income (Loss) Before Cumulative Effect of Accounting
  Change and Extraordinary Gain..........................      (973)        347
 Cumulative Effect on Prior Years of Accounting Change...       --          --
 Extraordinary Gain......................................       --          755
                                                           --------    --------
 Net Income (Loss).......................................  $   (973)   $  1,102
                                                           ========    ========
BALANCE SHEET DATA:
 Working Capital.........................................  $ 31,198    $ 53,874
 Total Assets............................................   142,411     142,431
 Total Debt..............................................    56,144      57,514
 Stockholders' Equity....................................  $ 60,258    $ 68,487
OTHER PERTINENT DATA:
 EBITDA:
  Actual(5)..............................................  $  2,142    $  4,553
  Adjusted...............................................     2,142       3,798
 Ratio of Earnings to Fixed Charges(8)...................       .50        1.14
 Ratio of Adjusted EBITDA to Net Interest Expense........      1.14        1.74
 Ratio of Adjusted EBITDA to Pro Forma Net Interest Ex-
  pense..................................................      1.05        1.86
 Net Tons Shipped:
  Shapes.................................................   103,168      92,487
  Billets................................................    13,375      18,488
 Average Selling Price Per Ton:
  Shapes.................................................       321         295
  Billets................................................       224         202
 Capital Expenditures....................................  $    414    $  1,187
 Depreciation and Amortization...........................     1,250       1,278
 Average Number of Employees.............................       459         489
 Tons Shipped Per Employee...............................       254         227

- --------
 (1) In fiscal 1991 the Company decided to reduce its melting capacity by discontinuing the operation of one of its two electric furnaces and ceasing the practice of exporting large quantities of billets. In prior years, billet sales contributed small margins; however, the margins on billets sales virtually disappeared as a result of worldwide market conditions in late 1990. The Company believes its decision to stop producing large quantities of billets for export resulted in a decline in sales of approximately $40 million.
 (2) In the first quarter of fiscal 1994 and in fiscal 1993, Non-Production Strike Expenses includes $0.4 million and $3.2 million, respectively, in expenses for security, legal matters and other services related to the strike.
 (3) In fiscal 1990, Miscellaneous includes income in connection with a favorable settlement of a lawsuit for $1.3 million.
 (4) In fiscal 1988 and 1987, income applicable to common shares after accretion and dividends accrued on preferred stock was $19.8 million and $0.5 million, respectively.
 (5) EBITDA represents earnings before interest, taxes, depreciation and amortization, and is calculated as net income plus interest, taxes, depreciation and amortization. EBITDA provides additional information for determining the Company's ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income, any other measure of performance as determined by generally accepted accounting principles, as an indicator of operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. Each of the Indenture and the Credit Facility include covenants that are identical to the Ratio of EBITDA to Net Interest Expense and restrict the Company's level of indebtedness. See "Description of the First Mortgage Notes--Certain Covenants--Limitations on Indebtedness" and "Description of Certain Indebtedness--Credit Facility." See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.
 (6) The adjustment to fiscal 1993 EBITDA relates to production and non-production strike expenses, as well as an extraordinary gain. First, reduced production affected the fixed charge component of the inventory produced during the initial phases of the strike. Since the Company produced approximately 27,000 fewer tons in the melt shop and approximately 30,000 fewer tons in the rolling mill than it normally produced in comparable prior periods, the cost of each ton of inventory produced during that period included a higher amount of fixed costs. As the inventory produced during this period was sold, the allocation of fixed charges to the cost of that inventory resulted in higher cost of sales for fiscal 1993 of $1.2 million, which increased cost has been eliminated in the Adjusted EBITDA. This adjustment does not reflect increased consumption of materials during the period of training new employees nor does it reflect lost sales attributable to a lack of inventory caused by the temporary decrease in production, both of which the Company believes were significant. Second, the Company incurred $3.2 million in Non-Production Strike Expenses in fiscal 1993. The Company has eliminated $2.6 million of the $3.2 million of Non-Production Strike Expenses in the Adjusted EBITDA. The Company has not eliminated $0.6 million of Non-Production Strike Expenses which represents the recurring portion of such expenses for the six-month period commencing April 1, 1993 (approximately the date of the strike's commencement) at the rate of $100,000 per month. Third, the Company's extraordinary gain of $0.6 million (which arose principally from the repurchase of the Company's 14.75% Notes at favorable prices) has similarly been eliminated in Adjusted EBITDA.

 (7) The adjustment relates to the write-down to market of various shape inventories and costs associated with remedying customer complaints related to products with rust. The rust problem was eliminated in 1992 with the construction of the Company's warehouse and by the implementation of certain product spraying techniques. In fiscal 1992, 1991 and 1990, the adjustments to EBITDA for the rust problem were ($0.4) million, $1.1 million, and $1.0 million, respectively. The adjustments to fiscal 1992, 1991 and 1990 EBITDA do not include the effect on EBITDA of lost sales due to surface rust, which the Company believes was significant. In fiscal 1990, the adjustment to EBITDA includes the elimination of the $1.6 million charge relating to Cumulative Effect on Prior Years of Accounting Change. The adjustment to the first quarter fiscal 1993 EBITDA relates to the Company's extraordinary gain of $0.8 million (which arose principally from the repurchase of the Company's 14.75% Notes at favorable prices). This extraordinary gain has been eliminated in the Adjusted EBITDA.
 (8) For purposes of computing the ratio of earnings to fixed charges (a) earnings consist of income before the cumulative effect of an accounting change, and income taxes plus fixed charges (excluding capitalized interest) and (b) fixed charges consist of interest expense, including capitalized interest, and amortization of debt expense.
 (9) In fiscal 1993, 1992 and 1991, earnings were inadequate to cover fixed charges by $6.9 million, $1.5 million, and $4.8 million, respectively.
(10) The ratio of Adjusted EBITDA to Pro Forma Net Interest Expense has been calculated assuming the completion of the Offering and the application of the proceeds therefrom on the first day of fiscal 1993 and at an assumed interest rate of 11%. The effect on earnings or net income of a 1/8 percent variance in the interest rate would be approximately $94,000.

(11) In fiscal 1993, the Company utilized approximately 60 outside contractors working for six months who were not employees of the Company but which are included in the weighted average number of employees. In the first quarter of fiscal 1994, the Company utilized approximately 38 outside contractors who were not employees of the Company but which are included in the weighted average number of employees.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

FIRST QUARTER FISCAL 1994 COMPARED TO FIRST QUARTER FISCAL 1993

  The Company's net sales increased by 15.5% in the first quarter of fiscal 1994 as compared to the first quarter of fiscal 1993 due primarily to an 11.5% increase in shape shipments. Nonetheless, the Company's results were affected by a reduction in the metal margin for the period. Metal margin is the spread between the selling price of the Company's products and the cost of scrap metal, the Company's principal raw material. The average shape metal margin was $14 per ton lower in the first quarter of fiscal 1994 than the comparable prior year quarter. Consequently, the Company reported a net loss of $1.0 million in the first quarter of fiscal 1994 and $0.3 million net income before extraordinary gain in the comparable prior year quarter. The $14 decline in average shape metal margin since the first quarter of fiscal 1993 is the result of rapid increases in the price of scrap metal, which the Company was unable to offset completely with price increases in its finished steel products. By the end of the first quarter of fiscal 1994, however, the Company had implemented price increases to increase the metal margin by $6 per ton over the average metal margin for the first quarter of fiscal 1994. As a result of the price increases that occurred in the first quarter of fiscal 1994, the metal margin was close to the Company's ten-year historical average. The Company's conversion costs--the cost of converting scrap metal into finished products-- decreased by $6 per ton in the first quarter of fiscal 1994 compared to the same period of fiscal 1993. Non-production strike expenses, which related to security and legal expenses associated with the strike, amounted to $0.4 million in the first quarter in fiscal 1994.

  The following table sets forth shipment and sales data for the periods indicated:

                                                                 THREE MONTHS
                                                                ENDED DECEMBER
                                                                     31,
                                                               ----------------
                                                                 1993    1992
                                                               -------- -------
   Shape Shipment Tons........................................  103,168  92,487
   Average Shape Selling Price Per Ton........................ $    321 $   295
   Billet Shipment Tons.......................................   13,375  18,488
   Average Billet Selling Price Per Ton....................... $    224 $   202
   Net Sales (in thousands)................................... $ 36,778 $31,833

SALES

  Net sales increased in the first quarter of fiscal 1994 by 15.5% compared to the same period of fiscal 1993. The increases were the result of increasing shape shipments and prices.

  Shapes. The 11.5% increase in shape shipments in the first quarter of fiscal 1994 compared to the same period of fiscal 1993 is attributable to an improving economy and improved product mix and availability. Export shipments accounted for 6.8% and 7.1% of shape sales in the first quarters of fiscal 1994 and 1993, respectively. The first quarter is normally the slowest shipping period. Backlog of orders at December 31, 1993 is 42% higher than a year earlier.

  Shape prices increased by 8.8% in the first quarter of fiscal 1994 compared to the same period of fiscal 1993. These higher prices were primarily in response to sharp increases in raw material costs; however, the price increases only partially offset the raw material increases. While the Company was able to increase shape prices several times during the most recent fiscal quarter, the shape price increases lagged the increases in scrap prices. However, by December 31, 1993 the increases in selling prices exceeded the scrap price increases during the quarter by $2 per ton. The Company's efforts to replenish the inventories used during the early stage of the strike had a positive impact on price realization. The Company has announced another price increase effective February 1, 1994 of $10 per ton. Although it is uncertain that this increase will be accepted in the market, several competitors have supported the proposed increase.

  Billets. Shipments of billets, the Company's semi-finished product, decreased 5,113 tons in the first quarter period of fiscal 1994 compared to the same period of fiscal 1993 due to lack of availability of billets for sale. More billets were used in the Company's rolling mill due to higher production levels, resulting in fewer billets available for customers. The overall selling price of billets increased in the first quarter of fiscal 1994 compared to the same period of fiscal 1993 by 10.9%, or $22 per ton, due to increasing raw material costs. However, the average billet metal margin was $18 per ton lower in the first quarter of fiscal 1994 than the comparable quarter in fiscal 1993. Since billet prices for a major billet customer are related to prior month's scrap prices, the Company expects margins to improve once scrap prices stabilize or decrease.

COST OF SALES

  The major component of cost of sales is scrap. In the first quarter of fiscal 1994, average steel scrap cost was approximately $40 per ton higher than average steel scrap cost for the first quarter of fiscal 1993. Increases in foreign and domestic demand, due to an improving economy and increased steel mill utilization, caused the scrap prices to increase. The average shape metal margin for the first quarter of fiscal 1994 was $14 per ton lower than the same period of fiscal 1993.

  Another significant portion of cost of sales is conversion costs, which include labor, energy, maintenance materials and supplies used to convert raw materials into billets and billets into shapes. Conversion costs per ton in the first quarter of fiscal 1994 compared to the same period of fiscal 1993 decreased by $6 per ton. The primary decrease in conversion costs was due to the reduced per ton fixed costs resulting from increased production. In the first quarter of fiscal 1993, the Company's melt shop was operating six days per week. In the first quarter of fiscal 1994, the Company's melt shop was operating seven days per week. The Company's productivity in the first quarter of fiscal 1994 was 98% and 108% of the prior year comparable quarter in the melt shop and rolling mill, respectively.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

  Selling, general and administrative expenses decreased by 17.6% or $191,000 in the first quarter of fiscal 1994 compared to the first period of fiscal 1993 due to reductions in collection expenses, travel, legal and consulting fees.

NON-PRODUCTION STRIKE EXPENSES

  Strike related expenses were $399,000 for the first quarter of fiscal 1994. December strike expenses were $79,000. Given the same level of strike related activity, the Company expects that future strike-related costs will not exceed $100,000 per month in subsequent periods. Most of these expenses are directed towards legal and security costs.

OTHER INCOME (EXPENSE)

  Interest expense decreased in the first quarter of fiscal 1994 compared to the same periods of fiscal 1993 due to the Company purchasing $11.1 million of its 14.75% Notes in fiscal 1993. The Company accrued interest on the remainder of the 14.75% Notes in the first quarter of fiscal 1994 at a rate of 14.75%. In the first quarter of fiscal 1993, interest was accrued at a rate of 15.29% which was subsequently adjusted down to an annual rate of 14.75%. Interest income decreased in the first quarter of fiscal 1994 compared to the same period of fiscal 1993 due to lower cash balances and lower interest rates on investments. Miscellaneous expenses were approximately the same in both quarters.

NET LOSS

  The net loss of $1.0 million for the first quarter of fiscal 1994 was primarily due to the increases in shape selling prices lagging behind the increases in scrap cost, and, to a lesser extent, the non-production strike expenses. By the end of the first quarter, increases in shape prices exceeded the increases in scrap prices which occurred during the quarter; however, the metal margin is still lower than the prior year comparable quarter.

FISCAL 1993, 1992 AND 1991 YEAR TO YEAR COMPARISONS


  The Company reported a net loss of $6.2 million in fiscal 1993. The 1993 net loss was primarily caused by the strike and by sharp increases in scrap costs. The strike has adversely affected the Company in four ways. First, as of November 30, 1993, the Company has incurred approximately $3.5 million in out-of-pocket expenses for security, legal, and other services related to the strike ($2.5 million of which was incurred during the first three months of the strike). Second, a reduction in production of approximately 27,000 tons in the melt shop and approximately 30,000 tons in the rolling mill during the initial phases of the strike resulted in higher fixed costs per ton produced during that period. As the inventory produced during this period was sold, the allocation of fixed charges to the cost of that inventory resulted in higher cost of sales for fiscal 1993 of $1.2 million. Third, the impact of training new employees affected productivity and led to higher consumption of materials for several months. Fourth, reduced production during the early weeks of the strike resulted in lost sales due to reduced inventory levels. The increase in scrap costs during the year was only partially offset by increases in selling prices, resulting in reduced metal margins.

  In fiscal 1992, the net loss of $1.4 million was $3.2 million less than the loss incurred in fiscal 1991. This improvement, despite fewer shipments and lower selling prices, was accomplished by a reduction in operating costs per ton.

  The following table sets forth shipment and sales data for the fiscal years indicated.

                                                      YEARS ENDED SEPTEMBER 30,
                                                      --------------------------
                                                        1993     1992     1991
                                                      -------- -------- --------
Shape Shipment Tons..................................  403,274  372,943  381,069
Average Shape Selling Price Per Ton..................     $300     $296     $307
Billet Shipment Tons.................................   59,604   31,962   43,557
Average Billet Selling Price Per Ton.................     $209     $204     $210
Net Sales (in thousands)............................. $136,008 $119,772 $131,271

SALES

  Net sales increased in fiscal 1993 compared to fiscal 1992 due to an increase in shipments and selling prices for both shapes and billets, whereas net sales decreased in fiscal 1992 compared to fiscal 1991 for the same reasons.

  Shapes. In 1993, the improvement in domestic shape shipments was mainly due to an improving economy and the Company's efforts to recapture market share which had been lost in prior years due to the presence of excessive surface rust on the Company's products. The Company lost some sales in fiscal 1993 due to a temporary disruption in shipments out of LaPlace and the stocking locations and curtailed production due to the strike. Despite these factors, the Company's total shipments increased in fiscal 1993 compared to fiscal 1992. Export shape shipments in fiscal 1993 were 11.1% of shape shipments as compared to 9.7% for the previous year. Export shipments to Canada and the Far East improved while shipments to Mexico declined. Even though there were extreme pressures on prices in the form of rebates and discounting, the average selling price for the Company's shape products rose approximately $4 per ton in fiscal 1993. These higher prices were primarily in response to sharp increases in raw material costs; however, the price increases only partially offset the raw material increases. The Company anticipates a slight improvement in the economy in fiscal 1994 which should result in increased sales. In 1992, the prevailing recessionary conditions, decreased demand, and the reluctance of steel mills to reduce rolling capacity, caused an oversupply of shape products relative to demand, resulting in continued competitive pricing and reductions in shipments. Even though demand for shape products was weak, the Company continued to improve its position with customers because of the improved surface condition of its products; however, the Company did not completely regain in fiscal 1992 the market share it lost in fiscal 1991 and fiscal 1990. Export shape shipments were 9.7% of shape shipments in fiscal 1992 and 10% in fiscal 1991.

  Billets. In fiscal 1990, foreign governments resumed the practice of heavily subsidizing their steel-making industries, precipitating a sharp decline in worldwide billet prices as foreign steel-making companies produced more billets for export. Unable to sell billets at acceptable margins, the Company curtailed excess billet production by discontinuing the operation of one of its two furnaces. Since that time, the Company has increased the productivity of its one-furnace melt shop, including a 7% increase in 1993. As a result of this increased productivity, the Company was able to take advantage of several seasonal export opportunities in the last half of fiscal 1991 and the first half of fiscal 1992. In fiscal 1993, the Company increased shipped tons of billets by 86% as compared to fiscal 1992. The average selling price of billets improved in fiscal 1993 compared to fiscal 1992 due to an increase in domestic shipments, which carry a higher selling price than export shipments, and increasing raw material prices which were partially passed on to billet customers. In fiscal 1994, the Company will continue to ship billets on a supply contract or on an occasional and selective basis to domestic and export customers.

COST OF SALES

  Cost of sales was 94.1% of sales in fiscal 1993 compared to 91.1% in fiscal 1992 and 94.8% in fiscal 1991. The significant decrease in fiscal 1992 compared to fiscal 1991 was due to lower scrap costs and conversion costs (the cost of converting raw materials into shapes). The cost of sales increase in fiscal 1993 compared to fiscal 1992 was primarily due to increases in the same two factors. Also contributing to the increase in cost of sales as a percentage of sales were higher per ton production costs caused by the curtailment of operations during the initial phases of the strike and higher costs for electricity, natural gas and electrodes.

  The major component of cost of sales is scrap. In fiscal 1992, scrap cost decreased 8.4% compared to fiscal 1991, but shape prices dropped $2 per ton more than scrap prices, reducing margins. In the first quarter of fiscal 1993, scrap prices bottomed out and began rising sharply over the remainder of the fiscal year. Scrap costs increased an average of 14.6% in fiscal 1993 compared to fiscal 1992. Overall, in fiscal 1993, scrap cost per ton increased $10 more than the increase in the shape selling prices, further reducing margins. For fiscal 1993, the average metal margin was 4.0% below the average metal margin in fiscal 1992.

  Another significant portion of cost of sales is conversion costs, which include the labor, energy, maintenance material, and supplies used to convert raw materials into billets and billets into shapes. Conversion costs per ton, which include fixed and variable costs, decreased 9.0% in fiscal 1992 compared to fiscal 1991, but increased by 3.0% in fiscal 1993 compared to fiscal 1992. The decrease in conversion costs per ton for fiscal 1992 was due to the Company's cost reduction efforts. The Company reduced conversion costs by operating at a higher level of capacity, implementing capital improvements, reducing overhead, and renegotiating several major supply contracts. Also, during the later part of fiscal 1992, the rolling mill operation went from a six day per week operation to operating at full capacity without additional staff.

  The increase in per ton conversion costs in fiscal 1993 was due to the strike and increased energy costs. The inability to operate at full capacity during the initial phases of the strike resulted in reduced production of approximately 27,000 tons in the melt shop and approximately 30,000 tons in the rolling mill. As a result, each ton produced during this period included a higher level of fixed costs than in comparable periods. Conversion costs per ton also increased due to overtime wages paid to workers as a result of reduced staffing and training new employees during the strike period. The Company believes that, without the effect of the strike, conversion costs per ton would have declined in fiscal 1993 compared to fiscal 1992. Compared to fiscal 1992, the price of the fuel adjustment component of power increased 28% and the prices of natural gas and electrodes increased 32% and 9%, respectively, further increasing conversion costs. Increased consumption of certain supplies and materials, particularly as new employees were trained, also contributed to higher per ton conversion costs. The Company is currently operating at full capacity and since July 1993 overall production and productivity have been near pre-strike levels. With only a slight improvement in the economy expected in fiscal 1994, the Company will continue to emphasize cost reductions to be achieved through operating efficiencies and capital projects.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  Selling, general and administrative expenses were relatively stable for fiscal 1993, 1992, and 1991.

NON-PRODUCTION STRIKE EXPENSES

  In fiscal 1993, the Company incurred $3.2 million ($2.5 million of which was incurred during the first three months of the strike) of non-production strike expenses, such as legal, security, and other services during the strike. The Company expects that future strike-related costs will not exceed $100,000 per month. See "Investment Considerations--Effect of the Strike" and "Business-- Strike and Impact Upon the Company."

INTEREST EXPENSE & MISCELLANEOUS

  Interest expense decreased in fiscal 1993 compared to fiscal 1992 by $0.7 million as the Company purchased $11.1 million aggregate principal of its 14.75% Notes at a purchase price of $10.4 million. Interest expense for fiscal 1992 and 1991 was relatively stable.

  Interest income decreased in fiscal 1993 compared to fiscal 1992 and did not significantly change in fiscal 1992 compared to fiscal 1991. In fiscal 1993, the Company had less cash to invest following its purchases of the 14.75% Notes and interest rates were lower compared to fiscal 1992.

  Miscellaneous income in fiscal 1993 and 1992 was approximately $0.5 million. Miscellaneous income in fiscal 1991 of $0.9 million included a favorable adjustment due to the execution of a renewal contract with the State of Louisiana to abate state franchise taxes and state sales and use taxes. The agreement applied retroactively to the prior fiscal year. This agreement, from which the Company derives a benefit of approximately $0.9 million per year, expires in 1995.

  The Company enjoys the benefits of tax abatements under a Louisiana tax exemption program that provides tax relief for companies that expand their manufacturing facilities. These abatements are initially granted for five years and are renewable for another five years. The Company currently has 10 separate abatements which come up for renewal from 1994 through 1997 with the first such renewal to be considered by the Louisiana Board of Commerce and Industry on February 23. In the past, such renewals have been routinely granted and the Company has had all 11 of its prior renewal requests approved. The Union and, according to materials published by the Union, an environmental group and a tax policy fairness group, have challenged the Company's next tax abatement renewal at a public hearing. In addition, the council of St. John the Baptist Parish adopted a resolution to the effect that the abatement should not be renewed if the Company were found to have violated Rule 1 under the tax exemption program. Rule 1, in essence, requires a company to give purchasing preferences to products made in Louisiana and hiring preferences to Louisiana residents. The Company believes, based on materials published by the Union, that the Union's basis for challenging the tax abatement renewals are allegations that the Company has hired out-of-state employees and that it is not in compliance with environmental laws. The Louisiana Department of Economic Development has stated, in a letter to the Board of Commerce and Industry, that the Company did not violate Rule 1 by hiring too many out-of-state employees. The Louisiana Department of Environmental Quality has stated, in a letter to the Board of Commerce and Industry, that the Company has no environmental enforcement compliance actions outstanding. Subsequently, the Company believes that its upcoming renewal request will be approved. If such renewal request were not approved and if all nine subsequent renewals were not approved, the Company would be required to pay additional taxes of $13,596 in 1994; $141,986 in 1995; $243,576 in 1996; $385,249 in 1997; $413,699 in 1998;
$400,103 in 1999; $271,713 in 2000; $171,123 in 2001; and $28,450 in 2002.

INCOME TAX

  The Company has not incurred income tax expense for fiscal 1993, 1992 and 1991 due to a net loss in each of these years. See "--Other Comments."

NET LOSS

  The net loss increased by $4.8 million in fiscal 1993 compared to fiscal 1992. The primary reasons for the increase are strike-related matters, lower average metal margin and higher prices for energy compared to fiscal 1992.

  The net loss in fiscal 1992 decreased by $3.2 million from fiscal 1991 due to reductions in per ton conversion costs resulting from operational improvements. Cost of goods sold as a percentage of sales was 91.1% in fiscal 1992 compared to 94.8% in fiscal 1991 largely due to lower scrap costs and conversion costs.

LIQUIDITY AND CAPITAL RESOURCES

  Working capital decreased by $1.2 million to $31.2 million in the first quarter of fiscal 1994. Working capital decreased by $24.8 million to $32.4 million in fiscal 1993. The decrease in fiscal 1993 was due to the reclassification of $9.0 million of the 14.75% Notes from long-term debt to a current liability, the decrease in inventories as a result of reduced production during the strike and reductions in cash caused by the purchase of $11.1 million in principal of the 14.75% Notes, offset partially by an increase of $6.2 million in receivables.

  In the first three months of fiscal 1994, cash flow from operations increased cash by $2.2 million. The increase was due to the decrease in accounts receivable due to collection of sales from September 1993 which were higher than December 1993 (normally the slowest shipment month in the year). Accounts payable increased by $1.5 million due to extending payment terms of selected vendors. This was partially offset by an increase in inventories. The Company has been rebuilding its inventories, which were depleted due to lower production in the early phases of the strike, to normal operating levels. In addition, the Company expects inventories to increase in the second fiscal quarter of 1994. A two-week planned shutdown of the production facilities late in the third quarter will reduce inventories by $4 to $5 million. Net cash used in operations was $0.9 million in fiscal 1993 mainly due to the net loss and the increase in receivables. The increase in receivables was primarily due to the increased billet and shape sales in August and September 1993 as compared to the prior year. This was partially offset by the decrease in inventories and increase in accounts payable. Despite higher accounts receivable at year end, based on a better aging profile of the Company's outstanding accounts and reductions in the number of accounts older than 60 days, the Company's allowance for doubtful accounts has decreased compared to prior periods.

  Capital expenditures amounted to $0.4 million and $3.2 million in the first quarter of fiscal 1994 and in fiscal year 1993, respectively. These expenditures were used for minor upgrades to the plant and major maintenance projects. The Company intends to implement a two-year, $8.6 million capital expenditure program.

  Cash from financing activities of $0.8 million in the first three months of fiscal 1994 was due to short-term borrowings from the line of credit of $1.9 million. This was partially offset by principal payments on a mortgage and increases in other assets due to expenses for the amended and restated line of credit and the First Mortgage Notes. Cash flow from financing activities decreased cash by $6.6 million in fiscal 1993 due to a purchase of $11.1 million aggregate principal amount of the 14.75% Notes for $10.4 million. This was partially offset by $4.0 million of short-term borrowings.

  On November 23, 1993, the Company entered into an amendment and restatement of the Credit Facility, which is a three-year line of credit that permits loans to be made to the Company thereunder, on a secured basis, of up to $30 million. As of December 31, 1993, there was $5.9 million borrowed under the Credit Facility. Interest rates under the Credit Facility are prime plus 1% or LIBOR plus 2% at the Company's option. The Company's Credit Facility contains certain covenants, such as the Interest Expense Coverage Ratio, which become more restrictive over time. Under the Credit Facility, the Interest Expense Coverage Ratio for the quarter ending September 30, 1994 is 1.25 to 1.00 and becomes increasingly more restrictive for the quarters thereafter. For the quarter ended December 31, 1993, the Company's Interest Expense Coverage Ratio on a pro forma basis (assuming completion of the Offering) would have been 1.05 to 1.00. In the event of a default under the Credit Facility, the Company would not be permitted to borrow under the Credit Facility and the lenders thereunder may accelerate payment of all amounts then outstanding and terminate their commitments. A default under the Credit Facility may cause a default under the Indenture. If the

Company's operations measured on a quarterly basis do not improve over its results for the first quarter of fiscal 1994, it will not be able to satisfy the Interest Expense Coverage Ratio at September 30, 1994. In such event, the Company would seek a waiver of the covenant from its lenders under the Credit Facility or otherwise renegotiate the terms of its Credit Facility. There can be no assurance that the Company will be able to obtain any necessary waivers or be able to renegotiate the terms of the Credit Facility. See "Description of Certain Indebtedness--Credit Facility." The Company will use the proceeds of this Offering to defease and redeem the $48.9 million of outstanding 14.75% Notes and repay the then outstanding loans under the Credit Facility. The Company believes that current cash balances, internally generated funds and the Credit Facility will provide adequate funds for the Company's operating requirements. In addition, the Indenture contains a covenant which restricts the Company's ability to incur additional indebtedness. Under the Indenture, the Company may not incur additional indebtedness unless its EBITDA Ratio would be greater than 2.00 to 1.00 after giving effect to such incurrence. See "Description of the First Mortgage Notes--Certain Covenants--Limitations on Indebtedness."

  There are no financial obligations with respect to post-employment or post-retirement benefits.

OTHER COMMENTS

ENVIRONMENTAL MATTERS

  See "Business--Environmental Matters" and "Investment Considerations--Cost of Compliance with Environmental Regulations" for a description of the Company's environmental matters.

STRIKE

  See "Business--Strike and Impact Upon the Company" and "Investment Considerations--Effects of the Strike" for a description of the strike.

INFLATION

  The Company is subject to increases in the cost of energy, supplies, salaries and benefits, additives, alloy and scrap due to inflation. Shape prices are influenced by supply, which varies with steel mill capacity and utilization, and market demand.

ACCOUNTING FOR INCOME TAXES

  The Company has $310 million of NOLs to offset against regular taxes. The NOLs expire in varying amounts through fiscal 2008. A substantial portion of the available NOLs, approximately $200 million, expires by fiscal 2000. In addition, the Company has $30.2 million of future tax benefits attributable to the Tax Lease Agreement which expires in 1996 (see Note 8 to the Financial Statements) and which may, to the extent of taxable income in the year such tax benefit is produced, be utilized prior to the NOLs. Even though management believes the Company will be profitable in the future and will be able to utilize a portion of the NOLs, management does not believe that it is likely that all of the NOLs will be utilized. In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which will require the Company to change its method of accounting for income taxes for financial reporting purposes for the fiscal year beginning October 1, 1993. FAS 109 requires, among other things, recognition of future tax benefits, subject to a valuation allowance based on the likelihood of realizing such benefits. Preliminary calculations indicate that deferred tax assets of approximately $118 million (NOLs and other temporary timing differences multiplied by the federal income tax rate) and deferred tax liabilities of approximately $8 million will be recorded upon adoption of FAS 109 in fiscal 1994. However, in recording these deferred assets, FAS 109 requires the Company to determine whether it is "more-likely-than-not" that the Company will realize such benefits and that all negative and positive evidence be considered (with more weight given to evidence that is "objective and verifiable") in making the determination. FAS 109 indicates that "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years"; therefore, the Company has determined that it will be required by the provisions of FAS 109 to establish a valuation allowance for all of the recorded net deferred tax assets at the time the standard is adopted. In view of the fact that this determination was based primarily on historical losses with no regard for the impact of proposed capital expenditures and business plans, future favorable adjustments to the valuation allowance may be required if and when circumstances change and the Company returns to profitability. Adoption of FAS 109 will have no material adverse impact on income for financial reporting or tax purposes.

QUARTERLY RESULTS

  The following table provides certain summary financial information for the three months ended December 31, 1993 and the eight quarters of fiscal 1993 and 1992:

                   THREE MONTHS
                      ENDED          FISCAL YEAR ENDED SEPTEMBER 30, 1993                  FISCAL YEAR ENDED SEPTEMBER 30, 1992
                   DECEMBER 31, ----------------------------------------------------- ----------------------------------------------
                       1993     4TH QUARTER   3RD QUARTER   2ND QUARTER   1ST QUARTER 4TH QUARTER 3RD QUARTER 2ND QUARTER 1ST QUARTE
                   ------------ -----------   -----------   -----------   ----------- ----------- ----------- ----------- ----------
                                              (DOLLARS IN THOUSANDS, EXCEPT RATIO AND PER TON DATA)
Net Sales........    $36,778     $ 36,282      $ 34,485(1)   $ 33,408(1)   $ 31,833    $ 30,474    $ 31,050     $29,037     $29,211
Gross Profit.....      2,220        1,556(2)        745(2)      2,040(2)      3,634       2,893       2,618       2,759       2,386
Net Income
 (Loss)..........       (973)      (1,481)       (4,078)       (1,697)        1,102         203        (504)       (352)       (699)
Gross Profit
 Margin..........        6.0%         4.3%          2.2%          6.1%         11.4%        9.5%        8.4%        9.5%        8.2%
Net Tons Shipped:
 Shapes..........    103,168      100,494       105,541       104,752        92,487      95,195      97,318      95,560      84,871
 Billets.........     13,375       20,493        13,129         7,494        18,488       7,133       9,387       1,465      13,979
                     -------     --------      --------      --------      --------    --------    --------     -------     -------
Total............    116,543      120,987       118,670       112,246       110,975     102,328     106,705      97,025      98,850
Average Selling
 Price per Ton:
 Shapes..........    $   321     $    311      $    297      $    298      $    295    $    297    $    294     $   292     $   301
 Billets.........        224          214           210           207           202         210         204         218         199

- --------
(1) The Company believes that it lost approximately 27,000 tons of production in the melt shop and approximately 30,000 tons of production in the rolling mill and some sales during the second and third quarters due to the strike.
(2) The Company believes that the strike significantly impacted its operating results in the second, third and fourth quarters of fiscal 1993.

                                    BUSINESS

GENERAL

  The Company is a leading producer of light structural steel products. The Company owns and operates a steel minimill strategically located on the Mississippi River in LaPlace, Louisiana, 35 miles northwest of New Orleans. The minimill, constructed at a cost of $243 million in 1981, is one of the most modern facilities in the world in its product line and utilizes state-of-the-art equipment and technology. The Company produces a variety of shapes, including angles, flats, channels, standard beams and wide flange beams. The shapes produced by the Company have a wide range of commercial and industrial applications, including the construction and manufacturing of petrochemical plants, barges and light ships, railcars, trucks and trailers, rack systems, tunnel and mine support products, joists, sign and guardrail posts for highways, power and radio transmission towers, and bridges. The Company sells its products to approximately 600 customers, most of which are steel service centers, in 44 states, Canada, Mexico and overseas. The Company also sells excess billets (which have not been rolled into shapes) on a worldwide basis to other steel producers for their own rolling or forging applications. In fiscal 1993, the Company sold 403,274 tons of shapes and 59,604 tons of billets.

  According to the AISI, the domestic market demand for all structural steel shapes products in 1992 was 5.1 million tons. The Company estimates that its share of the total domestic shapes market was approximately 8% in 1992. The Company also believes that its share of the light structural steel shapes market (the primary market in which the Company competes) is much higher, and that it is one of the five largest producers of light structural steel shapes in the U.S.

  The term "minimill" refers to a relatively low-cost steel production facility which uses steel scrap, rather than iron ore, as its basic raw material. In general, minimills recycle scrap using electric arc furnaces, continuous casters and rolling mills. The Company's minimill, which was owned and operated by Voest-Alpine until it was purchased by the Company in September 1986, includes a Krupp computer-controlled, electric arc furnace utilizing water-cooled sidewalls and roofs, two Voest-Alpine four-strand continuous casters, a computer supervised, Italimpianti reheat furnace and a 15-stand Danieli rolling mill (a second Krupp furnace is currently not in operation, but is available for additional production).

  In August 1988, the Company completed an initial public offering of its Class A Common Stock which shares are traded on the American Stock Exchange. The Company was incorporated under the laws of the State of Louisiana in 1979 and was reincorporated in Delaware in 1988 in connection with its public offering.

  The address of the Company's principal place of business is River Road, P.O. Box 5000, LaPlace, Louisiana 70069 and its telephone number is (504) 652-4900.

MANUFACTURING PROCESS AND FACILITIES

  In its production process, the Company uses steel scrap which is received by barge, rail, and truck, and then stored in a scrap receiving yard. The scrap is transported to the Company's melt shop by rail car or truck and loaded into its furnace. The steel scrap is melted with electricity in a 75-ton capacity electric arc furnace which heats the scrap to approximately 3100(degrees)F. During the scrap melting and refining process, impurities are removed from the molten steel. After the scrap reaches a molten state, it is poured from the furnace into ladles, where adjustments of alloying elements and carbon are made to obtain the desired chemistry. The ladles of steel are then transported to one of two four-strand continuous casters in which the molten steel is solidified in water-cooled molds. The casters produce long strands of steel which are cut by torch into billets and moved to a cooling bed and marked for identification. After cooling, the billets are transferred to the rolling mill for further processing. In the rolling mill, the billets are reheated in a walking beam furnace with recuperative burners. Once the billets are heated to approximately 2000(degrees)F, they are rolled through up to fifteen mill stands which mold the billets into the dimensions and sizes of the finished products. The heated finished shapes are placed on a cooling bed and then straightened and cut into the appropriate customer lengths. The shapes are sprayed to prevent surface rust and then bundled into 2 1/2- to 5-ton stacks and placed in a climate controlled warehouse where they are subsequently shipped to the Company's stocking locations via barge, or to customers directly via truck, rail, or barge.

  The Company is currently able, using only one of its two furnaces, to produce more billets than it can consume in its rolling mill. Prior to 1991, the Company operated both of its furnaces and produced a much greater tonnage of billets for sale in the billet market than it currently produces. The Company discontinued this practice in 1991 due to declining margins on such products and has been operating only one of its two furnaces since then. The Company believes that it could restart its other furnace with an expenditure of less than $1 million. As a result, the Company believes that it has significant additional capacity to produce more billets if conditions in the worldwide billet market improve or if the Company obtains additional rolling mill capacity.

PRODUCTS

  Finished Steel. The Company produces a variety of light structural steel products (including angles, flats, channels, standard beams and wide-flange beams) that are collectively referred to as "shapes." The Company currently produces and sells shapes in the forms of equal leg angles (2"x 2" through 6"x 6"), unequal leg angles (4"x 3" through 7"x 4"), channels (3" through 8"), flats (3" through 8"), standard beams (3" through 6"), and wide flange beams (4" through 8"). The shapes produced by the Company have a wide range of commercial and industrial applications, including the construction and manufacturing of petrochemical plants, barges and light ships, railcars, trucks and trailers, rack systems, tunnel and mine support products, joists, sign and guardrail posts for highways, power and radio transmission towers, and bridges.

  The Company's shapes are produced to various national specifications, such as those set by the American Society for Testing and Materials ("ASTM"). In addition, the Company is one of a few minimills that is approved by the American Bureau of Shipping ("ABS") and certified for nuclear applications. The Company's products are also certified for state highway and bridge structures. The Company is currently in the approval process for ISO-9000 certification, the new international steel standard.

  The Company's shape products are distinguishable from bar mill products which include hot rolled bars, cold finished bars and reinforcing bars. The manufacture of structural steel products is generally more labor intensive and technically demanding than the manufacture of steel bar mill products.

  Semi-finished Steel. The Company sells its excess billets on a worldwide basis to other steel producers for their own rolling or forging applications. The billets are sold both domestically and worldwide through supply contracts or on an occasional and selective basis. During fiscal 1993, the Company produced in excess of 25 grades and 5 sizes (120 mm to 200 mm square or rectangle) of billets.

CUSTOMERS

  The Company has approximately 600 customers in 44 states, Canada, Mexico and overseas. The majority of the Company's shape products (approximately 74% in fiscal 1993) are sold to steel service centers, while the remainder are sold to original equipment manufacturers (approximately 15% in fiscal 1993) and export customers (approximately 11% in fiscal 1993). Steel service centers purchase nearly 30% of all carbon industrial steel products produced in the United States. Steel service centers warehouse steel products from various minimills and integrated mills and sell combinations of products from different mills to their customers. Some steel service centers also provide additional labor intensive value added services such as fabricating, cutting or selling steel by the piece rather than by the bundle.

  In fiscal 1993, the Company's top ten customers accounted for approximately 30% of total sales, and no one customer accounted for more than 6% of total sales. The Company believes that it is not dependent on any customer and that it could, over time, replace lost sales attributable to any one customer.

DISTRIBUTION

  The Company's steelmaking facility, which includes a deep-water dock, is strategically located on the Mississippi River, which the Company believes gives it transportation cost advantages because it can ship its product by barge, the least costly method of transportation in the steel industry. Furthermore, the Company operates three inventory stocking warehouses in Chicago, Tulsa and Pittsburgh, which supplement its operations in Louisiana. These facilities, each of which includes an inland waterway dock, enable the Company to significantly increase its marketing territory by providing storage capacity for its finished products in three additional markets and by allowing the Company to meet customer demand far from its minimill facility on a timely basis. The Company believes that the location of its minimill on the Mississippi River, and its network of inland waterway warehouses, enable it to access markets for its products that would otherwise be unavailable to the Company.

  The Company's deep-water dock at its manufacturing facility enables the Company to load vessels or ocean-going barges for overseas shipments, giving the Company low cost access to overseas markets. Since the minimill is only 35 miles from the Port of New Orleans, smaller quantities of shapes or billets can be shipped overseas on cargo ships from that port. In addition, the Company makes rail shipments to some customers, primarily those on the West Coast and in Mexico. Relative to its domestic competitors, the Company believes it has a $25 per ton or more freight cost advantage over land-locked minimills in serving the export market. This advantage permits the Company to compete with foreign minimills in certain export markets.

  The Company believes that the elimination of current duties in Canada and Mexico as a result of the passage of the North American Free Trade Agreement ("NAFTA") will increase the competitiveness of the Company's products compared to locally produced products in such countries. During fiscal 1993 and 1992, 2.9% and 3.4%, respectively, of the Company's tons shipped were exported to Canada and Mexico. There can be no assurance, however, that there will be an increase in the Company's shipments to Canada and Mexico as a result of the passage of NAFTA.

MARKETS AND SALES

  According to the AISI, the domestic market demand for all structural steel shape products in 1992 was 5.1 million tons. The Company estimates that its share of the total domestic shapes market was approximately 8% in 1992. The Company believes that its share of the light structural steel shapes market (the primary market in which the Company competes) is much higher, and that it is one of the five largest producers in this market of light structural steel shapes in the U.S.

  The Company's shape products are sold domestically and in Canada, Mexico and overseas on the basis of price, availability, quality and service. The Company maintains a real-time computer information system, which tracks prices offered by competitors, as well as freight rates from its customers to both the Company's stocking locations and the nearest competitive facilities. In addition, the Company maintains a full product assortment at its stocking locations to ensure availability of its product and operates on a predetermined production schedule that is provided to customers to assist customers in scheduling their purchases.

  Although sales of shapes tend to be slower during the winter months due to the impact of winter weather on construction and transportation, and during the late summer due to planned plant shutdowns of end-users, seasonality has not been a material factor in the Company's business. The Company's backlog of unfilled cancelable purchase orders for shapes, which typically are filled in approximately three months, totaled $24.3 million as of September 30, 1993 as compared to $14.3 million as of September 30, 1992. As of December 31, 1993, the Company's backlog totaled $25.2 million.

  The level of billet sales to third parties is dependent on the Company's internal billet requirements and worldwide market conditions, which may vary greatly from year to year. In the past three fiscal years, shipments of billets to third parties have ranged from 8% to 13% of the Company's total tonnage sales, as compared to 35% in fiscal 1990. The Company is currently able, using only one of its two furnaces, to produce more billets than it can consume in its rolling mill. Prior to 1991, the Company operated both of its furnaces and produced a much greater tonnage of billets for sale in the billet market than it currently produces. The Company discontinued this practice in 1991 in response to a decision by foreign governments to resume the practice of heavily subsidizing their steel-making industries. This decision precipitated a sharp decline in worldwide billet prices, as foreign steel-making companies produced more billets for export. Due to current margins, the Company has chosen to sell its excess billets through supply contracts or on an occasional and selective basis. If the market for billets were to improve, the Company could increase its billet production by restarting its idled second furnace.

STRATEGY

  The Company's principal operating strategy is to improve operating results by reducing labor costs and increasing sales of higher margin shape products. In addition, upon completion of the Offering the Company intends to implement a two-year, $8.6 million capital expenditure program to reduce its production costs and increase its rolling mill capacity. The Company may also consider strategic acquisitions which complement or expand the Company's current operations, such as businesses engaged in the metals field or recycling operations.

    Operating Efficiencies. The Company believes that it can lower its labor costs by as much as $7 per ton from fiscal 1993 levels by making operational changes and operating the minimill with fewer workers. The Company began to implement many operational changes in fiscal 1993, but their impact is not fully reflected in fiscal 1993 results since these changes were implemented over the course of the year. In connection with the foregoing, the Company recently increased its melt shop operations by changing from three to four shifts (and by operating seven days a week rather than six) as part of its cost savings program. Labor costs per ton in fiscal 1993 also were somewhat distorted by the effects of the strike, which resulted in periods of lower production and productivity, periods of substantially increased overtime and the Company's need to temporarily use outside contractors.

    The Company has committed to developing a Total Quality Management work culture. Through extensive training and individual development efforts, the Company will attempt to reinforce its basic values of employee improvement, teamwork, and increased individual accountability. The Company believes that the workforce, through this program, will have an impact in achieving operational and productivity improvements. The Total Quality Management program does not involve the terms and conditions of the workplace and is therefore not subject to the collective bargaining process. As a result, the Company has begun implementing the Total Quality Management Program with its supervisory personnel and intends to begin implementing the program with the remainder of its workforce in the near-term.

    Capital Improvements. From fiscal 1987 through fiscal 1993, the Company spent an aggregate of approximately $48 million on capital projects. Most of these expenditures were directed toward establishing its stocking location distribution system, establishing a controlled warehouse environment to minimize surface rust, extending its product line by adding equipment to roll wide-flange beams and complying with changing environmental regulations.

    In contrast to prior years, capital expenditures in the next three years will primarily be directed toward efficiency and cost reduction within its manufacturing facility. In addition to normal maintenance programs, the Company intends to implement a two-year, $8.6 million capital expenditure program to reduce its production and operating costs and increase its rolling mill capacity. The principal elements of this program are (i) an automobile shredder to enable the Company to shred car bodies on-site and reduce scrap costs, (ii) a steel straightener to improve production capacity in the rolling mill, (iii) an off-line sawing system and conveyor to further improve production capacity in the rolling mill, (iv) a second overhead crane to reduce product changeover time in the rolling mill and
  (v) a shipping bay rail spur to reduce the handling of finished products. The Company believes that these capital projects, when fully implemented, would result in annual operating cost savings of approximately $7.10 per ton.

    The following table summarizes the capital expenditures and estimated production cost savings (excluding depreciation and additional interest expense) associated with the Company's capital expenditure program.

                                                                  ESTIMATED
                                  TOTAL                          PRODUCTION
                                ESTIMATED                           COST
                                 CAPITAL          ANNUAL           SAVINGS
              PROJECT          EXPENDITURE      SAVINGS(1)      (PER TON)(2)
              -------          ------------     ------------    -------------
                               (IN MILLIONS, EXCEPT PER TON AMOUNTS)
     Automobile Shredder......    $4.2             $1.7            $3.70
     Steel Straightener.......     1.9              0.7             1.50
     Off-Line Sawing
      System/Conveyor.........     1.3              0.5             1.10
     Overhead Crane...........     0.6              0.2             0.40
     Shipping Bay Rail Spur...     0.6              0.2             0.40
                                  ----             ----            -----
       Total..................    $8.6             $3.3            $7.10
                                  ====             ====            =====

- --------
(1) Assumes production and sales of 433,000 tons of shapes and 30,000 tons of billets, for an aggregate of 463,000 tons. In fiscal 1993, the Company produced and sold 462,878 tons, which included 403,274 tons of shapes and 59,604 tons of billets. The annual savings include increases in gross profits relating to a shift to higher margin shape sales. The assumption does not include any increased production that might result from implementation of the Company's capital expenditure projects.
(2) Estimated cost savings per ton are based on certain estimates of historical operating data. Estimated savings related to the automobile shredder may vary depending on fluctuations in the market price for scrap.

    Automobile Shredder. The proposed automobile shredder, which would operate at the LaPlace site, would enable the Company to prepare car bodies and sheet material into shredded material ready for the melting process, thereby providing the Company with shredded scrap at a lower cost than it currently procures such scrap. In addition, the Company believes that the automobile shredder would produce scrap of a consistently higher quality than purchased shredded scrap. The Company believes that on-site preparation of scrap would enhance the efficiency of the dock in handling finished goods since fewer shipments of scrap by barge would arrive. The Company estimates that the purchase and installation of the on-site shredder would require $4.2 million of capital expenditures. Assuming production and sales levels of 463,000 tons per year, the estimated annual cost savings will be approximately $1.7 million or $3.70 per ton.

    Steel Straightener. The proposed steel straightener would replace the Company's existing steel straightener and would contain enhanced features which would allow it to operate more rapidly, thereby eliminating the bottleneck caused by the existing straightener in the rolling mill. The steel straightener, together with the off-line sawing system and conveyor, would expand the capacity of the rolling mill and permit the production of light bar shape products (2"x2" angles), which historically are products with a strong demand, but which the Company previously dropped from its production schedule due to the rolling mill's inability to produce such products efficiently. The Company estimates that the purchase and installation of the steel straightener would require $1.9 million of capital expenditures. Assuming production and sales levels of 463,000 tons per year, the estimated annual cost savings relating to the steel straightener will be approximately $0.7 million or $1.50 per ton.

    Off-Line Sawing System and Conveyor. The proposed off-line sawing system would allow the rolling mill to operate more rapidly by removing the bottleneck that currently exists when shape products are cut into lengths less than 40 feet. The off-line sawing system will include a conveyor to move shapes from the last rolling mill operation to shipping bays. The off-line sawing system and conveyor, together with the steel straightener, would expand the capacity of the rolling mill and permit the production of light bar shape products. The Company estimates that the purchase and installation of the off-line sawing system and conveyor would require $1.3 million of capital expenditures. Assuming production and sales levels of 463,000 tons per year, the estimated annual cost savings relating to the off-line sawing system and conveyor will be approximately $0.5 million or $1.10 per ton.

    Overhead Crane. The proposed overhead crane, along with the existing overhead crane in the rolling mill, would allow both product changeovers and routine maintenance to occur simultaneously, thereby reducing changeover time between production runs. The Company estimates that the purchase and installation of an additional overhead crane would require capital expenditures of $0.6 million. Assuming production and sales levels of 463,000 tons per year, the estimated annual cost savings will be approximately $0.2 million or $0.40 per ton.

    Shipping Bay Rail Spur. The proposed rail spur in the shipping bay would move finished products from the Company's warehouse to the rail lines adjacent to the minimill without loading and unloading such products into and from trucks. The Company believes that its labor costs and operating and capital costs of mobile equipment would be reduced by installation of the shipping bay rail spur, as well as reduce damage to its finished products. The Company estimates that the installation of the shipping bay rail spur would require $0.6 million of capital expenditures. Assuming production and sales levels of 463,000 tons per year, the estimated annual costs savings will be approximately $0.2 million or $0.40 per ton.

    Other Projects. The Company is currently evaluating the construction of a rail system that would permit the movement of scrap from the Company's deep-water dock, which is located approximately 500 yards from the minimill, to the scrap inventory area and the movement of finished goods from the warehouse to the dock without loading and unloading the scrap and finished goods into and from trucks. The Company believes that its labor costs, contracted services, truck and crane rentals and fuel requirements would be reduced by the implementation of the rail system. After preliminary review, the Company estimates that construction of the rail system would require $11.0 million of capital expenditures. The Company will continue to analyze the feasibility and potential cost savings of this project. In addition, the Company is considering modification of the furnace shell and tapping hole to increase productivity and reduce consumption of refractory material. The Company is currently considering various designs for such modifications. After preliminary review, the Company estimates that it may be able to effect such modifications for less than $1.0 million of capital expenditures. The Company believes that the potential cost savings of such project could be significant relative to the capital expenditures required.

  Since the estimated operating cost savings from the Company's expected operating efficiencies and planned capital improvements are based upon a number of assumptions, estimated operating cost savings are not necessarily indicative of the Company's expected financial performance and increases in the cost of raw materials and other conversion costs may offset any operating cost savings to cause actual results to vary significantly. In addition, although the Company believes its assumptions with respect to its planned capital expenditure program to be reasonable, there can be no assurance that the estimated production cost savings of the Company's capital expenditure program will actually be achieved, sufficient demand for structural steel products will exist for the additional capacity, or other difficulties will not be encountered in completing the capital expenditure program, or that the projects can be installed or constructed at the estimated prices.

  Acquisition Program and Tax Benefits. The Company may, from time to time, seek strategic acquisitions in order to accelerate its growth, focusing on businesses which complement or expand the Company's current operations, such as businesses in the metals field or involving recycling operations. The Company is not presently engaged in negotiations with respect to any acquisition. As of September 30, 1993, the Company had approximately $310 million of NOLs which could be used to offset taxable earnings of the Company, including the earnings of acquired entities, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended (the "Tax Code"). See "Investment Considerations--Recent Losses," "Certain Related Party Transactions--Tax Benefit Transfer Lease Agreement and Release Agreement" and the Notes to the Financial Statements.

COMPETITION

  The Company's location on the Mississippi River, as well as its stocking locations in three additional regions of the country, provide it with access to vast markets in the eastern, midwestern, southern, and central portions of the United States. As a result, the Company competes in the shape market with several major domestic minimills in each of these regions. Depending on the region and product, the Company competes with, among others, Nucor Corporation, Structural Metals, Inc., North Star Steel Co., Northwestern Steel and Wire Company, and Lake Ontario Steel Corporation. The Company does not currently compete with minimills producing flat rolled or rebar products, nor does it compete with any domestic integrated steel producers.

  Foreign steel producers historically have not competed significantly with the Company in the domestic market for shape sales due to higher freight costs in the relatively low priced shape market. Foreign competition could increase, however, as a result of changes in currency exchange rates and increased steel subsidies by foreign governments.

  The Company is currently able, using only one of its two furnaces, to produce more billets than it can consume in its rolling mill. Prior to 1991, the Company operated both of its furnaces and produced a much greater tonnage of billets for sale in the billet market than it currently produces. The Company discontinued this practice in 1991 in response to a decision by foreign governments to resume the practice of heavily subsidizing their steel-making industries. This decision precipitated a sharp decline in worldwide billet prices, as foreign steel-making companies produced more billets for export. Due to current margins, the Company has chosen to sell its excess billets on a supply contract or on an occasional and selective basis. Since most steel companies produce billets, the Company competes with steel companies that may also have an excess billet supply at any particular time.

RAW MATERIALS

  The Company's major raw material is steel scrap, which is generated principally from industrial, automotive, demolition, railroad and other scrap sources and is primarily purchased directly by the Company in the open market through a large number of steel scrap dealers. The Company is able to efficiently transport scrap from suppliers throughout the inland waterway system and through the Gulf of Mexico, permitting it to take advantage of scrap purchasing opportunities far from its minimill, and to protect itself from supply imbalances that develop from time to time in specific local markets. In addition, unlike many other minimills, the Company, through its own scrap purchasing staff, buys scrap directly from scrap dealers and contractors rather than through brokers. The Company believes that its enhanced knowledge of scrap market conditions gained by being directly involved in scrap procurement on a daily basis, coupled with management's long experience in metals recycling markets, gives the Company a competitive advantage. The Company does not currently depend upon any single supplier for its scrap. The Company, on average, maintains a 25-day inventory of steel scrap.

  The Company has initiated a program of buying directly from local scrap peddlers and small dealers for cash. Through this program, the Company has procured approximately 20% of its scrap at prices lower than those of large scrap dealers.

  The cost of steel scrap is subject to market forces, including demand by other steel producers. The cost of steel scrap to the Company can vary significantly, and product prices generally cannot be adjusted in the short-term to recover large increases in steel scrap costs. Over longer periods of time, however, product prices and steel scrap prices have tended to move in the same direction.

  The long-term demand for steel scrap and its importance to the domestic steel industry may be expected to increase as steel makers continue to expand steel scrap-based electric arc furnace capacity. For the foreseeable future, however, the Company believes that supplies of steel scrap will continue to be available in sufficient quantities at competitive prices. In addition, a number of technologies exist for the processing of iron ore into forms which may be substituted for steel scrap in electric arc furnace-based steelmaking. Such forms include direct-reduced iron, iron carbide and hot-briquetted iron. While such forms may not be cost competitive with steel scrap at present, a sustained increase in the price of steel scrap could result in increased implementation of these alternative technologies.

  In addition to steel scrap, the Company consumes smaller quantities of additives, alloys and flux ("AAF"), a substantial portion of which is imported through the Port of New Orleans. As a result of its proximity to the port, the Company believes it has a freight advantage over competitors when procuring alloys. The Company does not currently depend upon a single supplier for its AAF requirements.

  The Company has not experienced any shortages or significant delays in delivery of these materials. The Company believes that an adequate supply of raw materials will continue to be available.

ENERGY

  The Company's manufacturing process consumes large amounts of electrical energy. The Company purchases its electrical service needs from Louisiana Power and Light ("LPL") pursuant to a contract originally executed in 1980 and extended in 1991 for a five year period. The base contract is supplemented to provide lower cost off-peak power and known maximums in higher cost firm demand power. In addition, the Company receives discounted peak power rates in return for LPL's right to periodically curtail service during periods of peak demand. These curtailments are generally limited to a few hours and during the last several years have had negligible impact on operations. Although the supplemental contract with LPL expires February 1, 1996, the Company has no reason to believe that this contract will not be renewed upon substantially similar terms. To a lesser extent, the Company's manufacturing facility consumes quantities of natural gas. The Company purchases its natural gas on a month-to-month basis from a variety of suppliers. Due to the effect of a fuel adjustment provision in the contract with LPL and price increases in natural gas, the Company's energy expense increased by $2.0 million in fiscal 1993 compared to fiscal 1992. Historically, the Company has been adequately supplied with electricity and natural gas and does not anticipate any curtailment in its operations resulting from energy shortages.

  The Company believes that its utility rates are very competitive in the domestic minimill steel industry. As one of LPL's largest customers, the Company is able to obtain competitive rates from LPL.

ENVIRONMENTAL MATTERS

  The Company is subject to various Federal, state and local laws and regulations, including, among others, the Clean Air Act, the 1990 amendments to the Clean Air Act (the "1990 Amendments"), the Resource Conservation and Recovery Act, the Clean Water Act and the Louisiana Environmental Quality Act, and the regulations promulgated in connection therewith, concerning the discharge of contaminants which may be emitted into the air and discharged into the waterways, and the disposal of solid and/or hazardous waste such as electric arc furnace dust.

  In addition, in the event of a release of a hazardous substance generated by the Company, the Company could be potentially responsible for the remediation of contamination associated with such a release. In the last five years, the only environmental penalty assessed to the Company was a fine in the amount of $43,000 levied in 1989 in conjunction with a Hazardous Waste Compliance Order issued by the Louisiana Department of Environmental Quality with respect to hazardous waste management violations. At this time, the Company is in compliance in all material respects with applicable environmental requirements. The Company has a full-time compliance officer who is responsible for monitoring the Company's procedures for compliance with such rules and regulations. The Company does not anticipate any substantial increase in its costs for environmental remediation or that such costs will have a material adverse effect on the Company's competitive position, operations or financial condition.

  The Company plans to close two storm-water retention ponds at the LaPlace minimill. The Company has tested the effluents running into and out of the ponds and these tests do not indicate the potential for contamination. Based on this preliminary analysis, the Company does not believe that future clean up costs, if any, will be material. The Company has proposed a sampling plan to the Louisiana Department of Environmental Quality to analyze the contents of the pond sediments. The results of such sampling could indicate a greater level of contaminants than suggested by the Company's more limited testing. In such case, the costs of clean up could be much higher than the Company believes. Until such sampling is completed, it is impossible to estimate such costs.

  The Company's minimill is classified, in the same manner as similar steel mills in the industry, as generating hazardous waste due to the production of dust that contains lead, cadmium and chromium. The Resource Conservation and Recovery Act regulates the management of such emission dust from electric arc furnaces. The Company currently collects the dust resulting from its melting operation through an emissions control system and disposes of it through an approved waste recycling firm. The dust disposal costs were approximately $1.5 million in fiscal 1993, and are estimated to be approximately the same for fiscal 1994. In fiscal 1990, a small quantity of dust containing very low emissions of radioactive material inadvertently entered the scrap stream on one occasion. All of the dust containing such material was captured by the emissions control system and is being held pending decision as to appropriate disposal. The Company has estimated that the ultimate cost of disposal of such dust will be approximately $500,000.

  The Company's future expenditures for installation of environmental control facilities are difficult to predict. Environmental legislation, regulations and related administrative policies are constantly changing. Environmental issues are also subject to differing interpretations by the regulated community, the regulating authorities and the courts. Consequently, it is difficult to forecast expenditures needed to comply with future regulations, such as those forthcoming as a result of the 1990 Amendments. Comprehensive regulations applicable to the Company have yet to be promulgated under the authority of the 1990 Amendments. Therefore, at this time, the Company cannot estimate those costs associated with compliance and the effect the upcoming regulations will have on the Company's competitive position, operations or financial condition. In fiscal 1994, the Company intends to spend approximately $300,000 on various environmental capital projects, including those related to the 1990 Amendments.

  As part of its corporate campaign the Union engaged a consulting company which conducted what was characterized as an environmental audit of the Company's facilities. The Union's consultant did not visit the minimill, speak with any officer of the Company or review any corporate records. The Union consultant's report states that it was based on a review of the Louisiana Department of Environmental Quality files,

Company internal memoranda that were available to it and the Company's written operating procedures. The report also states that the consulting company interviewed Union members employed by the Company. Based on this review, the Union consultant issued a report which states that its purpose was to identify areas of concern regarding the Company's environmental compliance. The report alleges that the Company, among other things, impermissibly manages hazardous waste (including incineration of flue dust without a permit, operation of a waste pile to manage hazardous wastes without a permit, long-term storage of mixed waste without a permit, and improper training of personnel in waste management), bypasses its air emissions control systems (by venting flue dust directly into the atmosphere in violation of its air permit and releasing fugitive emissions greatly in excess of the level of emissions permitted through its control systems), violates its wastewater discharge permit (by discharging hazardous waste into ponds at its facility) and violates various reporting requirements (with respect to releases of hazardous substances by failing to report the amount of hazardous waste being treated on-site). The Company believes that the Union has submitted this report to the Louisiana Department of Environmental Quality and the Louisiana Board of Commerce and Industry and perhaps to other government agencies.

  The Company believes the Union consultant's allegations are without merit and were made to further the efforts of the Union in the strike. The Company's minimill is subject to regular inspections by the Department of Environmental Quality. At the request of the Board of Commerce and Industry in connection with the Company's next tax abatement renewal, the Louisiana Department of Environmental Quality issued a letter dated February 7, 1994 stating that there were no environmental enforcement actions outstanding against the Company. The Company believes it is in compliance in all material respects with applicable environmental requirements.

STRIKE AND IMPACT UPON THE COMPANY

  General. The Company's six-year labor contract with the Union expired on February 28, 1993. On March 21, 1993, after three short contract extensions, the Union initiated a strike by its 338 bargaining unit employees after the parties failed to reach agreement on a new labor contract due to differences on economic issues. Initially, the Company had to curtail its operations (for six weeks the Company operated at 50% capacity), which resulted in reduced production, higher per ton conversion costs and lost sales, all of which adversely affected the Company's profitability, particularly in the early weeks of the strike.

  During its negotiations with the Union, the Company developed a strategic contingency plan to maintain continued operation of the plant in the event of a work stoppage. As a result of such planning, the Company was able to avoid complete suspension of operations by operating the minimill with fewer workers and by utilizing a combination of temporary replacement workers, Union employees who returned to work and salaried employees. As a result of such measures, the Company is currently operating at full capacity and since July 1993 overall production and productivity have been near pre-strike levels.

  As of December 31, 1993, the Company has incurred approximately $3.6 million in out-of-pocket costs for security, legal matters and other services related to the strike ($2.5 million of which was incurred during the first three months of the strike). Although uncertainties inherent in the strike generally make it impossible to predict the duration or ultimate cost of the strike to the Company, the Company expects that future strike-related costs will not exceed $100,000 per month.

  Injunction. The Company obtained an injunction from a Louisiana state court on April 1, 1993 imposing constraints on the number of picketers and regulating conduct on the picket line. As a result of violations of the injunction, the Company has obtained contempt orders against the violators, as well as additional injunctive relief to further regulate picketing activity. Assault and battery charges have been filed against several striking Union members, as well as non-striking Company employees. Access to the minimill has been generally unimpaired since the injunction was issued (with the exception of a court imposed 90-second per vehicle waiting time) and the Company has been allowed by the court to open additional gates to its facility. The injunctive relief has also permitted the Company to significantly reduce its out-of-pocket expenses for security and housing of temporary replacement workers.

  Unfair Labor Practice Charge. On May 4, 1993, the Union filed unfair labor practice charges against the Company with the regional office of the NLRB, which charges were amended on May 20, 1993 and July 15, 1993. In late January, the Regional Director of the NLRB informed the Company that it had sufficient grounds to issue a complaint against the Company and order a trial with respect to eight of these allegations, which included charges by the Union that the
Company: withdrew from, or altered the terms of, tentatively agreed-upon bargaining proposals in retaliation against the Union's announcing or taking part in activity protected under the NLRA; offered bargaining proposals which contained unlawful limitations on engaging in protected Union activity on work time; threatened to unilaterally change the terms and conditions of employment for employees in the bargaining unit without bargaining in good faith with the Union; offered regressive bargaining proposals at advanced stages of bargaining in bad faith; offered bargaining proposals which required the Union to reopen the contracting out clause without providing for its right to strike in order to frustrate bargaining or to prevent the reaching of an agreement; made regressive bargaining proposals in retaliation for filing charges with the NLRB; and interfered with, restrained and coerced employees in the exercise of their rights guaranteed by Section 7 of the NLRA. In order to avoid a lengthy and expensive trial, the Company agreed to negotiate a settlement agreement with the NLRB.

  The proposed settlement agreement does not contain an admission by the Company that it engaged in any unfair labor practices. The settlement agreement requires the Company to post a notice stating that it will not engage in any of the actions specified in the eight allegations described above. The other 14 allegations will be dismissed concurrently with the approval by the NLRB of the settlement agreement. As part of the proposed settlement agreement, the Company would also agree to accord all eligible striking employees, who have not engaged in unprotected activity, upon unconditional application, full reinstatement to their former jobs, or if their jobs no longer exist, to substantially equivalent positions, without prejudice to their seniority or other rights or privileges of employment. Since the strike began, the Company has permitted any striking employee who wished to return to his job upon the terms of the expired contract the opportunity to do so (and the temporary replacement workers have been operating under the terms of the expired contract). The Company has signed the proposed settlement agreement but has been informed by the NLRB that the Union will not sign the proposed agreement. The Company has been informed by the NLRB that the NLRB will unilaterally approve the settlement agreement and the Company expects such approval by the end of February. The Company expects that the Union will appeal the settlement agreement and the dismissal of the 14 other charges. However, even if the appeal were successful and a trial were ordered, the Company does not believe that the ultimate outcome would have a material affect on the Company's operations.

  The settlement agreement is not expected to cover two separate charges filed on December 30, 1993 and January 14, 1994, respectively. These outstanding charges include allegations that the Company bargained in bad faith by not reducing to writing a specific alleged agreement concerning job security for those employees adversely affected by contracting out proposals of the Company, that it failed to provide certain employee safety and health documents, and that the Company denied the Union access to the minimill. The Union is seeking a finding that the Company negotiated in bad faith which, under the NLRA, could convert the strike from an "economic" strike to an "unfair labor practice" strike. If the Company were found to have engaged in an "unfair labor practice" strike, the Company would be precluded from hiring permanent replacement workers and from declaring an impasse. If the Company were to hire permanent replacement workers or declare an impasse prior to the time of such decision, the NLRB could reverse such actions. Furthermore, if the strike was deemed an "unfair labor practice" strike and the Company refused to re-employ striking workers who made an unconditional offer to return to work, the Company could be subject to exposure for back-pay. The Company believes that it possesses meritorious defenses to such unfair labor practice charges.

  The settlement agreement, or a finding by the NLRB that the Company engaged in unfair labor practices with respect to any charges not covered by the settlement agreement, may result in the strengthening of the strikers' commitment to their negotiating position, the work stoppage and the corporate campaign. Any hardening of the strikers' positions could affect the length of the strike and the resolution of the labor contract disputes. The settlement agreement or an adverse decision by the NLRB on the outstanding charges could also delay and impair the Company's labor initiatives because the Company would be unable to implement all or part of its last proposed labor agreement until it returned to the bargaining process and remedied the unfair labor practices, and until such time as either an agreement with the Union was ratified or impasse in the bargaining process was reached.

  The Company does not expect a settlement agreement or an adverse decision by the NLRB on the outstanding charges to have a material long-term effect on the Company. Since the strike began, the Company has permitted any striking employee who wished to return to his job upon the terms of the expired contract the opportunity to do so (and the temporary replacement workers have been operating under the terms of the expired contract). Since the Company has not replaced any of the striking workers with permanent replacement employees and has not implemented any of its proposed contract terms, a return of striking workers upon the terms of the expired contract would have no financial effect on the Company's operations, although it could disrupt operations for a time.

  Status of Negotiations. Union and Company representatives have continued to hold negotiating meetings since March 21, 1993 in attempts to reach a resolution of the outstanding issues. However, no progress has been made since August 11, 1993. The Company made a contract proposal to the Union on November 22, 1993 which was rejected by the Union. The NLRA provides that a company, in the absence of unfair labor practices in connection with the negotiations, may implement all or individual parts of its last labor agreement proposal in the event that the bargaining process reaches impasse. The determination of impasse is strictly dependent on the facts of each individual case. The Company has not made a determination that it is at an impasse and any such determination would be subject to review by the NLRB. If the Company were to implement its last proposed labor agreement and the NLRB were to subsequently find that the Company had engaged in unfair labor practices, the Company would be liable to make the employees economically whole with respect to those labor agreement provisions that adversely affected such workers since the Company could not have been at impasse if it were found to have bargained in bad faith.

  While the Company and the Union currently remain apart on several issues with respect to the proposed labor contract, the Company believes that the following issues are significant in reaching agreement on a new labor contract:

    Health Benefits. The Company has proposed a managed health care plan which would require employees to contribute $20 per week to the plan for family coverage. In addition, any future increases in the cost of the plan would be shared equally by the Company and employees. The Union alternatively has proposed that employees be required to contribute only $6.92 per week, that employees bear no responsibility for future increases in the cost of the plan and that the obligation to make contributions not become effective until three years from the date of adoption of the contract.

    Incentive Plan. The Company has proposed an incentive plan and profit sharing plan for its employees as the primary basis for increases in compensation, the components of which would be subject to change at the discretion of the Company. The Union is proposing that these plans be subject to the grievance and arbitration procedure under the contract (and therefore not subject to amendment at the Company's discretion).

    Contract Labor. The Company has proposed a provision granting the Company the right to utilize contract labor and outside contractors, although no employee directly affected would be terminated or suffer a loss of pay rate as a result of using contract labor. The Union is seeking a more restrictive provision limiting the Company's ability to utilize such contractors.

    Bargaining Unit Work. The Company has proposed reduced limitations on non-bargaining unit employees, primarily supervisors, from performing bargaining unit work. The Union's proposal maintains past restrictions contained in the expired contract, in addition to more severe penalties in the event of future violations.

    Union Representatives. The Company and the Union disagree as to which party should be responsible for the compensation of union representatives for the performance of Union duties during Company hours.

    Picket Line Misconduct. The Company maintains that it has a right to subject picketers who have engaged in picket line misconduct (meeting the criteria established by the NLRB as behavior not protected by the NLRA) to disciplinary action, including termination of employment. The Union demands that all striking employees, even those who have engaged in such misconduct, be returned to their positions at the cessation of the strike.

  Corporate Campaign. In August 1993 the Union announced a corporate campaign designed to bring pressure on the Company from individuals and institutions with direct financial or other interests in the Company. After the public announcement that the Company was negotiating a settlement agreement with the NLRB with respect to unfair labor practice charges filed by the Union, the intensity of the corporate campaign strengthened. Although the Company believes the corporate campaign has not had, and is not expected to have, an effect on its operations, the potential impact of such a campaign is difficult to assess. See "--Environmental Matters."

EMPLOYEES

  As of September 30, 1992, the Company had 491 employees, of whom 153 were salaried office, supervisory, and sales personnel, and 338 were hourly employees. 20 salaried non-exempt employees and 329 hourly employees were covered by a collective bargaining contract which expired on February 28, 1993 between the Company and the Union. 9 hourly employees are covered by a collective bargaining contract which expires on July 31, 1994 between the Company and the Union. As of December 31, 1993, the Company had 418 non-striking employees, of whom 148 were salaried office, supervisory, and sales personnel, and 270 were hourly employees. As of December 31, 1993, the Company had utilized 196 temporary replacement workers to perform certain of the services of striking workers. Of the original 337 bargaining unit employees, 98 have returned to work, nine have resigned and 230 remain on strike.

  The strike has not prevented the Company from committing to develop a Total Quality Management work culture, which is a managerial philosophy that encourages employee participation, employee empowerment, teamwork and increased individual accountability. The Company intends to accomplish this through extensive training and individual development efforts. The Total Quality Management program does not involve the terms and conditions of the workplace and is therefore not subject to the collective bargaining process. As a result, the Company has begun implementing the Total Quality Management Program with its supervisory personnel and intends to begin implementing the program with the remainder of its workforce in the near-term.

PROPERTIES

  The Company's principal operating properties are listed in the table below. The Company believes that its properties and warehouse facilities are suitable and adequate to meet its needs and that the size of its warehouse facilities is sufficient to store the level of inventory necessary to support its level of distribution.

      LOCATION                                  PROPERTY
      --------                                  --------
LaPlace, Louisiana        Approximately 287 acres of land, including a melt
                           shop, rolling mill, related equipment, a new 75,000
                           square foot warehouse, and dock facilities situated
                           on state-leased waterbottom in the Mississippi Riv-
                           er.
Chicago, Illinois         Approximately 7 acres of land, a dock on the Calumet
                           River and buildings, including a recently renovated
                           100,000 square foot warehouse.
Tulsa, Oklahoma           63,500 square foot warehouse facility with a dock on
                           the Arkansas River system. Located on land under a
                           long-term lease. The original term of the lease is
                           from April 1, 1989 through March 31, 1999; the Com-
                           pany has two 10-year renewal options through March
                           31, 2019.
Pittsburgh, Pennsylvania  112,000 square foot leased warehouse facility with a dock on the Ohio River. The original term of the
                           lease was from January 1, 1987 through June 30,
                           1992; the Company is in the first of three 5-year
                           renewal options through June 30, 2007.
Knoxville, Tennessee      Approximately 25 acres of undeveloped land along the
                           Tennessee River, available for future use as a
                           stocking location.

LEGAL PROCEEDINGS

  See "--Strike and Impact Upon the Company" for a description of the NLRB proceedings. The Company is not involved in any pending legal proceedings which involve claims for damages exceeding 10% of its current assets. The Company is not a party to any material pending litigation which, if decided adversely, would have a significant impact on the business, income, assets or operation of the Company, and the Company is not aware of any material threatened litigation which might involve the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

  The executive officers and directors of the Company are as follows:

       NAME                            AGE                POSITION
       ----                            --- --------------------------------------
Howard M. Meyers......................  51 Director, Chairman of the Board,
                                            President, and Chief Executive
                                            Officer
Jerry M. Pitts........................  42 Executive Vice President and Chief
                                            Operating Officer
Richard J. Gonzalez...................  46 Vice President, Treasurer, and Chief
                                            Financial Officer
Rodger A. Malehorn....................  51 Vice President of Commercial
                                            Operations
Timothy R. Postlewait.................  43 Vice President of Plant Operations
Henry S. Vasquez......................  43 Vice President of Human Resources
John A. Canning, Jr. .................  49 Director
Lawrence E. Golub.....................  34 Director
Melvyn N. Klein.......................  52 Director
Albert P. Lospinoso...................  57 Director
Alan J. Patricof......................  59 Director
Stanley S. Shuman.....................  58 Director

  All of the directors, except Alan J. Patricof, served from September 5, 1986 through July 19, 1988 as directors of Bayou Steel Corporation (of LaPlace) (the Company's predecessor), and thereafter as a director of the Company. Alan J. Patricof has been a director since February 21, 1991.

BUSINESS BACKGROUND OF EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

  Howard M. Meyers has been a director, Chairman of the Board, President and Chief Executive Officer of the Company since September 5, 1986. He has also been a director, Chairman of the Board, Chief Executive Officer and President of Quexco Incorporated ("Quexco") since 1984. Quexco, through its wholly-owned subsidiary, RSR Corporation ("RSR"), is a privately owned, non-ferrous metals recycle smelting and refining company located in Dallas, Texas. Mr. Meyers has also been President and a director of BSPL since its inception. Mr. Meyers is a former co-president and current member of the Board of Directors of the Institute of Scrap Recycling Industries Inc. He also serves on the Boards of Directors of the Steel Manufacturers Association and the Lead Industries Association. Mr. Meyers was formerly employed as a scrap metal buyer at AMAX Copper Corporation.

  Jerry M. Pitts was elected Executive Vice President and Chief Operating Officer of the Company on June 7, 1991. He had been Executive General Manager of the Company since July 1, 1987 and has worked in the steel industry since 1974. From 1986 to 1987, he served the Company as General Manager of Operations; from 1984 to 1986, he was Superintendent of Melting Operations; and from 1980 to 1984, he was General Foreman of Melting. Mr. Pitts worked in various management capacities related to production and process engineering at U.S. Steel Corporation from 1974 to 1980.

  Richard J. Gonzalez was elected Vice President, Treasurer, and Chief Financial Officer of the Company on June 7, 1991. He had been General Manager, Finance of the Company since July 1, 1987. He has served the Company since October 1983 in the capacities of Data Processing Manager and Assistant to the Vice President of Finance and Controller. From 1982 to 1983, he was Vice President and Chief Financial Officer of Jimco, Incorporated. Prior to that, Mr. Gonzalez was a Manager in the Consulting Division of the accounting firm of Arthur Andersen & Co. for nine years. Mr. Gonzalez is a certified public accountant.

  Rodger A. Malehorn was elected Vice President of Commercial Operations of the Company on June 7, 1991. He had been General Manager, Commercial Operations since July 1, 1987. Mr. Malehorn has served in management-level positions with the Company related to raw material supply, trades purchasing and billet sales since April 1, 1984. From 1981 to 1984, he was Vice President and General Manager of Louisiana Scrap Metal Inc. Prior to that, Mr. Malehorn worked for Luria Brothers & Co., Inc., a scrap recycling operation, for three years and Lukens Steel Company for thirteen years in various management positions relating to melt shop operations.

  Timothy R. Postlewait was elected Vice President of Plant Operations of the Company on June 7, 1991. He had been General Manager, Plant Operations of the Company since July 1, 1987. He has served in management positions with the Company as Superintendent, Melt Shop Operations from 1986 to 1987 and Superintendent, Quality Assurance from 1981 to 1986. From 1977 to 1981, Mr. Postlewait worked in management positions with Chaparral Steel Company, and from 1972 to 1977, he worked with United Nuclear Corporation as a Senior Engineer.

  Henry S. Vasquez was elected Vice President of Human Resources of the Company on September 24, 1992 after joining the Company on April 27, 1992. He had been employed in various executive Human Resource positions with Lyondell Petrochemical Co. from April 1989 to April 1992; with Frito Lay Company from August 1983 to April 1989; with Hydril Co. from May 1977 to August 1983; and with Stanco Industries from April 1975 to May 1977.

  John A. Canning, Jr. has been President of Madison Dearborn Partners Inc., which is the management company for a private equity investment fund, Madison Dearborn Capital Partners L.P., and a limited partnership, Madison Dearborn Advisers, L.P., which provides venture capital advisory services to First Chicago Corporation since January 1993. For more than five years prior to that, Mr. Canning was President of First Capital Corporation of Chicago and First Chicago Investment Corporation, both subsidiaries of First Chicago Corporation, engaged in venture capital projects. He is a director of Tyco Toys, Inc. and the Interlake Corporation.

  Lawrence E. Golub has been a Managing Director of Bankers Trust Company in New York, New York since September 1993. From September 1992 to August 1993, Mr. Golub was a White House Fellow. Mr. Golub was Managing Director of Wasserstein Perella Capital Markets from February 1990 to August 1992 and an officer of Allen & Company Incorporated, an investment banking firm, from 1984 to February 1990. He is Chairman of Mosholu Preservation Corporation.

  Melvyn N. Klein has been, for more than the past five years, a practicing attorney and private investor in Corpus Christi, Texas. He has been a Director of Quexco since 1984. He is the sole shareholder, sole director and the President of JAKK Holding Corporation, a General Partner of GKH Partners, L.P., which is the sole General Partner of GKH Investments, L.P., an investment fund; President of Rockwood Holding Company; and a director of Itel Corporation, American Medical International, Inc., Santa Fe Energy Resources and Savoy Pictures Entertainment, Inc.

  Albert P. Lospinoso has been the President of RSR since July 1992 and is a director of RSR and Quexco. For more than five years prior to that, he was the Executive Vice President, Chief Operating Officer and a director of RSR and its predecessor companies.

  Alan J. Patricof has been, for more than five years, Chairman of Patricof & Co. Ventures, Inc. (formerly Alan Patricof Associates, Inc.), a venture capital firm. He is also a director of Cellular Communications, Inc., Cellular International, Cellular Communications of Puerto Rico, Creative Biomolecules, Datascope Corporation, Harman International Industries, Inc. and Ocom Corporation.

  Stanley S. Shuman has been, for more than the past five years, Executive Vice President, Managing Director and member of the executive committee of Allen & Company Incorporated. He is a director of The

News Corporation Limited, Hudson General Corporation, Global Asset Management, U.S.A., Sesac Inc. and Knight Corp.

  There are no family relationships among the directors and executive officers of the Company.

  The Company pays each outside director $30,000 per year, payable in quarterly installments, for serving as a director, plus expenses, for each meeting of the Board of Directors that a director attends. The Company does not compensate directors who are officers of the Company for services as directors. Mr. Meyers is the only director who is an officer of the Company.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation received by the Company's Chief Executive Officer and the four other most highly-compensated executive officers for fiscal years 1993, 1992, and 1991.

                           SUMMARY COMPENSATION TABLE

                 (A)
              NAME AND                                              (I)
              PRINCIPAL               (B)    (C)      (D)        ALL OTHER
              POSITION                YEAR  SALARY  BONUS(1) COMPENSATION(2)(3)
              ---------               ---- -------- -------- ------------------
Howard M. Meyers..................... 1993 $437,990  $ -0-         $ -0-
 Chairman, Chief Executive            1992  435,041    -0-           -0-
 Officer, and President               1991  420,053    -0-           -0-
Jerry M. Pitts....................... 1993  225,000  9,750         1,316
 Executive Vice President and         1992  225,000  9,750         1,702
 Chief Operating Officer              1991  210,417  9,750         1,312
Timothy R. Postlewait................ 1993  150,000  6,000         1,560
 Vice President of                    1992  150,000  6,000         1,560
 Plant Operations                     1991  148,250  6,000           875
Richard J. Gonzalez.................. 1993  147,000  5,313         1,462
 Vice President, Treasurer,           1992  147,000  5,313         1,498
 and Chief Financial Officer          1991  143,249  5,313           875
Rodger A. Malehorn................... 1993  120,000  5,313         1,253
 Vice President of                    1992  120,000  5,313         1,253
 Commercial Operations                1991  120,000  5,313           700

- --------
(1) Bonus includes incentive compensation paid pursuant to the Company's Incentive Compensation Plan and reflects awards made in 1988, half of which was paid in 1989 and the remainder of which was paid from 1990 to 1993. No awards were made in fiscal 1993, 1992 or 1991. See "Employee Benefit Plans--Incentive Compensation Plan."
(2) Includes amounts contributed by the Company to the Company's Savings Plan in respect of matching contributions. See "Employee Benefit Plans--Savings Plan." Also includes the dollar value of term life insurance premiums paid by the Company for the benefit of these officers. The value of this premium is approximately $125 for each officer per year.
(3) The aggregate amount of non-cash compensation received by each such executive officer did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

EMPLOYEE BENEFIT PLANS

 Savings Plan

  The Bayou Steel Corporation Savings Plan (the "Savings Plan") was adopted, effective March 1, 1991 and is intended to qualify for approval under Sections 401 and 410 through 417 of the Tax Code and comply with the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Savings Plan is designed to allow all eligible employees to accumulate savings for retirement.

  Employees of the Company eligible to participate in the Savings Plan are those employees who are at least age 21, have completed one year of service, and are not employed under a collective bargaining agreement. Savings Plan participation is voluntary. To join the Savings Plan, an eligible employee must agree to defer from 1% to 15% of the employee's total pay, subject to annual limitations imposed by the Tax Code; the deferral amount is then invested in his or her Savings Plan account. The Company may make matching discretionary contributions to the employee's account. In 1993 the Company matched 25% of the employee's deferred amount up to 4% of total pay contributed in respect of each participant's payroll deferral election.

  Under the Savings Plan, assets are held in a trust fund (the "Trust Fund") by an independent trustee appointed by the Company. The Trust Fund has been divided into four investment funds, to which an employee may periodically make allocations of existing account balances and future contributions. All of the discretionary Company contributions are invested by the Trustee in the purchase on the open market of the Company's Class A Common Stock.

  Participants are always 100% vested in the contributions made as a result of their payroll deferral elections. A participant's interest in his Company matching contributions is based upon a graded vesting schedule and is fully vested after six years of service.

 Retirement Plan

  The following table specifies the estimated annual benefits upon retirement under the Retirement Plan to eligible employees of the Company of various levels of average annual compensation and for the years of service classifications specified:

                               PENSION PLAN TABLE

                                                        YEARS OF SERVICE
             AVERAGE ANNUAL        --------------------------------------------------------------
              COMPENSATION           10               20               30               45
             --------------        ------           ------           ------           ------
            $ 20,000               $1,200           $2,400           $3,600           $3,600
              50,000                4,360            8,730           13,090           13,090
             100,000                9,860           19,730           29,590           29,590
             150,000               15,360           30,730           46,090           46,090
             200,000               20,860           41,730           62,590           62,590
             250,000               24,810           49,610           74,420           74,420
             300,000               24,810           49,610           74,420           74,420

  The Company has adopted the Bayou Steel Corporation Retirement Plan (the "Retirement Plan") and will file a request for approval by the Internal Revenue Service. The Retirement Plan became effective October 1, 1991. The Retirement Plan is a defined benefit plan for eligible employees of the Company not covered by a collective bargaining agreement (the Company adopted a separate retirement plan for Union employees that also became effective October 1,
1991). Employees are automatically eligible to participate on the October 1 or April 1 following the completion of one year of service. Service before the effective date of the Retirement Plan is credited to participants for purposes of retirement benefit calculation. Contributions to the Retirement Plan are provided solely from the Company contributions; employees are unable to make contributions. A participant's benefits under the Retirement Plan are vested after five years of service. Under the terms of the

Retirement Plan the monthly retirement benefits of a participant payable at the participant's normal retirement date are equal to (i) .6% of average monthly compensation, multiplied by years of credited service (not to exceed 30 years), plus (ii) .5% of that portion, if any, of average monthly compensation which is in excess of the participant's average social security taxable wage base, multiplied by years of credited service (not to exceed 30 years). Normal retirement under the Retirement Plan is age 65 with at least five years of service. The Tax Code limits the amount of annual compensation that may be counted for the purpose of calculating pension benefits, as well as the annual pension benefits that may be paid, under the Retirement Plan. For 1993, these amounts are $235,840 and $115,641, respectively. The Retirement Plan also limits the amount of annual compensation that may be counted for the purpose of calculating pension benefits to $250,000.

  The figures for estimated annual retirement benefits are computed on a straight life annuity basis and are payable to an employee who attains age 65 in 1993 and are exclusive of retirement benefits from Social Security.

  Earnings of executive officers included in the Summary Compensation Table, for purposes of calculating pension benefits, approximate the aggregate amounts shown in the columns (c) and (d) of such Summary Compensation Table, except for Mr. Meyers whose earnings for purposes of such calculation are subject to the $250,000 limitation discussed above.

  The years of credited service under the Retirement Plan as of October 1, 1993 for each of the five most highly compensated officers of the Company are:
Howard M. Meyers, 7.1 years; Jerry M. Pitts, 12.8 years; Richard J. Gonzalez, 10 years; Rodger A. Malehorn, 9.5 years; and Timothy R. Postlewait, 12.3 years.

 Incentive Compensation Plan

  The Company has instituted an Incentive Compensation Plan (the "ICP") to provide incentives for the attainment of corporate financial objectives to those key employees of the Company (including all executive officers, except Mr. Meyers), as selected by the ICP's Administrative Committee, who have the responsibility and authority to affect the operating results of the Company. Each year the Board of Directors may, in its sole discretion, cause to be credited to the ICP any amount not to exceed fifty percent of the aggregate of the base salaries of the participants in the ICP for such year. The Administrative Committee, composed of one or all of the Company's officers, including Howard M. Meyers, as appointed by the Compensation Committee, determines the amounts awarded to each participant based on quantitative measures of performance relating to financial or other indicators of performance for the Company and achievement of measurable individual goals of participants established prior to the commencement of each year. One-half of a participant's award is paid in the February following the year to which the award relates. The balance of such award is divided into fourths and paid to each participant during the February of each of the four years next succeeding the year in which the initial payment was made. If a participant is not employed by the Company on February 1 following the year to which an award relates or on the February 1 of any of the succeeding four years, such participant shall forfeit all awards or installments thereof which have been accrued but not actually paid. No awards have been made since 1988.

 1991 Plan

  On February 21, 1992 the stockholders of the Company approved the 1991 Employees' Stock Option Plan (the "1991 Plan") for the purpose of attracting and retaining key employees including officers, managers and supervisory employees. The Board of Directors has authorized the reservation of 600,000 shares of Class A Common Stock of the Company for issuance in accordance with the 1991 Plan. Shares of Class A Common Stock to be issued under the provisions of the 1991 Plan may be issued by the Company from its authorized and unissued shares of Class A Common Stock or from shares of treasury stock held by the Company. (There are presently no such treasury shares.) The 1991 Plan is administered by the Company's Board of Directors or a committee appointed by the Board comprised of three disinterested persons. The Board or the committee, as the case may be, is referred to as the "Administrator."

  The Administrator of the 1991 Plan, at its sole discretion, designates such options granted under the 1991 Plan as (a) "Incentive Stock Options" as defined in Section 422 of the Tax Code, (b) other stock options subject to the terms and conditions set forth in the 1991 Plan ("Nonqualified Stock Options"), or
(c) any combination of Incentive Stock Options and Nonqualified Stock Options. In the event that a portion of an option cannot be exercised as an Incentive Stock Option by reason of the limitation contained in Section 422(d) of the Tax Code (which limits the treatment as Incentive Stock Options during any calendar year to those options, which, when they become exercisable, entitle the holder to purchase stock having a fair market value of not more than $100,000), such portion shall be treated as a Nonqualified Stock Option.

  Options granted under the 1991 Plan may not be exercised more than ten years from the date such option is granted, or earlier than six months from the date such option is granted. Within such limitations, the Administrator of the 1991 Plan will establish the time or times at which options may be exercised and whether all of the options may be exercisable at one time or in increments over time.

  The exercise price of any option granted under the 1991 Plan is the closing price of the Company's Class A Common Stock on the American Stock Exchange on the day the option is granted. The Administrator may in its discretion set such other exercise price for Nonqualified Stock Options as it may deem appropriate. Upon exercise, the price is payable in cash, or if the Administrator deems appropriate, in shares of Class A Common Stock of the Company valued at fair market value. At the discretion of the Administrator, the Company may loan funds to an optionee in connection with the exercise of options. The initial term of any loan under the 1991 Plan cannot exceed five years, but any such loan may be renewable at the discretion of the Administrator. All such loans must comply with the applicable regulations of the Board of Governors of the Federal Reserve Board or any other governmental agency having jurisdiction over the Company.

  Options may not be exercised unless the optionee has been an employee of the Company or its subsidiaries at all times from the date of grant of the option to the date of exercise, unless the option is exercised within the time periods specified in the 1991 Plan after employment is terminated by reason of retirement, disability, death or other reason otherwise than for cause. No option is transferable by the optionee except by will or by the laws of descent and distribution.

  The 1991 Plan may be modified, amended, or terminated by the Board of Directors, except no such action, without the approval of stockholders, may (a) increase the total amount of Class A Common Stock on which options may be granted, (b) change the manner of determining the option price, or (c) change the class of employees eligible to receive options; and no such action may affect any option previously granted under the 1991 Plan without the consent of the then holder of the option.

  As of September 30, 1993, no options have been granted under the 1991 Plan. There are no prior stock option plans.

EMPLOYMENT ARRANGEMENT

  Howard M. Meyers serves as Chief Executive Officer of the Company and in connection therewith has signed a letter agreement dated July 26, 1988, containing a provision included in his prior employment agreement (which has terminated in accordance with its terms), which provides that all steel-related acquisition activities undertaken by Mr. Meyers must be through the Company and that all other acquisition activities undertaken by Mr. Meyers must be through the Company to the extent required by any fiduciary duty of Mr. Meyers as a direct or indirect controlling shareholder and/or director of the Company, giving effect to the principles embodied in the legal doctrine of "corporate opportunity," which requires that directors, officers and other persons with a fiduciary duty towards a corporation not appropriate for their own benefit and advantage a business opportunity properly belonging to the corporation.

  The compensation payable to Mr. Meyers for all services performed on behalf of the Company in any capacity is limited by the terms of the letter agreement and a Stock Purchase Agreement, dated as of August 28, 1986, between the Company and certain original purchasers of the Company's Class A Common Stock which provides that Mr. Meyers may not earn more than the greater of (x) $350,000 multiplied by a fraction the numerator of which is the consumer price index with respect to the December immediately preceding the year in question and the denominator of which is the consumer price index for December 1985 or
(y) 2% of the Company's pretax net income earned in the previous fiscal year (or 1% if Mr. Meyers is no longer both the Chairman and Chief Executive Officer of the Company with substantial day-to-day managerial responsibilities).

  The Company's Second Restated Certificate of Incorporation provides that the Class B Common Stock which Mr. Meyers controls through his ownership interest in BSPL, loses its power to control the Company if Mr. Meyers resigns, retires, is permanently disabled or is removed for cause as Chief Executive Officer of the Company, or if 1,362,676 shares (as adjusted) of Class B Common Stock have been converted into Class A Common Stock.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of December 31, 1993 with respect to the beneficial ownership of each class of Common Stock of the Company by (a) each person known by the Company to own beneficially more than 5% of the Class A, Class B or Class C Common Stock of the Company, (b) each director or officer of the Company, and (c) all directors and officers of the Company as a group.

  Except as to certain matters on which holders of the Class B Common Stock and the holders of the Class C Common Stock have class voting rights, the holders of the Class A Common Stock, together with the holders of the Class C Common Stock, are entitled to one vote per share and in the aggregate 40% of the votes eligible to be cast for all matters other than the election of directors. The holders of the Class B Common Stock are entitled to 60% of the votes eligible to be cast for all matters other than the election of directors. Certain transactions, such as the sale or acquisition of assets that exceed 20% of the Company's consolidated net worth (as determined in accordance with the Company's certificate of incorporation) require the consent of stockholders representing 80% of the votes that may be cast. In addition, the Class B Common Stock and the Class C Common Stock have voting rights that enable each class to block certain corporate actions which could result in liability to Voest-Alpine and V.A.I.C. under the Tax Lease Agreement or to the Company and Howard M. Meyers under certain indemnities in favor of Voest-Alpine and V.A.I.C. entered into at the time of the acquisition of the Company from Voest-Alpine and V.A.I.C. See "Certain Related Party Transactions--Tax Benefit Transfer Lease Agreement and Release Agreement."

  The holders of the Class A Common Stock have the right to elect, as a class, that number of directors which represents 40% of the number of directors then comprising the Board of Directors and the holders of the Class B Common Stock have the right to elect, as a class, that number of directors which represents 60% of the number of directors then comprising the Board of Directors. Except as set forth below, the holders of the Class C Common Stock are not entitled to elect directors. So long as the Class A Common Stock is listed on the American Stock Exchange, if the number of shares of Class B Common Stock outstanding is less than 12.5% of the aggregate number of outstanding shares of Common Stock, the holders of the Class A Common Stock will, in addition to the voting rights discussed above, be entitled to vote as a class with the Class B Common Stock for the election of the remaining 60% of the Board of Directors, with the holders of the Class A Common Stock entitled to one vote per share and the holders of the Class B Common Stock entitled to ten votes per share. In the event that Howard M. Meyers is no longer Chief Executive Officer of the Company or more than 1,362,676 shares (as adjusted) of Class B Common Stock have been converted into Class A Common Stock, the holders of the Class A, Class B and Class C Common Stock will vote together, as a single class, in the election of directors and will be entitled to one vote per share. The holders of Class B

Common Stock have the option to convert all or any portion of their shares of Class B Common Stock into shares of Class A Common Stock at any time at the rate of one share of Class A Common Stock for one share of Class B Common Stock.

  With certain limited exceptions, in the absence of the full approval of the Board of Directors of the Company and the delivery of an opinion of counsel to the effect that the Company will not lose the benefits of its NOLs, until December 31, 2003, transfers of shares of Class A Common Stock or Class B Common Stock shall be null and void insofar as such transaction would cause the transferee to attain 5% ownership of the fair market value of the Company's Class A Common Stock or if such transferee owned Class A or Class B Common Stock with a fair market value equal to 5% or more of the fair market value of the Company's Class A Common Stock. In addition, except for transfers to or for the benefit of direct or indirect beneficial owners of Class B Common Stock, or the immediate family thereof, or transactions approved by the holders of 75% of the then outstanding Class A Common Stock, shares of Class B Common Stock are transferable only upon conversion of such shares into shares of Class A Common Stock. Moreover, pursuant to an agreement executed between the Company, BSPL and Howard M. Meyers immediately prior to the 1988 public offering of the Class A Common Stock, if any entity acquires within a four-year period a percentage of the voting power of BSPL in excess of 50% (the "Percentage"), such entity shall agree to purchase through a public tender offer a number of shares of Class A Common Stock equal to the total number of outstanding shares of Class A Common Stock multiplied by the Percentage, subject to certain exceptions.

                                                         BENEFICIAL OWNERSHIP
 TITLE                                                 AS OF DECEMBER 31, 1993
  OF                DIRECTORS, EXECUTIVE               ---------------------------
 CLASS          OFFICERS, AND 5% STOCKHOLDERS            AMOUNT       PERCENTAGE
 -----          -----------------------------          ------------- -------------
  A    First Capital Corporation of Chicago..........      1,755,000       16.54
        #3 First National Place
        Suite 1330
        Chicago, IL 60602
  A    Stanley S. Shuman(1)..........................        817,880        7.69
        711 Fifth Avenue
        New York, NY 10022
  A    Alan J. Patricof(2)...........................        739,059        6.97
        445 Park Avenue
        New York, NY 10022
  A    How & Company.................................        600,000        5.65
        c/o The Northern Trust Co.
        P.O. Box 92303
        Chicago, IL 60675-0002
  A    Allen & Company Holding, Inc.(1) .............        522,528        4.92
        711 Fifth Avenue
        New York, NY 10022-4207
  A    Howard M. Meyers(3)...........................        300,000        2.82
        1111 W. Mockingbird Lane
        Dallas, TX 75247
  A    John A. Canning, Jr.(4).......................        195,000        1.83
        #3 First National Plaza
        Suite 1330
        Chicago, IL 60670

                                                        BENEFICIAL OWNERSHIP
 TITLE                                                AS OF DECEMBER 31, 1993
  OF                DIRECTORS, EXECUTIVE              ---------------------------
 CLASS         OFFICERS, AND 5% STOCKHOLDERS            AMOUNT       PERCENTAGE
 -----         -----------------------------          ------------- -------------
  A    Lawrence E. Golub............................         80,800          .76
        2101 Connecticut Ave. N.W.
        Apt. 73
        Washington, D.C. 20008
  A    Melvin N. Klein..............................         60,000          .56
        1940 First City Bank Tower
        Corpus Christi, TX 78477
  A    Albert P. Lospinoso..........................         10,000          .09
        1111 W. Mockingbird Lane
        Dallas, TX 75247
  A    Jerry M. Pitts...............................          1,521            *
        P.O. Box 5000
        LaPlace, LA 70069-1156
  A    Timothy R. Postlewait........................          1,073            *
        P.O. Box 5000
        LaPlace, LA 70069-1156
  A    Richard J Gonzalez...........................          1,021            *
        P.O. Box 5000
        LaPlace, LA 70069-1156
  A    Rodger A. Malehorn...........................            861            *
        P.O. Box 5000
        LaPlace, LA 70069-1156
  A    Henry S. Vasquez.............................              0            *
        P.O. Box 5000
        LaPlace, LA 70069-1156
  A    All directors and officers as a group (12          2,207,215        20.79
        persons)....................................
  B    Bayou Steel Properties Limited(3)............      2,271,127       100.00
  B    Howard M. Meyers(3)(5).......................      2,271,127       100.00
        1111 W. Mockingbird Lane
        Dallas, TX 75247
  B    Melvyn N. Klein(3)...........................         62,910         2.77
        1940 First City Bank Tower
        Corpus Christi, TX 78477
  B    Allen & Company Incorporated(3)..............         47,239         2.08
        711 Fifth Avenue
        New York NY 10022
  B    Stanley S. Shuman(3).........................         26,572         1.17
        711 Fifth Avenue
        New York, NY 10022
  B    Albert Lospinoso(3)..........................         17,261          .76
        1111 W. Mockingbird Lane
        Dallas, TX 75247
  C    Voest-Alpine International Corporation(6)....            100       100.00

- --------
  * Less than .01 percent.
(1) Includes 522,528 shares of Class A Common Stock owned by Allen & Company Holding, Inc., which owns all of the outstanding shares of Allen & Company Incorporated; Mr. Shuman is an Executive Vice President and Managing Director of Allen & Company Incorporated. Mr. Shuman disclaims beneficial ownership of such shares. Includes an aggregate of 60,000 shares of Class A Common Stock owned by trusts for the benefit of Mr. Shuman's children, of which Mr. Shuman disclaims beneficial ownership. Mr. Shuman has no voting or investment power, shared or otherwise, in the foregoing shares.
(2) Includes 520,500 shares of Class A Common Stock owned by a partnership of which Mr. Patricof is a general partner and an aggregate of 216,000 shares of Class A Common Stock held by two corporations to which a third corporation, of which Mr. Patricof is Chairman, serves as investment advisor, and as to which Mr. Patricof disclaims beneficial ownership. Mr. Patricof has sole voting and investment power with respect to 2,559 shares and has shared voting power and investment power with respect to 736,500 shares.
(3) Through his ownership of 60% of the common stock of BSPL, Howard M. Meyers controls BSPL's voting power. Since BSPL owns 100% of the Company's Class B Common Stock, Howard M. Meyers has voting control of Class B Common Stock which accounts for a maximum of 60% of the voting control of the Company. Howard M. Meyers may be deemed to "control" the Company. Allen & Company Incorporated and Messrs. Klein, Lospinoso, and Shuman are minority stockholders of BSPL and Messrs. Lospinoso and Meyers are directors. The number of shares of Class B Common Stock held by BSPL has been apportioned to each of Allen & Company Incorporated, Messrs. Klein, Lospinoso and Shuman based on their percentage ownership in BSPL.
(4) Includes 195,000 shares of Class A Common Stock owned by a partnership of which Mr. Canning is a general partner, and as to which he has shared voting and investment power.
(5) Howard M. Meyers has voting control of the Class B Common Stock.
(6) Holders of Class C Common Stock have a vote on all matters, except for the election of directors. See Note 13 to the Financial Statements.

                       CERTAIN RELATED PARTY TRANSACTIONS

SERVICE AGREEMENT

  The Company, RSR and Quexco are parties to a Service Agreement dated September 5, 1986 (the "Service Agreement"), pursuant to which RSR and Quexco provide the Company advice with respect to legal and environmental matters, as well as other services enumerated in the agreement and such other services as to which the parties mutually may agree. The Company pays to RSR and/or Quexco a fee equal to the costs of performing such services (including direct salary, fringe benefits, general and administrative overhead and other charges incurred directly in connection with the provision thereof). The Service Agreement will remain in effect until terminated by any party on 90 days' prior written notice to the other parties. Messrs. Klein, Lospinoso and Meyers are directors of Quexco and each of Messrs. Meyers and Lospinoso is President of Quexco and RSR, respectively. The fees paid by the Company to RSR and/or Quexco for the first quarter of fiscal 1994 and for fiscal 1993 for services rendered amounted to approximately $13,000 and $87,000, respectively. The Company believes that the terms of the Service Agreement are fair and reasonable.

TAX BENEFIT TRANSFER LEASE AGREEMENT AND RELEASE AGREEMENT

  Pursuant to the Tax Lease Agreement, the Company has transferred the Federal income tax benefits that would normally be associated with the ownership of certain of its property, including the melt shop facility (consisting of rail and dock facilities, a furnace charging system, two electric melting furnaces, two continuous casters and billet handling facilities), located at the LaPlace facility to an unaffiliated third party. These assets comprise a significant portion of the Company's assets. Under the Tax Lease Agreement, the Company recognizes rental expense and interest income on its Federal income tax books each year until its expiration in 1996. As of September 30, 1993, the Company's unrecognized rental expense exceeded unrecognized interest income by $30.2 million. Such excess constitutes a net deduction that will be available to offset future taxable earnings. At the time of the Tax Lease Agreement, Voest-Alpine and V.A.I.C. agreed to indemnify such unaffiliated third party for certain potential losses under the Tax Lease Agreement. Pursuant to the acquisition agreement for the purchase of the Company from Voest-Alpine and V.A.I.C., the Company agreed to comply with the terms of the Tax Lease Agreement. In addition, the Company and Mr. Meyers agreed to indemnify Voest-Alpine and V.A.I.C. for any payments required to be made by Voest-Alpine and V.A.I.C. to the unaffiliated third party caused by a failure to comply with the Tax Lease Agreement. The Company also agreed (a) that any mortgage covering the property would be subject to such Tax Lease Agreement and (b) to require any purchaser of the property to take the property subject to such Tax Lease Agreement and to execute certain consents and statements to ensure that any disposition of the property upon a foreclosure of the mortgage would not constitute a "disqualifying event" within the meaning of the regulations promulgated under the Old Code.

  The Company entered into the Release of Federal Income Tax Ownership and Agreement dated September 5, 1986 (the "Release Agreement") with the trustee under the indenture for the 14.75% Notes, Voest-Alpine and Mr. Meyers. Pursuant to the Release Agreement, the trustee (i) released the United States Federal income tax ownership of the property subject to the Tax Lease Agreement from the security interest and lien created by the indenture and security documents related to the 14.75% Notes, (ii) agreed to take or refrain from taking certain actions in an attempt to ensure that any disposition of the property upon a foreclosure of the property would not constitute a "disqualifying event" within the meaning of the regulations promulgated under the applicable section of the Old Code and (iii) agreed that subsequent transferees would be required to consent to similar limitations. As a consequence, the Tax Lease Agreement and any release agreement may have the effect of reducing the value of the property, restricting the number of persons eligible to purchase the property and delaying the sale of the property if it were to be sold in a foreclosure proceeding. The result of such Release Agreement may be to limit the marketability of the subject property upon a foreclosure. In connection with the sale of the First Mortgage Notes offered hereby, the Trustee will enter into a release agreement substantially similar to the Release Agreement.

  V.A.I.C. owns all of the outstanding shares of Class C Common Stock of the Company, which shares contain certain limited voting rights. Through V.A.I.C.'s ownership of the Class C Common Stock and Howard M. Meyers' control of the Class B Common Stock, each has the right to prevent certain transactions, i.e., liquidation, certain mergers and certain sales of the property subject to the Tax Lease Agreement which, in each case, could result in the loss of tax benefits by the unaffiliated third party under the Tax Lease Agreement. In the event of such a loss Voest-Alpine and V.A.I.C. may be required to indemnify the unaffiliated third party, and the Company and Howard M. Meyers in turn may be obligated to indemnify Voest-Alpine and V.A.I.C.

AGREEMENTS WITH ALLEN & COMPANY INCORPORATED

  The Company entered into an agreement with Allen & Company Incorporated on May 28, 1987 pursuant to which the Company granted Allen & Company Incorporated a right of first refusal, on competitive terms, to perform investment banking services for the Company in connection with all Company initiated investment banking transactions until September 4, 1996. "Competitive terms" is defined to include considerations of costs and expenses, services rendered and ability to perform. No compensation was paid to Allen & Company Incorporated during fiscal 1992 and 1993. Stanley S. Shuman, a director of the Company, is Executive Vice President and Managing Director of Allen & Company Incorporated and Lawrence E. Golub, also a director of the Company, was a Vice President of Allen & Company Incorporated until February 1990. See "Management."

AGREEMENTS WITH MMG PATRICOF & CO.

  On June 20, 1991, MMG Patricof & Co. Inc. and MMG Placement Corp. entered into an agreement with the Company with respect to merger and acquisition advisory and private placement services in connection with a proposed corporate acquisition by the Company which existed at that time. Alan J. Patricof, a director of the Company, is a minority shareholder in the investment banking firm of Patricof & Co. Capital Corp. ("Patricof") and its affiliate MMG Placement Corp. ("Placement"), successors to MMG Patricof & Co. No compensation was paid during fiscal 1991 and 1992; $25,000 was paid during fiscal 1992 for out-of-pocket expenses. On December 16, 1992, Patricof entered into a second arrangement with the Company to provide merger and acquisition advisory services in connection with a proposed corporate acquisition by the Company. The agreement provided for a retainer not to exceed $25,000. By its terms, the agreement terminated on December 16, 1993. Patricof was paid $25,000 for services provided under the terms of such agreement during fiscal 1993. Each of the foregoing agreements includes certain indemnification provisions which survive termination.

                    DESCRIPTION OF THE FIRST MORTGAGE NOTES

  The First Mortgage Notes will be issued under an indenture (the "Indenture"), between the Company and First National Bank of Commerce, New Orleans, Louisiana, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended ("TIA"), as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

PRINCIPAL, MATURITY AND INTEREST

  The First Mortgage Notes will be senior secured obligations of the Company
limited to $75,000,000 aggregate principal amount and will mature on      ,
2001. Interest on the First Mortgage Notes will accrue at the rate of  % per
annum and will be payable semi-annually on each       15 and      15,
commencing       15, 1994, to the Holders of record of First Mortgage Notes at
the close of business on the       1 and       1 immediately preceding such
interest payment date. Interest on the First Mortgage Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at a rate equal to the stated rate of interest.

  As discussed below, payment of principal of, and interest on, First Mortgage Notes represented by one or more permanent global First Mortgage Notes registered in the name of or held by The Depository Trust Company (the "Depositary") or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner and holder of such permanent global First Mortgage Note or Notes. See "--Same-Day Settlement and Payment."

OPTIONAL REDEMPTION

  The First Mortgage Notes may not be redeemed prior to      , 1998. On and
after      , 1998, the Company may, at its option, redeem the First Mortgage
Notes, in whole or in part, from time to time, at the redemption prices set forth below (expressed as a percentage of the principal amount thereof), in each case together with accrued interest, if any, to the date of redemption, if
redeemed during the twelve-month period beginning       of the years indicated
below:

            YEAR                               PERCENTAGE
            ----                               ----------
            1998..............................      %
            1999..............................      %
            2000 and thereafter...............      %

; provided, that if the date fixed for redemption is      15 or       15, then
the interest payable on such date shall be paid to the Holder of record on the
next preceding       1 or       1.

  In the event that less than all of the First Mortgage Notes are to be redeemed at any time, selection of First Mortgage Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no First Mortgage Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If any First Mortgage Note is to be redeemed in part only, the notice of redemption that relates to such First Mortgage Note shall state the portion of the principal amount thereof to be redeemed. A new First Mortgage Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original First Mortgage Note. On and after the redemption date, interest will cease to accrue on First Mortgage Notes or the portion thereof called for redemption unless the Company defaults in the payment of the redemption price or accrued interest. First Mortgage Notes that are optionally redeemed by the Company or that are purchased by the Company pursuant to an Asset Sale Offer as described under "-- Certain Covenants--Restrictions on Asset Sales" or pursuant to a Change of Control Offer as described under "--Change of Control" will be surrendered to the Trustee for cancellation.

  The Credit Facility contains certain financial covenants that may restrict the ability of the Company to redeem the First Mortgage Notes without the prior written consent of the Lenders. See "Description of Certain Indebtedness-- Credit Facility."

CHANGE OF CONTROL

  The Indenture provides that upon a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part of such Holder's First Mortgage Notes at a cash purchase price equal to 101% of the principal amount plus accrued interest to the date of repurchase pursuant to the procedures set forth in the Indenture (a "Change of Control Offer"). As more fully described below, if the Company recapitalizes or enters into a transaction with management which results in control of the Company being held by persons other than the controlling persons as of the date of the Indenture, a Change of Control may be deemed to occur.

  Within 30 days following any Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. This notice will state, among other things, the repurchase date (which shall not be earlier than 30 days or later than 60 days from the date such notice is mailed) and the circumstance and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control). Holders electing to have a First Mortgage Note repurchased will be required to surrender the First Mortgage Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the First Mortgage Note completed, to the paying agent at the address specified in the notice prior to the close of business on the date of repurchase. Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day (or such shorter period as may be required by applicable law) preceding the date of repurchase, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the First Mortgage Notes the Holder delivered for repurchase, and a statement that such Holder is withdrawing his election to have such First Mortgage Notes repurchased. Failure to make a Change of Control Offer as required will constitute a covenant Default under the Indenture.

  In the event a Change of Control occurs and the Holders exercise their right to require the Company to repurchase the First Mortgage Notes, and assuming that such repurchase constitutes a "tender offer" for purposes of rule 14e-1 under the Exchange Act at the time it is required, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

  A Change of Control under the Indenture could constitute a default under the Credit Facility. Therefore, upon the occurrence of a Change of Control, the Lenders may accelerate their loans and the Company may be required to prepay all of its outstanding obligations under the Credit Facility simultaneously with the payment of the principal of any of the First Mortgage Notes that the Company is required to repurchase pursuant to the Indenture. See "Description of Certain Indebtedness--Credit Facility."

  The definition of "Change of Control," and the other components of this covenant, generally mean that the Company will be obligated to repurchase First Mortgage Notes from tendering Holders if control of the Company (whether through stock ownership or control of the Company's assets) is held by Persons other than the controlling Persons of the Company. With respect to the disposition of assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under "Certain Covenants--Limitations on Investments, Loans and Advances") varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Company to repurchase First Mortgage Notes. None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of the Company.

  If a Change of Control were to occur, the Company may be unable to repay all of its obligations under the Credit Facility, to purchase all of the First Mortgage Notes tendered and to repay other indebtedness that may become payable upon the occurrence of such Change of Control. Accordingly, it is possible that a prospective acquiror would, in order to avoid the occurrence of an Event of Default under the Credit Facility, either fund the Company's purchase of the First Mortgage Notes tendered in the Change of Control Offer following such acquisition or seek to refinance the First Mortgage Notes, which funding or refinancing may have the effect of delaying, discouraging or preventing such an acquisition. Consequently, the obligation of the Company to make a Change of Control Offer and repurchase tendered First Mortgage Notes upon a Change of Control could have the effect of preventing or delaying the ability of other persons or entities to acquire control of the Company.

RANKING

  The First Mortgage Notes will rank pari passu with respect to the payment in full of the principal and interest on all existing and future senior Indebtedness of the Company, including obligations of the Company arising in connection with the Credit Facility, and will rank senior to all subordinated Indebtedness of the Company.

SECURITY

  For the benefit of the Trustee and the Holders, the Company and its Subsidiaries (with the exception of Non-Recourse Subsidiaries) will assign and pledge and grant a security interest in the following property and assets: (a) the real property interests in the minimill and the stocking location in LaPlace, Louisiana, the stocking location in Chicago, Illinois, and all future real property interests and all extensions, additions or improvements thereto;
(b) all existing or future fixtures, machinery, tools, equipment (including certain operating equipment classified as inventory) and similar property (except such personal property located at the stocking location in Tulsa, Oklahoma); and (c) all proceeds and products of any and all of the foregoing, except as described under "Possession, Use and Release of Property" (the property and assets described under clauses (a), (b), and (c) are collectively referred to as "Collateral"). The security interest will not extend to the inventory and accounts receivable of the Company as these assets secure the obligations of the Company under the Credit Facility and a purchase money facility relating to the Tulsa stocking location (the "Lender Secured Property"). The security interest in the Collateral will be a first priority interest (to the extent attainable by filing or possession) subject to certain permitted encumbrances or Liens that, in the judgment of the Company, will not adversely affect the value of the Collateral. The Subsidiaries of the Company (with the exception of Non-Recourse Subsidiaries) shall execute a guarantee of the Company's obligations with respect to the First Mortgage Notes (the "Subsidiary Guarantee"). The guarantee of each Subsidiary shall be limited to the amount which can be guaranteed by such Subsidiary under applicable Federal and state laws relating to insolvency of debtors. The obligations of a Subsidiary under the Subsidiary Guarantee will be secured by the Collateral assigned by such Subsidiary.

  The real property Collateral will be pledged pursuant to first mortgages or deeds of trust (the "Mortgages"), subject to the Liens permitted by the Indenture. See "--Certain Covenants--Limitation on Liens." Each Mortgage executed by the Company will secure the full amount payable arising in connection with the First Mortgage Notes. Each Mortgage executed by a Subsidiary will secure all obligations arising under its Subsidiary Guarantee. Upon issuance of the First Mortgage Notes, the Collateral Agent will receive mortgagee's title insurance policies in satisfactory form. The personal property to be included within the Collateral will be pledged pursuant to security agreements (the "Security Agreements") and will constitute a first priority Lien, subject to the Liens permitted by the Indenture (the "Security Documents"). See""--Certain Covenants--Limitation on Liens." Upon the occurrence of an Event of Default under the Indenture, the First Mortgage Notes or the Security Documents, the Collateral Agent will have the customary rights and remedies of a secured party with respect to the Collateral assigned by the Company, and to the Collateral assigned by a Subsidiary upon a default under the Subsidiary Guarantee.

  The real and chattel mortgages securing the 14.75% Notes were filed under then applicable Louisiana law in the public records of three parishes of the State of Louisiana. It is the practice of one or more of such parishes to require physical delivery of cancelled notes to evidence payment. Since the Company's obligations under the 14.75% Notes and the related real and chattel mortgages are being satisfied and discharged through defeasance, the cancelled 14.75% Notes will not be available on the closing date of the Offering to record a release in those parishes. Although the real and chattel mortgages securing the 14.75% Notes on file in such parishes will not secure any obligations of the Company after defeasance, the trustee for the 14.75% Notes will file in such parishes on the closing date acts of subordination to subordinate for the public record such mortgages to a junior status relative to the mortgage relating to the First Mortgage Notes. At the completion of the redemption process for the 14.75% Notes, the cancelled notes will be delivered to the clerks of such parishes for the recordation of releases of such defeased mortgages.

  No appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance and sale of the First Mortgage Notes. In addition, the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the steel industry, the ability to sell the Collateral in an orderly sale, the condition of the national and local economy, the availability of buyers and similar factors. The net book value of the Collateral as of December 31, 1993 was approximately $80.4 million. There can be no assurance that the proceeds of any sale of the Collateral, in whole or in part, pursuant to the Indenture and the Security Documents following an Event of Default would be sufficient to satisfy payments due on the First Mortgage Notes. To the extent that Liens have been granted to third parties pursuant to clauses (iv) and (v) of "Certain Covenants--Limitation on Liens," such third parties have or may exercise rights and remedies with respect to the property subject to such Lien that could adversely affect the value of such Collateral and the ability of the Collateral Agent, Trustee or the Holders to realize or foreclose on such Collateral. In addition, the ability of the Trustee to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Certain Bankruptcy Limitations" below.

  The following sets forth certain information with respect to the real and personal property included in the Collateral:

    LaPlace Minimill. The principal asset comprising the Collateral is the Company's steel minimill located in LaPlace, Louisiana which was completed in 1981 at a cost of $243 million. The minimill is approximately 472,000 square feet and includes a 75,000 square foot warehouse facility. The minimill and the warehouse are located on approximately 287 acres of land adjacent to the Mississippi River with a 280-foot deep river loading dock. At December 31, 1993, the net book value of the land, land improvements and building improvements with respect to this facility was approximately $8.9 million, the net book value of certain operating equipment classified as inventory was approximately $15.0 million and the net book value of the other property and equipment located at this facility was approximately $52.5 million.

    Chicago Stocking Location. The Chicago stocking location is located outside Chicago, Illinois on approximately 7 acres of land. This stocking location is approximately 100,000 square feet and was renovated in 1992. At December 31, 1993, the net book value of the land, land improvements and building improvements with respect to this facility was approximately $3.6 million and the net book value of the other property and equipment located at this facility was approximately $0.4 million.

  The collateral release provisions of the Indenture permit the release of Collateral in connection with Asset Sales of Collateral. See "--Possession, Use and Release of Collateral." As described under "--Certain Covenants-- Restrictions on Asset Sales," the Net Cash Proceeds of such Asset Sales, above prescribed amounts and subject to certain exceptions, are required to be deposited in the Collateral Account prior to the making of an offer to purchase First Mortgage Notes in an Asset Sale Offer or a Permitted Related Acquisition (each as defined below). To the extent an Asset Sale Offer is not subscribed to by Holders, the unutilized Net Cash Proceeds may be retained by the Company free of the Lien of the Indenture and the Security Documents. In addition, the Collateral release provisions of the Indenture permit the sale, lease, transfer or other disposition of tangible personal property that, in the reasonable judgement of the Company, has become worn out, obsolete or no longer necessary to the operation of the Company's or its Subsidiaries' business and which is disposed in the ordinary course of business, subject to certain limitations.

  If an Event of Default has occurred and is continuing and the Trustee has been directed by the Holders of at least 25% in aggregate principal amount of First Mortgage Notes to foreclose upon all or any part of the Collateral (including the Collateral pledged by the Subsidiaries upon a default under the Subsidiary Guarantee), the Collateral Agent will take such action to foreclose upon the Collateral as is consistent with such directions. The Collateral Agent will thereupon foreclose upon the Collateral in accordance with instructions from such representatives, unless Holders of a majority in aggregate principal amount of the First Mortgage Notes shall have given contrary instructions, in each case as provided in the Security Documents. The proceeds received by the Collateral Agent will be applied by the Collateral Agent first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture, and thereafter to pay, pro rata, the principal of, premium, if any, and interest on the First Mortgage Notes.

  Dispositions of real property Collateral may be subject to delay pursuant to an intercreditor agreement to be entered into with the Lenders (the "Collateral Agency and Intercreditor Agreement"). The Collateral Agency and Intercreditor Agreement will provide that the Collateral Agent will provide access to and use of the real property and, under certain circumstances, may delay liquidation of the real property for a period of time to permit the agent for the Lenders to conduct an orderly liquidation of the Lender Secured Property located on the real property (including, without limitation, the processing of work in progress inventory).

  Pursuant to the Tax Lease Agreement, the Company has transferred the Federal income tax benefits that would normally be associated with the ownership of certain of its property, including the melt shop facility (consisting of rail and dock facilities, a furnace charging system, two electric melting furnaces, two continuous casters and billet handling facilities), located at the LaPlace facility to an unaffiliated third party. The Trustee will enter into a release agreement pursuant to which it will release the United States Federal income tax ownership of such property from the Lien created by the Indenture or the Security Documents for the term of the Tax Lease Agreement (the "New Release Agreement"). In addition, under the New Release Agreement, the Trustee will agree to take or refrain from taking certain actions in an attempt to ensure that certain dispositions of the property subject to the Tax Lease Agreement do not constitute a "disqualifying event" within the meaning of the regulations promulgated under Section 168(f)(8) of the Old

Code. Furthermore, the Company and Howard M. Meyers, the Chairman of the Board, Chief Executive Officer and President of the Company and the beneficial owner of 60% of the voting power of the Company, have each agreed to indemnify Voest-Alpine and its affiliate, V.A.I.C., for liabilities to the purchaser of the Federal income tax benefits from the loss of such benefits upon a disqualifying event such as destruction of the underlying assets or the improper sale of legal title thereto. The practical effect of the New Release Agreement and the indemnification agreements, individually or in the aggregate, may be to limit the marketability of the property upon a foreclosure.

  Real property pledged as security may be subject to known and unforeseen environmental risks. Under the Comprehensive Environmental Compensation and Liability Act, as amended ("CERCLA"), a secured party may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous substances at a mortgaged property. There may be similar risks under various other Federal laws, state laws and common law theories. Such liability has seldom been imposed, and finding a secured party liable generally has been based on the secured party having become sufficiently involved in the operations of the borrower so that its "participation in the management" of the borrower meets the test set out in CERCLA and elaborated in a number of court decisions and a recent Environmental Protection Agency regulation.

  If a secured party takes title to property by foreclosure, it may, under certain circumstances, lose the security interest exclusion contained in CERCLA and may therefore be held liable for cleanup costs. Additionally, foreclosure may result in a lender becoming subject to substantial requirements, including permitting obligations, under environmental laws. A recent Environmental Protection Agency regulation allows a secured party to exercise some control over a borrower's enterprise following foreclosure without incurring CERCLA liability, so long as the secured party's actions are consistent with the limitations set forth in the regulation. The regulation's protection of foreclosing secured parties from CERCLA liability is subject to challenge, and the protection that the regulation provides in private actions directed at secured parties to recover cleanup costs is unclear at this time.

  Under the Indenture, the Trustee may, prior to taking certain actions, request Holders to provide an indemnification against its costs, expenses, and liabilities. It is possible that CERCLA (or analogous) cleanup costs could become a liability of the Trustee and cause a loss to any Holders that provided an indemnification. In addition, such Holders may act directly rather than through the Trustee, in specified circumstances, in order to pursue a remedy under the Indenture. If Holders exercise that right, they could be deemed to be secured parties that are subject to the risks discussed above.

CERTAIN BANKRUPTCY LIMITATIONS

  The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable Bankruptcy Law in the event that a bankruptcy proceeding were to be commenced by or against the Company and its Subsidiaries prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of the collateral if the value of the collateral exceeds the debt it secures.

  In view of the broad equitable powers of a bankruptcy court, it is impossible to predict how long payments under the First Mortgage Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of a bankruptcy petition or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Any disposition of the Collateral would also require approval of the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the First Mortgage Notes, the Holders would hold secured claims to the extent of the value of the Collateral to which the Holders are entitled, and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and/or accrual of post-petition interest, costs and attorney's fees to a secured creditor during a debtor's bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the First Mortgage Notes.

POSSESSION, USE AND RELEASE OF COLLATERAL

  Unless an Event of Default shall have occurred and be continuing, the Company and its Subsidiaries will have the right to remain in possession and retain exclusive control of the Collateral securing the First Mortgage Notes (other than Trust Moneys and other personal property held by, or required to be deposited or pledged with, the Collateral Agent under the Indenture or any Security Document), to freely operate the Collateral and to collect, invest and dispose of any income thereon. In case a Default or an Event of Default shall have occurred and be continuing, the Company and its Subsidiaries, while in possession of the Collateral (other than cash and other personal property held by, or required to be deposited or pledged with, the Collateral Agent under the Indenture or any Security Document or with any trustee, mortgagee or other holder of a prior Lien permitted under the Security Documents), may do any of the things enumerated in the "Release of Collateral" provisions only if the Trustee, in its discretion, or the Holders of a majority in aggregate principal amount of the outstanding First Mortgage Notes, shall consent to such action.

  Release of Collateral. The Company and its Subsidiaries will have the right to sell, exchange or otherwise dispose of any of the Collateral (excluding Trust Moneys) (the "Released Collateral") upon delivery to the Trustee of certain documents that may include, among others, a Company Order, an Officers' Certificate, all documentation required by the TIA prior to the release of the Released Collateral by the Collateral Agent, and an Opinion of Counsel. Subject to certain exceptions for obsolete assets and certain amounts the Company and its Subsidiaries are permitted to retain pursuant to "--Certain Covenants-- Restrictions on Asset Sales," all cash or Cash Equivalents received by the Collateral Agent upon an Asset Sale with respect to Collateral will be held by the Collateral Agent as Trust Moneys under the Indenture prior to application as provided in "Use of Trust Moneys" below and "--Certain Covenants-- Restrictions on Asset Sales." All purchase money and other obligations received as part of the Net Proceeds by the Collateral Agent pursuant to these "Release of Collateral" provisions shall be held by the Collateral Agent.

  As long as no Event of Default shall have occurred and be continuing, the Company and its Subsidiaries, collectively, may, without any release or consent by the Collateral Agent, sell or otherwise dispose of any machinery, equipment, furniture, apparatus, tools or implements or other similar property subject to the Lien of the Security Documents, which may have become worn out, obsolete or no longer necessary to the operation of the Company's or its Subsidiaries' business ("Obsolete Assets"), not exceeding individually, in fair market value, $25,000.

  Use of Trust Moneys. All Trust Moneys shall be held by the Collateral Agent as a part of the Collateral securing the First Mortgage Notes or the obligations of the Subsidiaries of the Company under the Subsidiary Guarantee, and, so long as no Event of Default shall have occurred and be continuing, may either, at the direction of the Company, upon delivery to the Trustee of certain documents that may include, among others, a Company Order, an Officer's Certificate, all documentation required by the TIA and an Opinion of Counsel, be applied by the Collateral Agent from time to time to a Permitted Related Acquisition or to the payment of the principal, premium, if any, and interest on any First Mortgage Notes at maturity or to the repurchase of First Mortgage Notes in an Asset Sale Offer, each of the foregoing being performed by the Company in accordance with the Indenture.

CERTAIN COVENANTS

  The following is a summary of certain covenants that will be contained in the Indenture. Such covenants will be applicable (unless waived or amended) so long as any of the First Mortgage Notes are outstanding.

  Limitations on Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to incur, create, assume, suffer to exist, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (each event, an "incurrence") any Indebtedness unless (a) the pro forma EBITDA Ratio of the Company and its Recourse Subsidiaries for the Reference Period prior to the incurrence of such Indebtedness (taken as a whole and calculated on the assumptions that such Indebtedness had been incurred and the proceeds thereof had been applied on the first day of the Reference Period) would have been greater than (i) 2.00 to 1.00 and (b) no Default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to, the incurrence of such Indebtedness.

  The foregoing limitation will not apply to: (i) Indebtedness evidenced by the First Mortgage Notes and the obligations of the Company and its Subsidiaries under the Indenture and the Security Documents; (ii) Indebtedness of the Company issued to any Wholly-Owned Recourse Subsidiary; provided, that (a) any such Indebtedness is unsecured and is subordinated to the First Mortgage Notes and (b) that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly-Owned Recourse Subsidiary ceasing to be a Wholly-Owned Recourse Subsidiary or any transfer of such Indebtedness by any Wholly-Owned Recourse Subsidiary to someone not a Wholly-Owned Recourse Subsidiary will, in each case, be deemed an incurrence of Indebtedness under the Indenture; (iii) Indebtedness of the Company which is existing immediately following the issuance of the First Mortgage Notes and the application of the proceeds of the First Mortgage Notes in the manner set forth under "Use of Proceeds"; (iv) Indebtedness arising in connection with the Credit Facility at any time outstanding not to exceed the lesser of (1) $30,000,000 and (2) amounts available to be borrowed under the Credit Facility without causing a mandatory prepayment thereunder in the absence of a waiver or consent; (v) Indebtedness incurred with respect to Interest Rate Agreements covering floating rate Indebtedness of the Company that is permitted under this covenant to the extent the notional principal amount of such Interest Rate Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreements relate; (vi) Indebtedness incurred in connection with Industrial Development Bonds (including Pollution Control Bonds) as such terms are defined under the Tax Code, in an aggregate principal amount not to exceed $5,000,000; (vii) Indebtedness incurred with respect to the deferred purchase price of machinery and equipment related to the business of the Company or its Subsidiaries at the time of purchase and other purchase money obligations (including Capitalized Lease Obligations) not to exceed, in the aggregate, $5,000,000; provided, that the maturity of any such obligation does not exceed the anticipated useful life of the asset being financed; and (viii) any renewal, extension or refinancing (and subsequent renewals, extensions or refinancings) of any Indebtedness of the Company permitted under the Indenture, in an amount not in excess of the amount permitted under the Indenture at the time of such renewal, extension or refinancing; provided, that Indebtedness which constitutes a renewal, extension or refinancing of Indebtedness of the Company shall be pari passu or subordinated in right of payment to the First Mortgage Notes; and provided, further, that in no event may Indebtedness of the Company be renewed, extended or refinanced by means of Indebtedness of any Subsidiary of the Company pursuant to this clause (viii). See "Prospectus Summary--Summary Financial Information" and "Selected Financial Data" for the Ratio of EBITDA to Net Interest Expense.

  The foregoing limitation will not apply to: (i) Indebtedness of a Wholly-Owned Recourse Subsidiary issued to and held by the Company or any Wholly-Owned Recourse Subsidiary of the Company; provided, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly-Owned Recourse Subsidiary ceasing to be a Wholly-Owned Recourse Subsidiary or any transfer of such Indebtedness by the Company or any Wholly-Owned Recourse Subsidiary to someone not a Wholly-Owned Recourse Subsidiary will, in each case, be deemed an incurrence of Indebtedness under the Indenture; (ii) Indebtedness of the Company's Subsidiaries which is existing immediately following the issuance of the First Mortgage Notes and the application of the proceeds of the First Mortgage Notes in the manner set forth under "Use of Proceeds"; (iii) Non-Recourse Indebtedness incurred by Non-Recourse Subsidiaries; and (iv) any renewal, extension or refinancing (and subsequent renewals, extensions or refinancings) of any Indebtedness of the Company's Subsidiaries permitted under the Indenture, in an amount not in excess of the amount permitted under the Indenture at the time of such renewal, extension or refinancing; provided, that Indebtedness which constitutes a renewal, extension or refinancing of Indebtedness of a Subsidiary of the Company shall be pari passu or subordinated in right of payment to the obligations under the Subsidiary Guarantee.

  The foregoing limitation on Indebtedness and the provisions relating to Changes of Control provide certain protection to Holders against the occurrence of a highly leveraged transaction, although no assurance may be given that a highly leveraged transaction may not occur that could adversely affect the interests of Holders.

  Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit, cause or suffer any of its Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind upon any property or assets of the Company or any Subsidiary, whether now owned or hereafter acquired, except for (i) Liens in favor of the Collateral Agent or the Holders, including Liens created by the First Mortgage Notes, the Indenture and the Security Documents;
(ii) Liens on the Lender Secured Property to secure the Credit Facility and the purchase money facility relating to the Tulsa stocking location; (iii) Permitted Liens; (iv) Liens on the property of the Company or any of its Subsidiaries created solely for the purpose of securing purchase money obligations for property acquired in the ordinary course of business; provided, that (a) such property so acquired for use in the ordinary course of business is for use in lines of business related to the Company's or its Subsidiaries' business as it exists immediately prior to the issuance of the related debt and
(b) no such Lien shall extend to or cover other property or assets of the Company and its Subsidiaries other than the respective property or assets so acquired and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property or assets;
(v) Liens on the assets of any entity existing at the time such entity or assets are acquired by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise; provided, that such Liens (a) are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by the Company or any of its Subsidiaries and (b) do not extend to any other property of the Company or any of its Subsidiaries; (vi) Liens in existence on the date of the Indenture (excluding Liens relating to all or any portion of the 14.75% Notes); (vii) Liens relating to the real and chattel mortgages on record in certain parishes of the State of Louisiana with respect to the Indenture dated September 5, 1986 between the Company and First National Bank of Commerce, as trustee; provided, that such Liens (a) shall not secure any Indebtedness of the Company and (b) the Company shall use its best efforts to record the release of such Liens as soon as practicable; (viii) Liens securing Industrial Development Bonds (including Pollution Control Bonds) as such terms are defined in the Tax Code; provided, that any Lien permitted by this clause (viii) shall not extend to any other property of the Company or any of its Subsidiaries; and (ix) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal, or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

  Limitation on Preferred Stock of Subsidiaries. The Indenture provides that the Company will not permit any of its Subsidiaries to issue, directly or indirectly, any Preferred Stock, except: (i) Preferred Stock issued to and held by the Company or a Wholly-Owned Recourse Subsidiary, except that any subsequent issuance or transfer of any Capital Stock which results in any Wholly-Owned Recourse Subsidiary ceasing to

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

be a Wholly-Owned Recourse Subsidiary or any transfer of such Preferred Stock by any Wholly-Owned Recourse Subsidiary will, in each case, be deemed an issuance of Preferred Stock under the Indenture; (ii) Preferred Stock issued by a Person prior to the time (a) such Person became a Subsidiary, (b) such Person merges with or into a Subsidiary or (c) another Subsidiary merges with or into such Person (in a transaction in which such Person becomes a Subsidiary), in each case if such Preferred Stock was not incurred in anticipation of such transaction; and (iii) Preferred Stock (other than Disqualified Stock) which is exchanged for Preferred Stock permitted to be outstanding pursuant to clauses
(i) and (ii) or which are used to refinance Indebtedness (or any extension, renewal or refinancing thereof), having a liquidation preference not to exceed the liquidation preference of the Preferred Stock or the principal amount of the Indebtedness so exchanged or refinanced.

  Transfer of Assets to Subsidiaries. The Indenture provides that notwithstanding the covenant restricting Asset Sales, the Company shall not, and shall not permit any of its Subsidiaries to, make any sale, transfer or other disposition (including by way of Sale and Leaseback Transaction) to any of its Subsidiaries (other than in the ordinary course of business) of (i) any assets of the Company or its Subsidiaries or (ii) any shares of Capital Stock of any of the Company's Subsidiaries directly owned by the Company, in either case with an aggregate fair market value in excess of $250,000 (as determined in good faith by an Independent Appraiser or Independent Financial Adviser, as the circumstances dictate) unless the Company or its Subsidiaries shall receive consideration from the Subsidiary acquiring such assets or Capital Stock by way of any such sale, transfer or otherwise from the Company in cash or Cash Equivalents equal to the amount in excess of $250,000.

  Limitations on Restricted Payments. The Indenture provides that neither the Company nor any of its Subsidiaries shall, directly or indirectly, declare, pay or set apart for payment, any Restricted Payment, if after giving effect thereto: (i) a Default or an Event of Default shall have occurred and be continuing; (ii) the Company or its Subsidiaries would not be permitted to incur or become liable with respect to at least $1.00 of additional Indebtedness as determined in accordance with the covenant "--Limitations on Indebtedness"; or (iii) the aggregate amount of all Restricted Payments made by the Company or any of its Subsidiaries (the amount expended or distributed for such purposes, if other than in cash, to be valued at its fair market value as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution delivered to the Trustee) from and after the date of the Indenture, through and including the date on which such Restricted Payment is made, would exceed the sum of:

    (a) the aggregate of 50% of the Company's Consolidated Net Income accrued for the period (taken as one accounting period) (or if such aggregate Consolidated Net Income shall be less than zero, minus 100% of the amount of such loss) commencing with the first full fiscal quarter after the Issue Date to and including the fiscal quarter ended immediately prior to the date of such calculation; and

    (b) the aggregate net cash proceeds received by the Company after the Issue Date from the issuance or sale (other than to a Subsidiary) by the Company of its Capital Stock (excluding Disqualified Stock, but including Capital Stock other than Disqualified Stock issued upon conversion of, or exchange for, Disqualified Stock or securities other than its Capital Stock), and upon the exercise of warrants and rights to purchase such Capital Stock. For purposes of clause (b), the aggregate net cash proceeds received by the Company (x) from the issuance of its Capital Stock upon the conversion of, or exchange for, securities evidencing Indebtedness of the Company, shall be calculated on the assumption that the gross proceeds from such issuance are equal to the aggregate principal amount (or, if discounted Indebtedness, the accreted principal amount) of Indebtedness evidenced by such securities converted or exchanged and (y) upon the conversion or exchange of other securities of the Company shall be equal to the aggregate net proceeds of the original sale of the securities so converted or exchanged if such proceeds of such original sale were not previously included in any calculation for the purposes of clause (b) of the preceding sentence, plus any additional sums payable upon conversion or exchange.

  Notwithstanding the foregoing, this provision shall not prevent (i) the payment of any dividend within 60 days after the date of its declaration (if the declaration of such dividend was permitted by the foregoing provision at the time of such declaration); or (ii) the repurchase, retirement or other acquisition of any shares of the Company's Capital Stock, or any option, warrant or other right to purchase shares of the Company's Capital Stock, or the repayment of any Indebtedness of the Company solely in exchange for shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock (other than Disqualified Stock).

  Limitations on Transactions with Stockholders and Affiliates. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, enter into or permit to exist any transaction (or series of related transactions), including, without limitation, any loan, advance, guarantee or capital contribution to, or for the benefit of, or any sale, purchase, lease, exchange or other disposition of any property or the rendering of any service, or any other direct or indirect payment, transfer or other disposition (a "Transaction"), involving payments, with any holder of 5% or more of any class of Capital Stock of the Company or with any Affiliate of such holder or with any Affiliate of the Company (other than a Wholly-Owned Recourse Subsidiary of the Company), on terms and conditions less favorable to the Company or such Subsidiary, as the case may be, than would be available at such time in a comparable Transaction in arm's length dealings with an unrelated Person as determined by the Board of Directors of the Company or a Subsidiary, such approval to be evidenced by a Board Resolution.

  The provisions of the foregoing paragraph will not apply to (i) Restricted Payments otherwise permitted pursuant to the Indenture; (ii) transactions between the Company and one or more of its Recourse Subsidiaries; provided, that such transactions are not otherwise prohibited by the Indenture; (iii) reasonable and customary fees and compensation (including amounts paid pursuant to employee benefit plans) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary, as determined by the Board of Directors of the Company or any Subsidiary; (iv) annual payments in an aggregate amount not to exceed $150,000 under the Service Agreement, dated as of September 5, 1986, between the Company, RSR and Quexco; and (v) payments for goods and services purchased in the ordinary course of business on an arms-length basis.

  Restrictions on Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Recourse Subsidiaries to, make any Asset Sale, unless (a) the Company (or its Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the Capital Stock or assets to be sold (as determined in good faith by its Board of Directors); (b) at least 85% of the consideration therefor is received by the Company or such Subsidiary in the form of cash or Cash Equivalents; and (c) 100% of the consideration therefor is received by the Company or such Subsidiary in the form of cash, Cash Equivalents or instruments with respect to which a security interest therein may be perfected by possession.

  Within six months of the date that the sum of the Net Cash Proceeds of Asset Sales (less the sum of the Net Cash Proceeds (i) previously applied to the acquisition of property and assets used in lines of business related to the Company's or the Subsidiaries' business at such time (each a "Permitted
Related Acquisition") and (ii) from the sale of Obsolete Assets not exceeding an aggregate fair market value of $1,000,000 in any year), together with Condemnation Proceeds and Net Insurance Awards (the "Available Amount"), equals or exceeds $5,000,000, the Company will elect to either (a) apply or cause to be applied the Available Amount to a Permitted Related Acquisition or the commencement thereof (provided that such project is completed within a reasonable time of the commencement thereof), (b) make an offer to purchase First Mortgage Notes (an "Asset Sale Offer") from all Holders up to an amount equal to the Available Amount (rounded to the next lowest multiple of $1,000) at a purchase price equal to 100% of the principal amount thereof plus accrued interest thereon, if any, to the date of purchase or (c) any combination of clauses (a) and (b) above; provided, that (i) property acquired at any time as a Permitted Related Acquisition that has been acquired with Collateral
Proceeds shall be subject to a first priority Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders; (ii) pending application to a Permitted Related Acquisition or an Asset Sale Offer, the Collateral Proceeds, together with all Condemnation Proceeds and Net Insurance Awards received by the Collateral Agent, will be retained by the Collateral Agent in the Collateral Account; and (iii) notwithstanding the foregoing, the Company and its Subsidiaries, in the aggregate, shall be permitted to retain $1,000,000 of Net Cash Proceeds from Asset Sales. To the extent that Holders do not subscribe to an Asset Sale Offer, the Company may retain the unutilized Available Amount free of the Lien of the Security Documents. The Company and its Subsidiaries collectively may retain the Net Cash Proceeds from the sale of Obsolete Assets in an aggregate amount not to exceed $1,000,000 in any year.

  Each Asset Sale Offer will be mailed to the Holders not more than 195 days after the Available Amount equals or exceeds $5,000,000, with a copy to the Trustee, will specify the purchase date (which will be no earlier than 30 days nor more than 60 days from the date such notice is mailed) and will otherwise comply with the procedures set forth in the Indenture and the Security Documents. The Company will comply, to the extent applicable, with the requirements of Section 14(e) under the Exchange Act and any other securities laws or regulations in connection with the purchase of the First Mortgage Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

  Limitation on Dividend and Other Payment Restrictions Affecting
Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or otherwise cause or suffer to exist or enter into any agreement with any Person that would cause any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock; (b) make payments in respect of any Indebtedness owed to the Company or any of the Company's Subsidiaries;
(c) make loans or advances to the Company or any of the Company's Subsidiaries; or (d) transfer any of its assets to the Company or any of the Company's Subsidiaries, other than by reason of (i) the First Mortgage Notes, the Indenture and the Security Documents; (ii) restrictions existing under agreements in effect on the Issue Date, including, without limitation, restrictions under the Credit Facility as in effect on the Issue Date; (iii) consensual encumbrances or restrictions binding upon any Person at the time such Person becomes a Subsidiary of the Company so long as such encumbrances or restrictions are not created, incurred or assumed in contemplation of such Person becoming a Subsidiary of the Company; (iv) restrictions existing under any agreement which refinances or replaces any of the agreements containing the restrictions in (ii) or (iii); provided, that the terms and conditions of any such restrictions are not materially less favorable to the Company or such Subsidiary than those under the agreement evidencing the refinanced Indebtedness; (v) customary non-assignment or sublease provisions of any lease governing a leasehold interest of the Company or any of its Subsidiaries; (vi) customary restrictions relating to assets acquired with the proceeds of a purchase money obligation; (vii) customary non-assignment provisions restricting subletting or assignment of any lease or assignment entered into by a Subsidiary; and (viii) any restrictions with respect to a Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

  Merger and Consolidation. The Indenture provides that the Company may not consolidate with or merge into any other Person or convey, sell, assign, transfer or lease all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one transaction or a series of transactions to any other Person or Persons, or permit any Person to consolidate with or merge into the Company, or convey, sell, assign, transfer or lease all or substantially all of such Person's properties and assets in one transaction or a series of transactions to the Company, unless: (i) such Person is a solvent corporation, partnership or trust organized under the laws of the United States, one of the States thereof or the District of Columbia; (ii) the resulting, surviving or transferee corporation, partnership or trust (if other than the Company) assumes by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the Company's obligations under the First Mortgage Notes, the Indenture and the Security Documents; (iii) immediately before and after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing;

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

(iv) immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction or series of transactions), the Company, or the successor or transferee corporation, would be permitted to incur an additional $1.00 of Indebtedness pursuant to the Indenture; (v) the Person formed by or surviving any such consolidation or merger (if other than the Company), or the Person to whom such sale or conveyance shall have been made, shall have a Consolidated Net Worth immediately after the transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction or series of transactions) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and (vi) the Company or the surviving entity shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, sale, transfer or lease and, if a supplemental indenture has been executed in connection with such transaction or series of transactions, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied. Notwithstanding the foregoing, clause (iv) of the preceding sentence shall not prohibit a transaction, the principal purpose of which is (as determined in good faith by the Board of Directors of the Company and evidenced by the resolution or resolutions thereof) to change the state of incorporation of the Company, and such transaction does not have as one of its purposes the evasion of the limitation on merger, consolidations and sales of assets. Nothing contained in this section should be deemed to prevent the Company or any Subsidiary from granting a security interest in, or a mortgage or Lien upon, or otherwise encumbering, any of its assets, subject to the limitations on Liens set forth in the Indenture. Notwithstanding the foregoing, the Company and its Recourse Subsidiaries may not consolidate with or merge into a Non-Recourse Subsidiary or convey, sell, assign, transfer or lease all or substantially all of their properties and assets (determined, with respect to the Company, on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one transaction or a series of transactions to any Non-Recourse Subsidiary, or permit any Non-Recourse Subsidiary to consolidate with or merge into the Company or any of its Recourse Subsidiaries or convey, sell, assign, transfer or lease all or substantially all of such Non-Recourse Subsidiary's properties and assets in one transaction or a series of transactions to the Company or any of its Recourse Subsidiaries.

  Limitation on Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into, directly or indirectly, any Sale and Leaseback Transaction, with respect to any real or tangible personal property, other than (i) a Sale and Leaseback Transaction entered into between the Company and any of its Wholly-Owned Recourse Subsidiaries or between Wholly-Owned Recourse Subsidiaries of the Company, as the case may be; and (ii) Capitalized Lease Obligations permitted to be incurred by the Company or any of its Subsidiaries pursuant to the limitations on Indebtedness set forth in the Indenture.

  Limitations on Investments, Loans and Advances. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any advances or loans to, or Investments (by way of transfers of property, contributions to capital, acquisitions of stock, securities or evidences of indebtedness, or otherwise) in any other Person, except (i) the Company may make advances and loans to, and Investments in, any Wholly-Owned Recourse Subsidiary and any Subsidiary may make advances or loans to, and Investments in, the Company or any Wholly-Owned Recourse Subsidiary of the Company; (ii) the Company and its Subsidiaries may acquire and hold cash and Cash Equivalents; (iii) the Company and its Subsidiaries may make advances and loans to officers and employees in the ordinary course of business not to exceed $50,000 to any one officer or employee or $100,000 in the aggregate at any one time outstanding; (iv) the Company and its Subsidiaries may make payroll advances in the ordinary course of business; (v) the Company may make advances or loans in connection with Currency Agreements provided such agreements are made in the ordinary course of business; (vi) the Company may make advances or loans in connection with Interest Rate Agreements provided such agreements are made in the ordinary course of business; (vii) the Company and its Subsidiaries may make loans to, or Investments in, any Person, including Non-Recourse Subsidiaries, not to exceed at any time outstanding an aggregate amount equal to $250,000 with respect to loans to, and

Investments in, all such Persons (the value of any such loans and Investments shall be the original cost less the amount returned in cash); (viii) the Company and its Subsidiaries may make Investments in exchange for assets sold or otherwise disposed of in accordance with the provisions described under "-- Restrictions on Asset Sales"; (ix) the Company and its Subsidiaries may make Investments in the form of advances, extensions of credit, progress payments and prepayments for asset purchases by it in the ordinary course of business; and (x) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

  Limitations as to Non-Recourse Subsidiaries. The Indenture provides that the Company will not permit any Non-Recourse Subsidiary to create, assume, incur, guarantee or otherwise become liable in respect of any Indebtedness unless the lender in respect thereof has effectively waived all claims and/or recourse on or in respect of such Indebtedness against the Company or any other Subsidiary of the Company, including, without limitation, a waiver by such lender of the benefits of the provisions of Section 1111(b) of the Bankruptcy Code, and the Company has delivered to the Trustee an Opinion of Counsel (by a law firm of national repute) and a Board Resolution confirming the foregoing, in each case in form and substance satisfactory to the Trustee. Neither the Company nor any of its Subsidiaries (other than Non-Recourse Subsidiaries) will sell, lease, convey or otherwise transfer to any Non-Recourse Subsidiary any asset which is essential to the steelmaking operations of the Company or its Subsidiaries (other than Non-Recourse Subsidiaries). The Company will not permit any Non-Recourse Subsidiary to acquire any such essential asset, and the Company and its Subsidiaries will not purchase any Non-Recourse Subsidiary, unless in the judgment of the Board of Directors of the Company the creation and operation of the Non-Recourse Subsidiary and its acquisition of such assets are neither intended nor reasonably expected to adversely affect the financial condition, business, prospects or operations of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries).

  Impairment of Security Interest. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, take or omit to take any action, which action or omission might or would have the result of affecting or impairing the security interest in favor of the Collateral Agent, on behalf of the Trustee and the Holders with respect to the Collateral, and the Company shall not grant to any Person (other than the Collateral Agent on behalf of the Trustee and the Holders) any interest whatsoever in the Collateral, except, in either case, as expressly permitted by the Indenture and the Security Documents.

  Conflicting Agreements. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement or instrument that by its terms expressly (i) prohibits the Company from redeeming or otherwise making any payments on or in respect of the First Mortgage Notes in accordance with the terms thereof and of the Indenture, as in effect from time to time, or (ii) requires that the proceeds received from the sale of any Collateral be applied to repay, redeem or otherwise retire any Indebtedness of any Person other than the Indebtedness represented by the First Mortgage Notes, except as expressly permitted by the Indenture or the Security Documents.

  Amendment to Security Documents. The Indenture provides that the Company will not, and will not permit any of its other Subsidiaries to, amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, any of the Security Documents in any way which would be adverse to the Holders or which would constitute a Default under the Indenture or a default under any Security Document.

EVENTS OF DEFAULT

  The following events will be defined in the Indenture as "Events of Default":

    (i) the Company defaults in the payment of interest on any First Mortgage Note when due and payable and such default in the payment of interest continues for a period of 30 days;

    (ii) the Company defaults in the payment of the principal, or premium, if any, of any First Mortgage Note when due and payable at maturity, upon acceleration, redemption, pursuant to an offer to purchase required under the Indenture or otherwise (including failure to make payment pursuant to a Change of Control Offer or Asset Sale Offer);

    (iii) the Company fails to comply with any of its covenants or agreements described under "--Certain Covenants--Restrictions on Asset Sales" or "-- Change of Control," and such failure continues for a period of five days;

    (iv) the Company fails to observe or perform any covenant, condition or agreement in the First Mortgage Notes, the Indenture or the Security Documents (other than as described in clause (i), (ii) or (iii)) and such failure to observe or perform continues for a period of 30 days after there has been given to the Company by the Trustee, or has been received by the Company and the Trustee from the Holders of at least 25% of the principal amount of the First Mortgage Notes then outstanding, a written notice specifying such default, demanding that it be remedied and stating that the notice is a "Notice of Default", unless, with respect to defaults under the Security Documents, the remedy or cure of such default requires work to be performed, acts to be done or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within such 30-day period, or if such remedy or cure is prevented by causes outside of the control or responsibility of the Company, in which case no "Event of Default" shall be deemed until the date that is 90 days after such written notice so long as the Company shall have commenced cure within such 90-day period and shall diligently prosecute the same to completion;

    (v) a default in the payment of principal at final maturity under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Recourse Subsidiaries (or the payment of which is guaranteed now or hereafter by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists or shall be created hereafter, in a principal amount of at least $1,000,000;

    (vi) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (including any interest thereon) of the Company or its Recourse Subsidiaries (or the payment of which is guaranteed now or hereafter by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists or shall be created hereafter, if (i) as a result of such event of default the maturity of such Indebtedness has been accelerated prior to its stated maturity and (ii) the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness of the Company and its Subsidiaries the maturity of which has been so accelerated, aggregates $1,000,000 or more;

    (vii) the Company or any Subsidiary (other than a Non-Recourse Subsidiary, unless such action or proceeding adversely affects the interests of the Company or any Recourse Subsidiary) pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case or proceeding; (b) consents to the entry of an order for relief against it in an involuntary case or proceeding; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; (d) makes a general assignment for the benefit of its creditors; or (e) admits in writing its inability to pay its debts as the same become due;

    (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company or any Subsidiary in an involuntary case; (b) appoints a Custodian of the Company or any Subsidiary for all or substantially all of its property; or (c) orders the liquidation of the Company or any Subsidiary; provided, that clauses (a), (b) and (c) shall not apply to a Non-Recourse Subsidiary, unless such action or proceeding adversely affects the interests of the Company or any Recourse Subsidiary and in any such case the order or decree remains unstayed and in effect for 60 days;

    (ix) the Company or any Subsidiary shall fail to discharge any one or more judgments not covered by insurance (from which no further appeal may be taken) in excess of $1,500,000, and such judgments shall remain in force, undischarged, unsatisfied, unstayed and unbonded for more than 30 days; or

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

    (x) the Security Documents shall cease, for any reason, to be in full force and effect or shall cease to be effective to grant a perfected Lien on the Collateral with the priority purported to be created thereby.

  If an Event of Default (other than an Event of Default specified in subparagraph (vii) or (viii) set forth above) occurs and is continuing, the Trustee or the Holders of at least 25% of the principal amount of the First Mortgage Notes then outstanding by notice to the Company (and to the Trustee if such notice is given by the Holders) may declare the principal amount and accrued interest on the First Mortgage Notes to be immediately due and payable. If an Event of Default specified in section (vii) or (viii) above occurs, the principal amount and accrued interest shall ipso facto become and be immediately due and payable on all outstanding First Mortgage Notes without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in principal amount of the then outstanding First Mortgage Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences if all existing Events of Default, other than the nonpayment of the principal of the First Mortgage Notes which have become due solely by such declaration of acceleration, have been cured or waived. The Holders of a majority in principal amount of the outstanding First Mortgage Notes also have the right to waive certain past defaults under the Indenture except a default in the payment of the principal of, premium, if any, or interest on any First Mortgage Note, or in respect of a covenant or a provision which cannot be modified or amended without the consent of all Holders.

  No Holder has the right to institute any proceeding with respect to the Indenture, the Security Documents or any remedy thereunder, unless the Holders of at least 25% in principal amount of the outstanding First Mortgage Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice, and the Trustee has not within such 15-day period received directions inconsistent with such written request by Holders of a majority in principal amount of the outstanding First Mortgage Notes^. Such limitations do not apply, however, to suits instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or interest on such First Mortgage Note on or after the respective due dates expressed in such First Mortgage Note.

  The Holders of a majority in principal amount of the outstanding First Mortgage Notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Indenture will provide that in case an Event of Default shall occur and be continuing, the Trustee will exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to certain provisions of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders unless they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. The Trustee may withhold from Holders notice of any continuing default (except a default in payment) if it determines in good faith that the withholding of such notice is in the interest of such Holders.

  Under the Indenture, the Company will be required to furnish to the Trustee annually (i) a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under such Indenture or, if there has been such default, specifying each such default and (ii) an Opinion of Counsel either stating that action has been taken with respect to the filing, refiling, recording or re-recording of the Indenture as is necessary to maintain the Lien of the Indenture or that no such action is necessary to maintain such Lien.

MODIFICATION OF THE INDENTURE

  From time to time, the Company, when authorized by resolutions of its Board of Directors, and the Trustee and the Collateral Agent (if a party thereto) may amend, waive or supplement the Indenture, the

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

Security Documents or the First Mortgage Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the TIA, making any change that does not adversely affect the rights of any Holder or mortgaging, pledging or granting a security interest in favor of the Collateral Agent as additional security for the payment and performance of the obligations under the Indenture, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted, to the Collateral Agent pursuant to any Security Document or otherwise; provided, that the Company delivers to the Trustee an Opinion of Counsel stating that such change does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture, the First Mortgage Notes or the Security Documents may be made by the Company, the Collateral Agent (if a party thereto) and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding First Mortgage Notes; provided, that no such modification or amendment may, without the consent of the Holder of each outstanding First Mortgage Note affected thereby, (i) reduce the principal amount of, extend the final maturity of or alter the redemption provisions of, the First Mortgage Notes, (ii) change the currency in which any First Mortgage Notes or any premium thereon is payable, (iii) reduce the percentage in principal amount of outstanding First Mortgage Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture, the First Mortgage Notes or the Security Documents, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the First Mortgage Notes, (v) waive a default in payment with respect to the First Mortgage Notes, (vi) reduce or change the rate or time for payment of interest on the First Mortgage Notes, or
(vii) affect the ranking or security of the First Mortgage Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company at any time may terminate (i) all its obligations under the First Mortgage Notes, the Indenture and the Security Documents ("legal defeasance option") or (ii) its obligations to comply with certain restrictive covenants, including certain of the covenants described under "--Certain Covenants" above ("covenant defeasance option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

  If the Company exercises its legal defeasance option, payment of the First Mortgage Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of certain Events of Default described under "Events of Default" above (not including Events of Default relating to non-payment, bankruptcy and insolvency events, among others) or because of the failure of the Company to comply with certain covenants specified in the Indenture.

  The Company may exercise its legal defeasance option or its covenant defeasance option only if:

    (1) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the First Mortgage Notes to maturity or redemption, as the case may be;

    (2) the Company delivers to the Trustee a certain certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the First Mortgage Notes to maturity or redemption, as the case may be;

    (3) 123 days pass after the deposit is made and during the 123-day period no Default relating to bankruptcy and insolvency events with respect to the Company occurs which is continuing at the end of the period;

    (4) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto;


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

    (5) the Company delivers to the Trustee an Opinion of Counsel to the effect that (i) the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (ii) the Holders have a valid first priority perfected security interest in the trust funds, and (iii) after passage of 123 days following the deposit (except, with respect to any trust funds for the account of any Holder who may be deemed to be an "insider" for purposes of the Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the Bankruptcy Code or
  Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (A) the trust funds will no longer remain the property of the Company (and therefore, will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally) or
  (B) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, (x) assuming such trust funds remained in the possession of the Trustee prior to such court ruling to the extent not paid to Holders, the Trustee will hold, for the benefit of the Holders, a valid first priority perfected security interest in such trust funds that is not avoidable in bankruptcy or otherwise except for the effect of Section 552(b) of the Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute and (y) the Holders will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding;

    (6) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable U.S. Federal income tax law or a regulation clarifying existing law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

    (7) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

    (8) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the First Mortgage Notes have been complied with.

SATISFACTION AND DISCHARGE OF THE INDENTURE

  The Indenture will cease to be of further effect (except as to the surviving rights of registration of transfer or exchange of First Mortgage Notes, as expressly provided for in the Indenture, and as otherwise expressly provided for in the Indenture) when either (i) all such First Mortgage Notes theretofore authenticated and issued have been delivered (except lost, stolen or destroyed First Mortgage Notes which have been replaced or paid, or First Mortgage Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Trustee or discharged from such trust) to the Trustee for cancellation or (ii) all such First Mortgage Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay at maturity or redemption the entire indebtedness on such First Mortgage Notes not theretofore delivered to the Trustee for cancellation, including interest thereon, and the Company has paid all sums payable by it under the Indenture. The Trustee is required to acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.


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

BOOK-ENTRY, DELIVERY AND FORM

  Upon issuance, the First Mortgage Notes will be represented by a permanent global First Mortgage Note or First Mortgage Notes. Each permanent global First Mortgage Note will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Except under the limited circumstances described below, permanent global First Mortgage Notes will not be exchangeable for definitive certificated First Mortgage Notes.

  Ownership of beneficial interests in a permanent global First Mortgage Note will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such permanent global First Mortgage Note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such permanent global First Mortgage Note. Ownership of beneficial interests in such permanent global First Mortgage Note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The Depositary has no knowledge of the actual beneficial owners of the First Mortgage Notes. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such permanent global First Mortgage Note.

  The Company has been advised by the Depositary that upon the issuance of a permanent global First Mortgage Note and the deposit of such permanent global First Mortgage Note with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by such permanent global First Mortgage Note to the accounts of such participants.

  Payment of principal of, and interest on, First Mortgage Notes represented by a permanent global First Mortgage Note registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global First Mortgage Note representing such First Mortgage Notes. The Company has been advised by the Depositary that upon receipt of any payment of principal of, or interest on, a permanent global First Mortgage Note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such permanent global First Mortgage Note as shown in the records of the Depositary. Payments by participants to owners of beneficial interests in a permanent global First Mortgage Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of such participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

  None of the Company, the Trustee or any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records of the Depositary, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global First Mortgage Note or for maintaining, supervising or reviewing any of the records of the Depositary, any nominee or any participant relating to such beneficial interests.

  A permanent global First Mortgage Note is exchangeable for definitive First Mortgage Notes registered in the name of, and a transfer of a permanent global First Mortgage Note may be registered to, any person other than the Depositary or its nominee, only if:


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

    (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such permanent global First Mortgage Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act;

    (b) the Company in its sole discretion determines that such permanent global First Mortgage Note shall be exchangeable for definitive First Mortgage Notes in registered form; or

    (c) there shall have occurred and be continuing an Event of Default under the First Mortgage Notes.

  Any permanent global First Mortgage Note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive First Mortgage Notes in registered form, of like tenor and of an equal aggregate principal amount as the permanent global First Mortgage Note, in denominations of $1,000 and integral multiples thereof. Such definitive First Mortgage Notes will be registered in the name or names of such persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such permanent global First Mortgage Note. With respect to definitive First Mortgage Notes, any principal and interest will be payable, the transfer of the definitive First Mortgage Notes will be registerable and the definitive First Mortgage Notes will be exchangeable at the office of the Trustee in New Orleans, Louisiana, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto and as shown on the register for the First Mortgage Notes.

  Except as provided above, owners of beneficial interests in such permanent global First Mortgage Note will not be entitled to receive physical delivery of First Mortgage Notes in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no permanent global First Mortgage Note shall be exchangeable except for another permanent global First Mortgage Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such permanent global First Mortgage Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the permanent global First Mortgage Note.

  The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders, or an owner of a beneficial interest in such permanent global First Mortgage Note desires to give or take any action that a Holder is entitled to give or take under the First Mortgage Notes, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Commission.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the First Mortgage Notes will be made in immediately available funds. So long as the First Mortgage Notes are represented by a permanent global First Mortgage Note or Notes, all payments of principal, premium, if any, and interest will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. So long as the First Mortgage Notes are represented by a permanent global First Mortgage Note or Notes registered in the name of the Depositary or its nominee, the First Mortgage Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the First Mortgage Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the First Mortgage Notes.

REGARDING THE TRUSTEE AND THE COLLATERAL AGENT

  First National Bank of Commerce will serve as Trustee under the Indenture and will act as Collateral Agent under the Security Documents.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  Directors, officers, employees or stockholders of the Company will not have any liability for any obligations of the Company under the First Mortgage Notes, the Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a First Mortgage Note, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the First Mortgage Notes.

REPORTS

  The Company will furnish the Trustee with copies of all quarterly and annual reports, and any other documents it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, within five days after it files the same with the Commission.

GOVERNING LAW

  The Indenture, the Security Documents and the First Mortgage Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "Affiliate" means, with respect to any specific Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specific Person. For the purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, or by agreement or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Appraiser" means a Person who in the course of its business appraises property and, where real property is involved, who is a member in good standing of the American Institute of Real Estate Appraisers, recognized and licensed to do business in the jurisdiction where the applicable real property is situated, and who may be employed by the Company.

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

  "Asset Acquisition" means (i) any capital contribution (by means of transfer of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock by the Company or any of its Subsidiaries in any other Person, in either case pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with or into the Company or any of its Subsidiaries or (ii) any acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

  "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition to any Person (including any Non-Recourse Subsidiary) other than the Company or a Wholly-Owned Subsidiary of the Company, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or asset of the Company or any Subsidiary of the Company, in each case, other than in the ordinary course of business.

  "Bankruptcy Law" means Title 11, United States Code or any similar Federal or state law for the relief of debtors, as amended.

  "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or its Subsidiaries, as the case may be, to have been duly adopted by the Board of Directors of the Company or its Subsidiaries, as the case may be, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, warrants, options or other equivalents (however designated and whether voting or non-voting) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation), in each case whether outstanding on the Issue Date or thereafter issued, including, without limitation, all common stock and Preferred Stock.

  "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) the discounted present value of the rental obligations of such Person as lessee under which, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

  "Capitalized Lease Obligation" means the discounted present value of the rental obligations of any Person under any Capitalized Lease.

  "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.

  "Change of Control" means the occurrence of one or more of the following events:

    (a) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (a "Group of Persons") other than an Affiliate of the Company;

    (b) the consummation of any consolidation or merger of the Company with or into another corporation with the effect that the stockholders of the Company as of the date of the Indenture hold less than 51% of the combined voting power of the outstanding voting securities of the surviving entity of such merger or the corporation resulting from such consolidation ordinarily having the right to vote in the election of directors (apart from rights accruing under special circumstances) immediately after such merger or consolidation;

    (c) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; and

    (d) a Person or Group of Persons (other than management of the Company and their respective Affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing a majority of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

  For purposes of this definition, the following shall not be considered a Change of Control:

    (i) Transfers among (A) Meyers; (B) any son, daughter, stepson, stepdaughter or spouse of Meyers; (C) any lineal descendant of an individual referred to in clause (A) or (B); and (D) any trust in which one or more of the Persons referred to in clause (A), (B) or (C) are principal beneficiaries; or

    (ii) A merger resulting in the proportionate interest of the Class B Common Stock held by BSPL being held by BSPL's shareholders, provided such transaction shall have no adverse effect on the Company.

  "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject to the Lien of the Security Documents.

  "Collateral Account" means the collateral account to be established pursuant to the Indenture.

  "Collateral Proceeds" means the Net Cash Proceeds received by the Collateral Agent from the sale of Collateral.

  "Company Order" means a written request or order signed in the name of the Company by its Chairman of the Board, its Vice Chairman of the Board, its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Trustee.

  "Condemnation Award" means any proceeds, award or payment paid to the mortgagee or beneficiary under the Mortgages relating to any taking of the Collateral subject to such Mortgage by condemnation or eminent domain or similar action, together with interest accrued thereon, less certain expenses.

  "Consolidated Domestic Income Tax Expense" of any Person for any period means, without duplication, the aggregate amount of net U.S. taxes based on income or profits for such period of the operations of such Person and its Consolidated Recourse Subsidiaries, determined in accordance with GAAP (to the extent such income or profits were included in computing Consolidated Net Income).

  "Consolidated Interest Expense" of any Person for any period means the sum of
(a) the aggregate interest expense (including amortization of original issue discount and non-cash interest payments or accruals) of such Person and its Consolidated Recourse Subsidiaries for such period and (b) to the extent not included in clause (a), all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing, the net cost associated with Interest Rate Agreements and Currency Agreements, amortization of other financing fees and expenses and the interest portion of any deferred payment obligation.

  "Consolidated Interest Income" of any Person means all amounts that would be included under interest income on a consolidated income statement of such Person and its Consolidated Recourse Subsidiaries determined in accordance with GAAP, less accreted amounts attributable to original issue discount securities prior to the receipt thereof and other non-cash interest payments or accruals.

  "Consolidated Net Income" of any Person for any period means the Net Income of such Person and its Consolidated Recourse Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (i) the Net Income of any Person (other than a Consolidated Recourse Subsidiary) in which such Person or any of its Consolidated Recourse Subsidiaries has a joint interest with a third party except to the extent of the amount of dividends or distributions actually paid to such Person or a Recourse Subsidiary during such period; (ii) except to the extent includable pursuant to the foregoing clause (i), the Net Income of any Person accrued prior to the date it becomes a Recourse Subsidiary of such Person or is merged into or consolidated with such Person or any of its Recourse Subsidiaries or that Person's assets are acquired by such Person or any of its Recourse Subsidiaries; (iii) the Net Income (if positive), or any portion thereof, of any Recourse Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Recourse Subsidiary to such Person or to any other Recourse Subsidiary of such Net Income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Recourse Subsidiary; (iv) without duplication, any gains or losses attributable to Asset Sales; (v) Net Income (if positive), arising from the adoption of changes in accounting policy to comply with GAAP or voluntarily by the Company with the consent of its independent auditors that so qualify under Regulation S-X of the Securities Act; (vi) Net Income arising in connection with a merger, combination or consolidation that is accounted for as a pooling of interests; and (vii) foreign currency translation gains and losses.

  "Consolidated Net Worth" of any Person means as of any date all amounts that would be included under stockholders' equity on a consolidated balance sheet of such Person and its Consolidated Recourse Subsidiaries determined in accordance with GAAP.

  "Consolidated Recourse Subsidiary" of any Person means a Recourse Subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated Subsidiary.

  "Credit Facility" means the Credit Agreement, dated June 28, 1989, as amended and restated through November 23, 1993, among the Company, the Lenders named therein and Chemical Bank, as agent and Lender, or any renewal, refinancing or continuation thereof as each of the foregoing may be amended, supplemented or otherwise modified from time to time.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

  "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

  "Default" means any event which is, or after the giving of notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part on, or prior to, the final maturity date of the First Mortgage Notes.

  "EBITDA" of any Person for any period means the sum of (a) Consolidated Net Income of such Person; (b) Consolidated Domestic Income Tax Expense; (c) Consolidated Interest Expense; and (d) depreciation and amortization expense determined on a consolidated basis for such Person and its Consolidated Recourse Subsidiaries in accordance with GAAP for such period; provided, that the amounts set forth in clauses (b) through (d) will be included only to the extent such amounts reduced Consolidated Net Income.

  "EBITDA Ratio" means the ratio, on a pro forma basis, of (a) EBITDA of any Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the EBITDA Ratio (the "Transaction Date") to (b) the Net Interest Expense of such Person during such Reference Period; provided, that in making such computation, (i) the incurrence of the Indebtedness giving rise to the need to calculate the EBITDA Ratio and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period; (ii) Asset Sales and Asset Acquisitions which occur during the Reference Period or subsequent to the Reference Period but prior to the incurrence of the Indebtedness in question (but including any Asset Acquisition to be made with such Indebtedness) shall be assumed to occur on the first day of the Reference Period; (iii) the issuance of any Indebtedness during the Reference Period or subsequent to the Reference Period but prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period;
(iv) the Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, unless such Person or any of its Recourse Subsidiaries is a party to an Interest Rate Agreement which has the effect of reducing the interest rate below the rate on the date of computation, in which case such lower rate shall be used; and (v) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any Indebtedness which was outstanding during and subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Interest Expense actually incurred with respect to Indebtedness borrowed under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date. For the purposes of making the computation referred to in the preceding sentence, Asset Sales and Asset Acquisitions which have been made by any Person which has become a Recourse Subsidiary of the Company or been merged with or into the Company or any Recourse Subsidiary of the Company during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date shall be calculated on a pro forma basis (including all of the calculations referred to in numbers (i) through (v) of the preceding sentence) assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period.

  "Financial Advisor" means an investment banking firm of national reputation which (except as otherwise expressly provided in this Indenture) may be employed by the Company.

  "GAAP" means generally accepted accounting principles in the United States as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination.

  "Guarantee" means, as applied to any Indebtedness, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Indebtedness, and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such Indebtedness, including, without limiting the foregoing, the payment of amounts drawn under letters of credit. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (unless such Guarantee shall be expressly limited to a lesser amount, in which case such lesser amount shall apply) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

  "Indebtedness" of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (c) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables; (d) all Capitalized Lease Obligations of such Person; (e) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause, if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the fair market value of the asset; (f) to the extent not otherwise included, all obligations under Interest Rate Agreements and Currency Agreements; (g) all Guarantees of such Person in respect of Indebtedness of others; and (h) all Disqualified Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock will be the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends).

  "Interest Rate Agreement" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge agreement, to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

  "Independent" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any other obligor in respect of the First Mortgage Notes or in any Affiliate of the Company or such other obligor and (c) is not an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions to any of the foregoing for the Company or such other obligor or any Affiliate thereof. Whenever it is provided in the Indenture that any Independent Person's opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by the Company and approved by the Trustee in the exercise of reasonable care, and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.

  "Investment" of any Person means all investments in other Persons in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases (or other acquisitions for consideration) of Indebtedness, Capital Stock or other securities issued by any other Person.

  "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

  "Lenders" means the lenders who are from time to time parties to the Credit Facility.

  "Lien" means, with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property. For the purposes of the Indenture and the Security Documents, the Company and its Subsidiaries shall be deemed to own subject to a Lien any property which they have acquired or hold subject to the interest of a vendor or lessor under any conditional sales agreement, capital lease or other title retention agreement relating to such property.

  "Meyers" means Howard M. Meyers, an individual with a business address on the Issue Date at 1111 Mockingbird Lane, Dallas, Texas.

  "Net Cash Proceeds" from a sale, transfer or other disposition of properties or assets means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such sale, transfer or other disposition, and in each case net of appropriate amounts to be provided by the Company or its Subsidiaries as a reserve, in accordance with GAAP, against any liabilities associated with such assets and retained by the Company or any Subsidiary after such sale, transfer or other disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters and the after-tax cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by the Company or any of its Subsidiaries in connection with such sale, transfer or other disposition (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made during the term of the First Mortgage Notes) and net of all payments made on any Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets or which must by its terms, or in order to obtain a necessary consent to such asset disposition, or by applicable law be repaid out of the proceeds from such sale, transfer or other disposition, and net of all distributions and other payments made to minority interest holders in Subsidiaries or Joint Ventures as a result of such sale, transfer or other disposition.

  "Net Income" of any Person for any period means the net income (loss) of such Person for such period, determined in accordance with GAAP, except that extraordinary, unusual and non-recurring gains and losses as determined in accordance with GAAP shall be excluded.

  "Net Insurance Proceeds" means all proceeds paid to the Collateral Agent or any mortgagee or beneficiary under the Security Documents relating to damage to, or loss or destruction of, improvements on equipment constituting Collateral, together with interest earned thereon, less certain expenses.

  "Net Interest Expense" means the difference between Consolidated Interest Expense and Consolidated Interest Income; provided, that such amount shall not be less than zero.

  "Non-Recourse Indebtedness" means Indebtedness of a Non-Recourse Subsidiary where (a) neither the Company nor any Subsidiary (other than such Non-Recourse Subsidiary): (i) provides any Guarantee or credit support for such Indebtedness (including any undertaking, guaranty, indemnity, agreement or instrument which would constitute Indebtedness); or (ii) is directly or indirectly liable for such Indebtedness; (b) the holders of such Indebtedness expressly waive any recourse which they may have, in law, equity or otherwise, whether based on misrepresentation, control, ownership or otherwise, to the Company and any Subsidiary (other than such Non-Recourse Subsidiary), including, without limitation, a waiver of the benefits of the provisions of Section 1111(b) of the Bankruptcy Code; and (c) no default with respect to such Indebtedness (including any rights which the holder thereof may have to take enforcement action against such Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Subsidiary (other than such Non-Recourse Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Non-Recourse Subsidiary" means a special purpose Subsidiary of the Company or any of its Subsidiaries formed to acquire securities or assets of a third party and which (i) has no Indebtedness other than Non-Recourse Indebtedness and (ii) does not, directly or indirectly, own any Indebtedness, stock or securities of, and has no Investment in, the Company or any Recourse Subsidiary.

  "Officers' Certificate" means, when used with respect to the Company, a certificate signed by the Chairman of the Board, the President, a Vice Chairman of the Board or the Chief Financial Officer of the Company (or any other officer identified by any of the foregoing officers in an Officers' Certificate to be an executive officer of the Company) and the Secretary, an Assistant Secretary or the Controller of the Company.

  "Opinion of Counsel" means an opinion in writing signed by legal counsel, who may be an employee of or of counsel to the Company, or who may be other counsel satisfactory to the Trustee.


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

  "Permitted Liens" means (a) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (b) other Liens incidental to the conduct of the Company's and its Subsidiaries' business or the ownership of its property and assets not securing any Indebtedness, and which do not in the aggregate materially detract from the value of the Company's and its Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business (including, without limitation, Liens securing any obligation to landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen and other similar obligations arising by operation of law not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor); (c) Liens with respect to assets of a Subsidiary granted by such Subsidiary to the Company to secure Indebtedness owing to the Company; (d) Liens on assets owned by Non-Recourse Subsidiaries to secure Non-Recourse Indebtedness; (e) Liens on assets not constituting Collateral with an aggregate book value not in excess of 5% of the book value of the Company's total assets as shown on the Company's most recent consolidated balance sheet; (f) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (g) deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (h) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries; (i) Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Subsidiary is maintaining adequate reserves in accordance with GAAP; and (j) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease.

  "Permitted Payments" means, with respect to the Company or any of its Subsidiaries, (a) any dividend on shares of Capital Stock payable solely in shares of Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock); (b) any dividend, other distribution, loan or advance to the Company by any of its Subsidiaries or by a Subsidiary to another Subsidiary (except a Non-Recourse Subsidiary); (c) any defeasance, redemption, repurchase or other acquisition for value of any Indebtedness of the Company with the proceeds from the issuance of (i) Indebtedness which is subordinate to First Mortgage Notes at least to the extent and in the manner as the Indebtedness to be defeased, redeemed, repurchased or otherwise acquired is subordinate to the First Mortgage Notes in right of payment to the First Mortgage Notes; provided, that
(1) such newly-issued subordinated Indebtedness provides for no payments of principal by way of sinking fund, mandatory redemption, defeasance or otherwise by the Company or its Subsidiaries (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to a "Change of Control" covenant which (x) is no more favorable to the holders of such Indebtedness than the provisions in favor of the Holders and (y) such Indebtedness provides that the Company or its Subsidiaries will not repurchase such Indebtedness pursuant to such provisions prior to the Company's repurchase of the First Mortgage Notes required to be repurchased by the Company upon a Change of Control) prior to the maturity of the Indebtedness being replaced and
(2) the proceeds of such new Indebtedness are utilized for such purpose within 45 days of issuance or (ii) Capital Stock (other than Disqualified Stock); and
(d) the redemption or repurchase by a Wholly-Owned Subsidiary of its Capital Stock owned by the Company or another Wholly-Owned Subsidiary.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.


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

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the Issue Date, and includes, without limitation, all classes and series of preferred or preference stock.

  "Recourse Subsidiary" means any Subsidiary other than a Non-Recourse
Subsidiary.

  "Reference Period" means the four fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation.

  "Restricted Investment" means any Investment in any Person other than a Wholly-Owned Recourse Subsidiary of the Company.

  "Restricted Payment" means, with respect to any Person, (a) any dividend or other distribution on any shares of such Person's Capital Stock (other than dividends or distributions payable in Capital Stock that is not Disqualified Stock); (b) any payment on account of the purchase, redemption, retirement or other acquisition of (i) any shares of such Person's Capital Stock or (ii) any option, warrant or other right to acquire shares of such Person's Capital Stock; (c) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to scheduled maturity of any Indebtedness ranked pari passu or subordinate in right of payment to the First Mortgage Notes and having a maturity date subsequent to the maturity of the First Mortgage Notes;
(d) any investment in, loan, advance to, Guarantee on behalf of, directly or indirectly, or other transfer of assets to (i) any Restricted Subsidiary or
(ii) any holder of 5% or more of any class of Capital Stock of the Company (including Affiliates thereof other than Subsidiaries of the Company); and (e) any Restricted Investment (except to the extent permitted by "Limitations on Investments, Loans and Advances"); provided, that "Restricted Payments" shall not include any payment described in (a), (b) or (c) above made by a Subsidiary to the Company or to a Wholly-Owned Recourse Subsidiary of the Company. Notwithstanding the foregoing, Restricted Payment shall not include any Permitted Payment.

  "Restricted Subsidiary" means (a) any Joint Venture in which the Company or any of its Subsidiaries holds a 50% or less interest or (b) any Subsidiary which is not a Wholly-Owned Recourse Subsidiary or (c) any Subsidiary subject to consensual restrictions, other than pursuant to the Credit Facility, direct or indirect, on the declaration or payment of dividends or similar distributions by that Subsidiary to the Company or any other Recourse Subsidiary of the Company.

  "Sale and Leaseback Transaction" means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person or any of its Subsidiaries of any property or asset of such Person or any of its Subsidiaries which has been or is being sold or transferred by such Person or such Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

  "Security Documents" means, collectively, (i) the Mortgages, (ii) the Security Agreements, (iii) the Subsidiary Guarantees and (iv) the Collateral Agency and Intercreditor Agreement.

  "Subsidiary" means, with respect to any Person, any corporation or other entity of which 50% or more of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

  "Trade Payables" means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by the Company or its Subsidiaries in the ordinary course of business in connection with the obtaining of materials or services.


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

  "Trust Moneys" means all cash or Cash Equivalents received by the Collateral Agent (a) as Net Cash Proceeds received by the Company and its Subsidiaries from Asset Sales to be subject to the Lien of the Security Documents in accordance with "--Restrictions on Asset Sales"; or (b) as Condemnation Proceeds with respect to all or any part of the Collateral; or (c) as Net Insurance Proceeds with respect to all or any part of the Collateral; or (d) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Documents or otherwise.

  "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

  "Wholly-Owned Recourse Subsidiary" means a Wholly-Owned Subsidiary that is a Recourse Subsidiary.

  "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of which at least 95% of the Capital Stock (other than any director's qualifying stock), or in the case of a non-corporate Subsidiary, other equity interests having ordinary voting power for the election of directors or other governing body of such Subsidiary, is owned by such Person or another Wholly-Owned Subsidiary of such Person.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

  The following summary of certain provisions of the Credit Facility is generalized, does not purport to be complete, and is subject to and is qualified in its entirety by reference to the provisions of the Credit Facility, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Credit Facility and those definitions are incorporated herein by reference.

  General. The Company amended and restated the Credit Facility on November 23, 1993. The Credit Facility provides that at any one time, the Company may borrow up to the lesser of $30 million and the then current Borrowing Base under the Credit Facility. The Borrowing Base is based on a percentage of the Company's inventory and accounts receivable which must qualify for inclusion therein under certain tests contained in the Credit Facility. Up to $10 million of the Credit Facility is available for the issuance of standby letters of credit, provided that the aggregate Loans and letters of credit outstanding under the Credit Facility do not exceed $30 million or the Borrowing Base, whichever is less. On December 31, 1993, the Borrowing Base under the Credit Facility would have been $30.0 million. The Credit Facility will terminate on November 30, 1996. On such termination date, all amounts outstanding under the Credit Facility will be due and payable together with any and all accrued interest thereon to such date. Borrowings under the Credit Facility will be used by the Company to repay certain outstanding indebtedness, to provide working capital, to finance investments in stock (subject to certain limitations) or acquisitions of assets of third parties (subject to certain limitations) and for other general corporate purposes.

  Interest. The Company will pay interest on outstanding amounts under Loans comprising any ABR Borrowing at a rate per annum equal to the Alternate Base Rate plus 1.0%. The Company will pay interest on amounts outstanding under Loans comprising any Eurodollar Borrowing at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 2.0%.

  To the extent permitted by law, the Company will pay default interest on such defaulted amount for any default in the payment of the principal of or interest on any Loan or any other amount becoming due under the Credit Facility, by acceleration or otherwise, at a rate per annum equal to the rate at the time applicable to ABR Borrowings plus 2%.

  Security. The Loans will be secured by a first priority perfected security interest in the inventory and accounts receivable of the Company.

  Certain Covenants. The Credit Facility contains numerous operating and financial covenants, including, without limitation, the following:

    The Company and its Recourse Subsidiaries shall maintain a ratio of Current Assets to Current Liabilities, on a Consolidated basis, equal to or greater than 1.8 to 1. For the fiscal quarter ended December 31, 1993 and the fiscal year ended September 30, 1993, the Company's Current Ratio on a pro forma basis (assuming completion of the Offering) would have been 3.26 to 1.00 and 3.65 to 1.00, respectively.

    The Company and its Recourse Subsidiaries shall maintain a Tangible Net Worth, computed on a Consolidated basis, at any time, equal to or in excess of the sum of (i) $44 million plus (ii) 50% of Net Income for the fiscal year ended September 30, 1993, and each fiscal year which shall have ended after such date (but excluding any fiscal year for which Net Income is negative). For the fiscal quarter ended December 31, 1993 and the fiscal year ended September 30, 1993, the Company's Tangible Net Worth on a pro forma basis (assuming completion of the Offering) would have been $51.0 million and $52.7 million, respectively.

    The Company and its Recourse Subsidiaries shall maintain a total Indebtedness to Capitalization Ratio, computed on a Consolidated basis, of .65 to 1.00 or less. For the fiscal quarter ended December 31, 1993 and the fiscal year ended September 30, 1993, the Company's total Indebtedness to Capitalization Ratio on a pro forma basis (assuming completion of the Offering) would have been .60 to 1.00 and .58 to 1.00, respectively.

    The Company and its Recourse Subsidiaries shall maintain a ratio of EBITDA to Consolidated Fixed Charges (the "Interest Expense Coverage Ratio") from and including October 1, 1993, through and including December 31, 1993 (based only on such period), of .50 to 1.00; from and including January 1, 1994, through and including March 31, 1994 (based only on such period), of .75 to 1.00; from and including April 1, 1994, through and including June 30, 1994 (based only on such period), of 1.00 to 1.00; from and including July 1, 1994, through and including September 30, 1994 (based only on such period), of 1.25 to 1.00; from and including October 1, 1994, through and including December 31, 1994 (based only on such period), of
  1.50 to 1.00; from and including January 1, 1995, through and including March 31, 1995 (computed on a rolling 2 quarter basis), of 1.60 to 1.00; from and including April 1, 1995, through and including June 30, 1995 (computed on a rolling 3 quarter basis), of 1.60 to 1.00; from and including July 1, 1995, through and including September 30, 1995 (computed on a rolling 4 quarter basis), of 1.60 to 1.00 and thereafter (computed on a rolling 4 quarter basis), of 1.80 to 1.00. For the fiscal quarter ended December 31, 1993 and the fiscal year and quarter ended September 30, 1993, the Company's Interest Expense Coverage Ratio on a pro forma basis (assuming completion of the Offering) would have been 1.15 to 1.00, .81 to
  1.00 and .79 to 1.00, respectively. See "Prospectus Summary--Summary Financial Information" and "Selected Financial Data" for the Ratio of EBITDA to Net Interest Expense.

    The Company shall not amend or modify the Indenture or the First Mortgage Notes issued pursuant thereto without the prior written consent of the Required Lenders if such amendment or modification would adversely affect the interests of the Lenders.

  In addition, the Credit Facility includes the following covenants: (i) requirements that the Company deliver to the Agent (a) financial information,
(b) certified quarterly and audited annual financial statements, (c) periodic Borrowing Base certificates, (d) compliance certificates and (e) other materials as specified by the Agent or any Lender, (ii) requirements that the Company and its subsidiaries maintain their corporate existence, (iii) requirements for the payment and discharge by the Company of its and its subsidiaries' obligations and indebtedness, (iv) requirements for the maintenance by the Company of its books and records, (v) requirements for the Company and its subsidiaries to deliver to the Agent notice of certain occurrences, (vi) requirements for the perfection of liens for the benefit of the Lenders, (vii) requirements for the compliance with laws and regulations by the Company and it subsidiaries including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (viii) requirements for the Company to maintain certain insurance coverage, (ix) prohibitions against the incurrence of indebtedness by the Company and its subsidiaries, subject to certain exceptions, (x) prohibitions against the Company and its subsidiaries granting liens to secure obligations to parties other than the Agent, subject to certain exceptions, (xi) limitations on the Company's and its subsidiaries' sales of assets and payment of dividends and distributions, (xii) prohibitions on changes in the business of the Company or its subsidiaries, (xiii) restrictions on mergers and acquisitions, loans and investments, capital expenditures and transactions with affiliates by the Company and its subsidiaries, (xiv) prohibitions on sale and lease-back transactions, (xv) prohibitions on acts or omissions by the Company or any subsidiary thereof constituting a default or an event of default under any loan document or any other contract, lease, mortgage or instrument, unless such contract, lease, mortgage or instrument is non-recourse, (xvi) limitations on the incurrence of termination or withdrawal liability under ERISA by the Company or any subsidiary thereof and (xvii) requirements that the proceeds of the Loans and Letters of Credit be used for working capital, financing investments in stock or acquisitions of assets of third parties (to the extent permitted), the repayment of obligations under the Indenture and for other general corporate purposes.

  Defaults. The Credit Facility contains certain events of default after expiration of applicable grace periods including, among others, (i) failure by the Company to pay its obligations to the Lenders as they become due, (ii) breach of any representation or warranty set forth in any Loan Document or in any Borrowing Base Certificate, (iii) failure to observe the covenants, conditions or agreements set forth in the Credit Facility or any other Loan Document, (iv) a Change in Control, (v) entry of final judgments against the Company in an aggregate amount in excess of $1,500,000 after giving effect to reimbursement by insurance carriers, (vi) certain events of insolvency or bankruptcy with respect to the Company and (vii) certain ERISA violations.

  Upon the occurrence of an Event of Default thereunder, the Agent may, and at the request of the Required Lenders shall, terminate the Credit Facility, declare all obligations thereunder to be due and payable, exercise all rights and remedies available under applicable law and revoke the Company's right to use any cash collateral in which any Lender has an interest.

  Consents/Waivers and Amendments. The provisions of the Credit Facility may not be waived, amended or modified without the prior written consent of Lenders holding Loans representing at least two-thirds of the aggregate principal amount of Loans outstanding or, if no Loans are outstanding, Lenders having Commitments representing at least two-thirds of the aggregate Commitments, except that certain events, such as changing the principal amount of, or extending the maturity date of, any payment of principal or interest with respect to a Loan, require the consent of each Lender.

  Certain Definitions.

    "Capitalization" for any person means the sum of (i) such person's Indebtedness plus (ii) such person's Tangible Net Worth.

    "EBITDA" means, with respect to the Company and its Recourse
  Subsidiaries, computed on a Consolidated basis for any period, the sum of
  (i) Net Income for such period, (ii) Interest Expense for such period,
  (iii) Federal, state and local income and franchise taxes deducted from revenue in determining such Net Income, and (iv) depreciation and amortization deducted from revenue in determining such Net Income.

    "Consolidated Fixed Charges" means, with respect to the Company and its Recourse Subsidiaries, computed on a Consolidated basis for any period, the Interest Expense incurred in such period.

    "Net Income" means, with respect to the Company and its Recourse Subsidiaries for any period, (a) net revenues and other proper income for such period minus (b) the aggregate for such period of, without duplication, (i) costs of goods sold, (ii) Interest Expense, (iii) operating expenses, (iv) selling, general and administrative expenses, (v) taxes, (vi) depreciation and amortization, (vii) any other items that are treated as expenses under GAAP, but excluding from the definition of Net Income any non-cash extraordinary gains or losses (including the effect of the adoption of Financial Accounting Standards No. 106 and 109) and (viii) excluding payments made with respect to premium on the prepayment under the Indenture for the 14.75% Notes, all computed on a Consolidated basis in accordance with GAAP consistently applied.

    "Tangible Net Worth" means, with respect to any person at any time, (i) the sum of such person's capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account principles which, in accordance with GAAP, constitute stockholders' equity, less (ii) treasury stock and any minority interest in Subsidiaries, less (iii) the amount of all assets reflected as goodwill, patents, research and development and all other assets required to be classified as intangibles in accordance with GAAP and less (iv) the amount of the write-up in the value of any asset above the cost or depreciated cost thereof to such person.

TULSA AGREEMENT

  The Company is party to a purchase money facility relating to its Tulsa stocking location (the "Tulsa Agreement"). The principal amount outstanding under the Tulsa Agreement as of December 31, 1993 is $0.9 million. The Tulsa Agreement contains substantially the same covenants as the Credit Facility and provides that an occurrence of an event of default under the Credit Facility or the First Mortgage Notes will trigger a default under the Tulsa Agreement. In addition, the Tulsa Agreement is secured by a second priority security interest in the Company's inventory and accounts receivable.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  THE FOLLOWING SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE FIRST MORTGAGE NOTES PURSUANT TO THIS OFFERING IS BASED ON THE TAX CODE, AS AMENDED TO THE DATE HEREOF, EXISTING AND PROPOSED TREASURY REGULATIONS AND APPLICABLE JUDICIAL AND ADMINISTRATIVE DETERMINATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE AT ANY TIME BY LEGISLATIVE, JUDICIAL OR ADMINISTRATIVE ACTION, POSSIBLY WITH RETROACTIVE EFFECT. THIS SUMMARY DEALS ONLY WITH FIRST MORTGAGE NOTES HELD AS CAPITAL ASSETS WITHIN THE MEANING OF
SECTION 1221 OF THE TAX CODE BY HOLDERS WHO ARE THE ORIGINAL PURCHASERS OF THE FIRST MORTGAGE NOTES AND, EXCEPT AS NOTED, DOES NOT APPLY TO ANY SUBSEQUENT PURCHASERS. THE TAX TREATMENT OF THE HOLDERS OF THE FIRST MORTGAGE NOTES MAY VARY DEPENDING UPON THEIR PARTICULAR SITUATIONS. CERTAIN HOLDERS (INCLUDING INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, FOREIGN ENTITIES AND INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) MAY BE SUBJECT TO SPECIAL RULES NOT DISCUSSED BELOW. EACH PURCHASER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND

DISPOSING OF FIRST MORTGAGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY RECENT CHANGES IN APPLICABLE LAWS.

STATED INTEREST

  A holder of a First Mortgage Note using the accrual method of accounting for income tax purposes generally will be required to include interest in ordinary income as such interest accrues, while a cash basis holder will be required to include interest in income when cash payments are received (or made available for receipt) by such holder.

DISPOSITION OF A FIRST MORTGAGE NOTE

  In general, the holder of a First Mortgage Note will recognize gain or loss upon the sale, exchange, retirement or other disposition of the First Mortgage Note measured by the difference between the amount of cash and the fair market value of property received (except to the extent the holder recognizes ordinary income attributable to the payment of accrued interest), and the holder's tax basis for the First Mortgage Note. Subject to the market discount rules discussed below, applicable to subsequent purchasers of the First Mortgage Notes, the gain or loss on the sale or redemption of a First Mortgage Note will be long-term capital gain or loss, provided that the First Mortgage Note was held as a capital asset and had been held for more than one year.

MARKET DISCOUNT ON RESALE

  Purchasers of the First Mortgage Notes should be aware that their ability to resell such Notes may be affected by the market discount provisions of the Tax Code. These rules generally provide that if a subsequent holder of a First Mortgage Note purchases it at a market discount in excess of a statutorily defined de minimis amount, and thereafter recognizes gain upon a disposition (including a partial redemption) of the First Mortgage Note, the lesser of such gain or the portion of the market discount that accrued while the First Mortgage Note was held by such holder will be treated as ordinary interest income, rather than capital gain, at the time of the disposition. The rules also provide that a holder who acquires a First Mortgage Note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such First Mortgage Note until the holder disposes of such First Mortgage Note in a taxable transaction. If a holder of a First Mortgage Note elects to include market discount in income currently, both of the foregoing rules would not apply. Such an election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

BACKUP WITHHOLDING

  Interest paid to a holder of a First Mortgage Note will ordinarily not be subject to withholding of federal income taxes. Withholding of such tax at a rate of 31 percent may be required, however, by reason of events specified in section 3406 of the Tax Code, which events include a failure of a holder to supply the Company or its agent with such holder's "Taxpayer Identification Number." Such "backup" withholding may also apply to a holder who is otherwise exempt from backup withholding if such holder fails properly to document his exempt status. Each holder of a First Mortgage Note will be asked to provide and certify his correct Taxpayer Identification Number or otherwise to document his exempt status.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Company and the Underwriter, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the entire principal amount of the First Mortgage Notes.

  In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all the First Mortgage Notes offered hereby if any of the First Mortgage Notes are purchased. The Company has been advised by the Underwriter that it proposes initially to offer the First Mortgage Notes to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less
a discount not in excess of   % of the principal amount of the First Mortgage
Notes. The Underwriter may allow, and such dealers may reallow, a concession to
certain other dealers not in excess of   % of the principal amount of the First
Mortgage Notes. After the initial public offering, the public offering price, discount and concession may be changed.

  The First Mortgage Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the First Mortgage Notes on a national securities exchange, but has been advised by the Underwriter that the Underwriter intends to make a market in the First Mortgage Notes, as permitted by applicable laws and regulations. No assurance can be given, however, that the Underwriter will make a market in the First Mortgage Notes or as to the liquidity of, or the trading market for, the First Mortgage Notes.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the Underwriter may be required to make in respect thereof.

  The Underwriter and its affiliates, Chemical Bank and Texas Commerce Bank, have in the past engaged and continue to engage in transactions with, and perform services for, the Company, Quexco, RSR, BSPL and Howard M. Meyers in the ordinary course of business. Chemical Bank, in its capacities as agent and lender, is party to the Credit Facility. See "Description of Certain Indebtedness--Credit Facility."

                                 LEGAL MATTERS

  Certain legal matters related to the First Mortgage Notes offered hereby have been passed upon for the Company by Kaye, Scholer, Fierman, Hays & Handler, New York, New York and for the Underwriter by Simpson Thacher and Bartlett (a partnership which includes professional corporations), New York, New York. Certain other legal matters have been passed upon for the Company by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, New Orleans, Louisiana.

                                    EXPERTS

  The audited financial statements and schedules of the Company included in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in auditing and accounting in giving such reports.

                        NOTICE TO CALIFORNIA PURCHASERS

  The First Mortgage Notes offered hereby will be sold in California pursuant to a limited qualification obtained from the California Department of Corporations under the California Corporate Securities Law of 1968. Pursuant to the terms of such limited qualification, the First Mortgage Notes may only be sold to the following classes of purchasers (and each such purchaser in making purchase of a First Mortgage Note will be deemed to have represented to, and to have agreed with, the Underwriter that it is such a purchaser):

    A. any bank, any savings and loan association, any trust company, any insurance company, any investment company registered under the Investment Company Act of 1940, any pension or profit-sharing trust (other than a pension or profit-sharing trust of the Company, a self-employed individual retirement plan, or an individual retirement account);

    B. any organization described in Section 501(c)(3) of the Tax Code, as amended December 29, 1981, which has total assets (including endowment, annuity and life income funds) of not less than $5,000,000 according to its most recent audited financial statement, any corporation which has a net worth on a consolidated basis according to its most recent audited financial statement of not less than $14,000,000, any wholly owned subsidiary of a person described in (i) and (ii);

    C. the Federal Government, any agency or instrumentality of the Federal Government, any corporation wholly owned by the Federal Government, any state, any city, city and county, or county, or any agency or instrumentality of a state, city, city and county, or county, or any state university or state college, and any retirement system for the benefit of employees of any person described in (iii);

    D. any "accredited investor", as defined in Rule 501(a) under the Securities Act;

    E. any person who purchases at least $1,000,000 aggregate principal amount of the First Mortgage Notes; and,

    F. any person who (a) has an annual income of at least $65,000 and a net worth of at least $250,000, or (b) has a net worth of at least $500,000. If such person is a natural person, such person's net worth shall be determined by excluding such person's home, home furnishings and personal automobiles, if any. If such person is not a natural person, (1) annual income shall be determined on a consolidated basis for such person's last fiscal year by taking such person's net income and adding back Federal and state income taxes, depreciation and amortization, and extraordinary items and (2) net worth shall be determined on a consolidated basis for such person's last fiscal year by taking such person's total assets and subtracting therefrom such person's total liabilities.

  If any of the foregoing classes of purchasers is purchasing the First Mortgage Notes on behalf of a beneficial owner in California through the exercise of investment control or discretion, where such beneficial owner is not one of the purchasers described in (A) through (F) above, such purchaser exercising such investment control or discretion must reasonably believe that such beneficial owner has either (a) an annual income of at least $50,000 and a net worth of at least $50,000, or (b) a net worth of at least $125,000. If such beneficial owner is a natural person, such person's net worth shall be determined by excluding such person's home, home furnishings and personal automobiles, if any. If such beneficial owner is not a natural person, (1) annual income shall be determined on a consolidated basis for such person's last fiscal year by taking such person's net income and adding back state and Federal income taxes, depreciation and amortization, and extraordinary items and (2) net worth shall be determined on a consolidated basis for such person's last fiscal year by taking such person's total assets and subtracting therefrom such person's total liabilities.

                         INDEX TO FINANCIAL STATEMENTS

                            BAYOU STEEL CORPORATION

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................   F-2
Balance Sheets as of September 30, 1993 and 1992..........................   F-3
Statements of Operations for the years ended September 30, 1993, 1992 and
 1991.....................................................................   F-4
Statements of Cash Flows for the years ended September 30, 1993, 1992 and
 1991.....................................................................   F-5
Statements of Changes in Equity for the years ended September 30, 1993,
 1992 and 1991............................................................   F-6
Notes to Financial Statements.............................................   F-7
Balance Sheets as of December 31, 1993 (unaudited) and as of September 30,
 1993.....................................................................  F-15
Statements of Income (Loss) for the three months ended December 31, 1993 and 1992 (unaudited).....................................................  F-16
Statements of Cash Flows for the three months ended December 31, 1993 and
 1992 (unaudited).........................................................  F-17
Notes to Financial Statements.............................................  F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Bayou Steel Corporation:

  We have audited the accompanying balance sheets of Bayou Steel Corporation (a Delaware corporation) as of September 30, 1993 and 1992, and the related statements of income (loss), cash flows, and changes in equity for the years ended September 30, 1993, 1992, and 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bayou Steel Corporation as of September 30, 1993 and 1992 and the results of its operations and its cash flows for the years ended September 30, 1993, 1992, and 1991 in conformity with generally accepted accounting principles.

                                          Arthur Andersen & Co.

New Orleans, Louisiana
 November 24, 1993

                            BAYOU STEEL CORPORATION

                                 BALANCE SHEETS

                                     ASSETS

                                                            SEPTEMBER 30,
                                                      -------------------------
                                                          1993         1992
                                                      ------------ ------------
CURRENT ASSETS:
  Cash and temporary cash investments................ $    517,900 $ 11,149,702
  Receivables, net of allowance for doubtful accounts
   of $543,000 in 1993 and $943,000 in 1992..........   18,676,907   12,339,576
  Inventories........................................   48,486,409   53,751,954
  Prepaid expenses...................................      222,277      257,058
                                                      ------------ ------------
    Total current assets.............................   67,903,493   77,498,290
                                                      ------------ ------------
PROPERTY, PLANT AND EQUIPMENT:
  Land...............................................    2,750,398    2,411,182
  Machinery and equipment............................   76,257,285   73,623,878
  Plant and office building..........................   14,036,845   13,825,104
                                                      ------------ ------------
   ..................................................   93,044,528   89,860,164
  Less--Accumulated depreciation.....................   23,785,624   19,624,375
                                                      ------------ ------------
    Net property, plant and equipment................   69,258,904   70,235,789
OTHER ASSETS.........................................    1,117,788    1,646,784
                                                      ------------ ------------
    Total assets..................................... $138,280,185 $149,380,863
                                                      ============ ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt............... $  9,282,156 $    391,797
  Borrowings under line of credit....................    4,000,000          --
  Accounts payable...................................   17,671,926   14,837,557
  Accrued liabilities................................    4,560,249    5,101,568
                                                      ------------ ------------
    Total current liabilities........................   35,514,331   20,330,922
                                                      ------------ ------------
LONG-TERM DEBT.......................................   41,534,625   61,664,977
                                                      ------------ ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value--
  Class A: 24,271,127 authorized and
           10,613,380 outstanding shares.............      106,134      106,134
  Class B: 4,302,347 authorized and
           2,271,127 outstanding shares..............       22,711       22,711
  Class C: 100 authorized and outstanding shares.....            1            1
                                                      ------------ ------------
    Total common stock...............................      128,846      128,846
  Paid-in capital....................................   44,890,554   44,890,554
  Retained earnings..................................   16,211,829   22,365,564
                                                      ------------ ------------
    Total stockholders' equity.......................   61,231,229   67,384,964
                                                      ------------ ------------
    Total liabilities and stockholders' equity....... $138,280,185 $149,380,863
                                                      ============ ============

      The accompanying notes are an integral part of these balance sheets.

                            BAYOU STEEL CORPORATION

                            STATEMENTS OF OPERATIONS

                                             YEAR ENDED SEPTEMBER 30,
                                      ----------------------------------------
                                          1993          1992          1991
                                      ------------  ------------  ------------
NET SALES............................ $136,008,039  $119,771,725  $131,270,887
                                      ------------  ------------  ------------
COST OF SALES........................  128,032,556   109,115,193   124,435,433
                                      ------------  ------------  ------------
GROSS PROFIT.........................    7,975,483    10,656,532     6,835,454
                                      ------------  ------------  ------------
SELLING, GENERAL AND ADMINISTRATIVE..    3,985,564     4,071,154     4,125,008
NON-PRODUCTION STRIKE EXPENSES.......    3,162,325           --            --
                                      ------------  ------------  ------------
                                           827,594     6,585,378     2,710,446
                                      ------------  ------------  ------------
OTHER INCOME (EXPENSE):
  Interest expense...................   (8,260,775)   (8,976,619)   (8,821,364)
  Interest income....................      192,821       485,557       638,189
                                      ------------  ------------  ------------
  Miscellaneous......................      501,084       554,015       901,699
                                      ------------  ------------  ------------
                                        (7,566,870)   (7,937,047)   (7,281,476)
                                      ------------  ------------  ------------
INCOME (LOSS) BEFORE TAXES &
 EXTRAORDINARY GAIN..................   (6,739,276)   (1,351,669)  (4,571,030 )
PROVISION FOR INCOME TAXES...........          --            --            --
                                      ------------  ------------  ------------
INCOME (LOSS) BEFORE EXTRAORDINARY
 GAIN................................   (6,739,276)   (1,351,669)   (4,571,030)
EXTRAORDINARY GAIN...................      585,541           --            --
                                      ------------  ------------  ------------
NET INCOME (LOSS).................... $ (6,153,735) $ (1,351,669) $ (4,571,030)
                                      ============  ============  ============
INCOME (LOSS) PER COMMON SHARE:
  Income (loss) before extraordinary
   gain.............................. $       (.52) $       (.10) $       (.35)
  Extraordinary gain.................          .04           --            --
                                      ------------  ------------  ------------
  Income (loss) per common share..... $       (.48) $       (.10) $       (.35)
                                      ============  ============  ============


        The accompanying notes are an integral part of these statements.

                            BAYOU STEEL CORPORATION

                            STATEMENTS OF CASH FLOWS

                                              YEAR ENDED SEPTEMBER 30,
                                        --------------------------------------
                                            1993         1992         1991
                                        ------------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income (loss)........................ $ (6,153,735) $(1,351,669) $(4,571,030)
  Extraordinary gain...................     (585,541)         --           --
  Depreciation and amortization........    4,616,286    4,308,936    3,803,291
  Provision for losses on accounts
   receivable..........................     (174,994)    (233,025)     373,323
  Changes in working capital:
   (Increase) decrease in receivables..   (6,162,337)   2,219,855    2,338,345
   Decrease (increase) in inventories..    5,265,545   (3,740,480)   7,765,127
   Decrease (increase) in prepaid
    expenses...........................       34,781       92,839       (7,567)
   Increase (decrease) in accounts
    payable............................    2,834,369    1,517,447   (5,326,494)
   (Decrease) increase in accrued
    liabilities........................     (541,319)     845,253    1,238,887
                                        ------------  -----------  -----------
    Net cash (used in) provided by
     operations........................     (866,945)   3,659,156    5,613,882
                                        ------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Addition of property, plant and
   equipment...........................   (3,184,364)  (3,234,659)  (7,374,083)
                                        ------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line of credit......    4,000,000          --           --
  Payments of long-term debt...........  (10,836,789)    (625,887)  (5,691,567)
  Proceeds from issuance of long-term
   debt................................      256,296      327,214    2,098,232
  (Payment of) accrued interest on
   unpaid dividends....................          --           --    (1,490,918)
  (Increase) in other assets...........          --           --       (41,677)
                                        ------------  -----------  -----------
    Net cash used in financing
     activities........................   (6,580,493)    (298,673)  (5,125,930)
                                        ------------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS......................  (10,631,802)     125,824   (6,886,131)
CASH AND CASH EQUIVALENTS, beginning
 balance...............................   11,149,702   11,023,878   17,910,009
                                        ------------  -----------  -----------
CASH AND CASH EQUIVALENTS, ending
 balance............................... $    517,900  $11,149,702  $11,023,878
                                        ============  ===========  ===========


        The accompanying notes are an integral part of these statements.

                            BAYOU STEEL CORPORATION

                        STATEMENTS OF CHANGES IN EQUITY

                               COMMON STOCK                                    TOTAL
                         ------------------------   PAID-IN    RETAINED    STOCKHOLDERS'
                         CLASS A  CLASS B CLASS C   CAPITAL    EARNINGS       EQUITY
                         -------- ------- ------- ----------- -----------  -------------
BEGINNING BALANCE,
 October 1, 1990........ $106,134 $22,711  $  1   $44,890,554 $28,288,263   $73,307,663
  Net loss..............      --      --    --            --   (4,571,030)   (4,571,030)
                         -------- -------  ----   ----------- -----------   -----------
ENDING BALANCE,
 September 30, 1991.....  106,134  22,711     1    44,890,554  23,717,233    68,736,633
  Net loss..............      --      --    --            --   (1,351,669)   (1,351,669)
                         -------- -------  ----   ----------- -----------   -----------
ENDING BALANCE,
 September 30, 1992.....  106,134  22,711     1    44,890,554  22,365,564    67,384,964
  Net loss..............      --      --    --            --   (6,153,735)   (6,153,735)
                         -------- -------  ----   ----------- -----------   -----------
ENDING BALANCE,
 September 30, 1993..... $106,134 $22,711  $  1   $44,890,554 $16,211,829   $61,231,229
                         ======== =======  ====   =========== ===========   ===========




        The accompanying notes are an integral part of these statements.

                            BAYOU STEEL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1993 AND 1992

1. OWNERSHIP:

  Bayou Steel Corporation (of LaPlace) was incorporated in Louisiana in 1979. On September 5, 1986, Bayou Steel Acquisition Corporation (BSAC) acquired substantially all of the capital stock of Bayou Steel Corporation (of LaPlace) from the former stockholders (the Acquisition) for $75,343,000. Simultaneously with the Acquisition, BSAC merged into Bayou Steel Corporation (of LaPlace) (the Company) with the Company being the surviving corporation. The Company reincorporated as a Delaware corporation on July 19, 1988 and changed its name from Bayou Steel Corporation (of LaPlace) to Bayou Steel Corporation on August 3, 1988.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INVENTORIES

  Inventories are carried at the lower of cost (last-in, first-out) or market except mill rolls, operating supplies, and other which are stated at average cost.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment acquired as part of the Acquisition was recorded based on the purchase price (see Note 1). Betterments and improvements on property, plant and equipment are capitalized at cost. Interest during construction of significant additions is capitalized. Interest of $115,000, $107,000 and $264,000 was capitalized during the years ended September 30, 1993, 1992 and 1991, respectively. Repairs and maintenance are expensed as incurred. Depreciation is provided on the units-of-production method for machinery and equipment and on the straight-line method for buildings over an estimated useful life of 30 years.

STATEMENT OF CASH FLOWS

  The Company considers investments purchased with an original maturity of generally three months or less to be cash equivalents.

  Cash payments for interest and Federal income taxes during the three years ended September 30, were as follows:

                                                  1993       1992       1991
                                               ---------- ---------- -----------
Interest...................................... $8,444,066 $9,083,712 $10,792,024
Income taxes..................................        --         --          --

TAXES

  The Company has not incurred income tax expense for fiscal 1993, 1992 and 1991 due to a net loss in each of these years.

CREDIT RISK

  The Company extends credit to its customers primarily on 30 day terms and encourages discounting. The Company believes that the credit risk is minimal due to the ongoing review of its customers' financial

                            BAYOU STEEL CORPORATION
conditions and its requirement of letters of credit on some orders. Also, the Company invests its excess cash in high-quality short-term financial instruments.

OPERATING LEASE COMMITMENTS

  The Company has no significant operating lease commitments that would be considered material to the financial statement presentation.

3. INVENTORIES:

  Inventories, as of September 30, 1993 and 1992 consisted of the following:

                                                          1993         1992
                                                       -----------  -----------
   Scrap steel........................................ $ 3,187,963  $ 3,449,093
   Billets............................................   3,918,223    3,830,571
   Finished product...................................  25,242,294   25,920,243
   LIFO adjustments...................................    (324,303)   3,764,072
                                                       -----------  -----------
                                                        32,024,177   36,963,979
   Mill rolls, operating supplies, and other..........  16,462,232   16,787,975
                                                       -----------  -----------
                                                       $48,486,409  $53,751,954
                                                       ===========  ===========

  Decrements in the last-in, first-out ("LIFO") inventories had the effect of decreasing net loss by $124,000 or $0.01 per share in fiscal 1993. There was an increment in the last-in, first-out inventories in fiscal 1992. At September 30, 1993 and 1992, the first-in, first-out ("FIFO") inventories were $32.3 million and $33.2 million, respectively. A lower of cost or market evaluation of the carrying value of inventory was done at the end of each fiscal year. For all years presented, market value was in excess of the carrying value of the LIFO and FIFO inventories.

4. PROPERTY, PLANT AND EQUIPMENT:

  Depreciation expense during the years ended September 30, 1993, 1992 and 1991 was allocated as follows:

                                                  1993       1992       1991
                                               ---------- ---------- ----------
   Inventory.................................. $      --  $   87,193 $      --
   Cost of sales..............................  4,156,851  3,884,913  3,467,871
   Selling, general and administrative........      4,398      4,347      4,326
                                               ---------- ---------- ----------
                                               $4,161,249 $3,976,453 $3,472,197
                                               ========== ========== ==========

5. OTHER ASSETS:

  Other assets consist of costs associated with the issuance of the Senior Secured Notes and the line of credit (see Notes 6 and 7) which are being amortized over the lives of the related debt. Amortization expense was approximately $458,000, $332,000 and $331,000 for the years ended September 30, 1993, 1992 and 1991, respectively.

                            BAYOU STEEL CORPORATION

6. LONG-TERM DEBT:

  Long-term debt of the Company as of September 30, 1993 and 1992 included the following:

                                                           1993        1992
                                                        ----------- -----------
   Senior Secured Notes (see below).................... $48,900,000 $60,000,000
   Other notes payable, due monthly, bearing interest
    from 8.5% to 10.50% secured by Company assets......   1,916,781   2,056,774
                                                        ----------- -----------
                                                         50,816,781  62,056,774
   Less--current maturities............................   9,282,156     391,797
                                                        ----------- -----------
                                                        $41,534,625 $61,664,977
                                                        =========== ===========

  The Senior Secured Notes (the Notes) are secured by a mortgage (the Mortgage) covering real property, plant and equipment. The Notes bear interest at the nominal rate of 14.75% per annum (subject to increase as stated below) payable on March 15 and September 15 of each year. If operating income, as defined, plus depreciation and amortization, exceeds $20,000,000 for any fiscal year ending September 30, the interest rate for the following calendar year only is to be increased by 0.02% for each $50,000 of such excess. The nominal interest rate and such excess rate cannot exceed a maximum rate of 20.75% per annum if the Notes remain secured by the Mortgage on February 15 of the year for which the excess interest rate is being determined or 23.50% per annum if on such date the Notes are no longer secured by the Mortgage. For fiscal 1993 and 1992, the Company accrued interest at a rate of 14.75%.

  The Notes may be redeemed, at the Company's option, in whole or in part at specified redemption prices plus accrued interest to the date of redemption. This redemption price was 115% of principal amount at September 30, 1993 and is to decline at a rate of 5% per year. Beginning October 1, 1995, the outstanding principal can be redeemed at par. The Company is required to redeem $9,000,000 of the Notes on March 15 in each of the years 1994, 1995, 1996 and 1997, with a $24,000,000 balloon payment due March 15, 1998. During fiscal 1993, the Company purchased $11.1 million in principal of the Notes at a net discount. While the Company has the right to apply the purchased Notes to any redemption date, it has not decided which redemption the purchased Notes will be applied against. The $9.0 million principal payment due in March 1994 has been classified as a current liability on the Company's balance sheet.

  The result of the Note purchases at a net discount, reduced by the write-off of the related unamortized deferred cost (see Note 5), has been reflected in the accompanying statement of income as an extraordinary gain. There was no tax effect related to this transaction.

7. SHORT-TERM BORROWING ARRANGEMENT:

  On June 28, 1989, the Company arranged a five-year $40,000,000 line of credit with a group of banks which will be used for general corporate purposes. The Company can borrow against the line of credit at market rates. The amount that may be advanced to the Company is limited to $40,000,000 less the balance of outstanding letters of credit and unpaid loans under the line. Based on these criteria, the amount available as of September 30, 1993 and 1992 was $34,475,016 and $38,475,016, respectively. Amounts borrowed under the line of credit are secured by a lien on the Company's receivables, inventory and certain contract rights. There were no borrowings under the line of credit for fiscal 1992 and the only borrowing for fiscal 1993 of $4,000,000 occurred on September 15, 1993 and remained outstanding at a rate of 3.75% through September 30, 1993.

                            BAYOU STEEL CORPORATION

  On November 23, 1993, the Company entered into an amendment and restatement of its line of credit agreement. The terms of the new agreement call for available borrowings up to $30 million, secured by inventory and accounts receivable, at interest rates of prime plus 1% or LIBOR plus 2%.

8. INCOME TAXES:

  The Company is subject to United States Federal income taxes. The primary difference between book and tax reporting of income relates to the allocation of the carrying cost of property, plant and equipment to operations due to (a) different depreciation methods used for tax and financial reporting purposes,
(b) a writedown of the carrying value of property, plant and equipment to estimated net realizable value recorded for financial reporting purposes in prior years, and (c) the sale of tax benefits discussed below.

  In 1981, the Company (pre-Acquisition) entered into lease agreements with an unrelated corporation whereby certain tax benefits were transferred to the unrelated corporation as allowed under the provisions of the Economic Recovery Tax Act of 1981. These agreements, the last of which will expire in late 1996, include various covenants not to dispose of the property covered by the agreement and indemnification of the unrelated corporation by the former majority stockholder against any losses which might result from a breach of the Company's warranties and covenants, including those related to the Federal income tax implications of the transaction. Pursuant to the Acquisition and as a result of the merger (see Note 1) and the Mortgage, the Company agreed to require any purchaser of the property subject to such Mortgage to take the property subject to such agreements and to ensure that any disposition of the property upon a foreclosure of the Mortgage would not constitute a "disqualifying event" within the meaning of the regulations promulgated under
Section 168(f)(8) of the Internal Revenue Code as in effect prior to the enactment of the Tax Equity and Fiscal Responsibility Act of 1982. The result of this and other related agreements may be to limit the marketability of the property upon a foreclosure of the Mortgage. The Company will recognize interest income of $8.2 million and rent expense of $38.4 million for tax reporting purposes in fiscal years 1994 through 1997 based upon the foregoing agreements.

  As of September 30, 1993, for tax purposes, the Company had net operating loss carryforwards ("NOLs") of approximately $310.5 million and $284.5 million available to offset against regular tax and alternative minimum tax, respectively. Due to the fact that book and tax losses were generated in 1993, 1992 and 1991, there was no provision for income taxes in any of these years.

  The NOLs will expire in varying amounts through fiscal 2008. A substantial portion of the available NOLs, approximately $200 million, expires by fiscal 2000. In addition, the Company has $30.2 million of future tax benefits attributable to its tax benefit lease which expires in 1996 and which may, to the extent of taxable income in the year such tax benefit is produced, be utilized prior to the NOLs. Even though management believes the Company will be profitable in the future and will be able to utilize a portion of the NOLs, management does not believe that it is likely that all of the NOLs will be utilized. In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which will require the Company to change its method of accounting for income taxes for financial reporting purposes for the fiscal year beginning October 1, 1993. FAS 109 requires, among other things, recognition of future tax benefits, subject to a valuation allowance based on the likelihood of realizing such benefits. Preliminary calculations indicate that deferred tax assets of approximately $118 million (NOLs and other temporary timing differences multiplied by the federal income tax rate) and deferred tax liabilities of approximately $8 million will be recorded upon adoption of FAS 109 in fiscal 1994. However, in recording these deferred assets, FAS 109 requires the Company to determine whether it is "more-likely-than-not" that the Company will realize such benefits and that all negative and positive evidence be considered (with more weight given to evidence that is "objective and verifiable") in

                            BAYOU STEEL CORPORATION
making the determination. FAS 109 indicates that "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years"; therefore, the Company has determined that it will be required by the provisions of FAS 109 to establish a valuation allowance for all of the recorded net deferred tax assets at the time the standard is adopted. In view of the fact that this determination was based primarily on historical losses with no regard for the impact of proposed capital expenditures and business plans, future favorable adjustments to the valuation allowance may be required if and when circumstances change and the Company returns to profitability. Adoption of FAS 109 will have no material adverse impact on income for financial reporting or tax purposes.

  The Company and an individual controlling the current majority stockholder agreed to indemnify the former majority stockholder for any payments required to be made to the unrelated corporation caused by the Company's failure to comply with the foregoing agreements. The former stockholder retains ownership of the Company's Class C Common Stock which carries certain limited voting rights including the holders' right to prevent certain transactions (liquidation and certain mergers) which could result in liability to the former majority stockholder under its indemnification to the unrelated corporation. The Company's Class B Common Stock carries these same voting rights.

9. COMMITMENTS AND CONTINGENCIES:

CONTRACT WITH KEY EMPLOYEE

  The Company entered into an employment arrangement in 1986 with the Chief Executive Officer (CEO). The agreement provides that the CEO's annual compensation will be limited to the higher of a specified amount or a percentage of the Company's pretax net income earned in the previous year. The CEO has agreed not to pursue any steel-related acquisition activities other than through the Company, and all other acquisition activities, to the extent required by his fiduciary duty as a direct or indirect controlling stockholder and director of the Company, must be through the Company, giving effect to the legal doctrine of "corporate opportunity."

EMPLOYEE STOCK OPTION PLAN

  The Board of Directors and the Stockholders approved the 1991 Employees Stock Option Plan (the "1991 Plan") for the purpose of attracting and retaining key employees. The 1991 Plan provides for granting up to 600,000 shares of Class A Common Stock, over a ten year period, from the Company's authorized and unissued shares or from Treasury Stock. No options have been granted.

STRIKE

  On March 21, 1993, the United Steelworkers of America Local 9121 (the "Union") initiated a strike against the Company. Negotiations on a new contract have continued, but differences have thus far precluded an agreement. The Company cannot predict the impact that a new collective bargaining contract will have on the Company's results. However, the Company believes a new contract will not have a material effect on the Company's results. Also, the Union has filed charges with the National Labor Relations Board alleging that the Company has violated the National Labor Relations Act relating to its bargaining conduct. The Company believes it has meritorious defenses to these charges and has responded timely to all of these allegations and believes that it has negotiated in good faith with the Union. An unfavorable decision by the National Labor Relations Board, however, should not materially affect the Company.

                            BAYOU STEEL CORPORATION

ENVIRONMENTAL

  The Company is subject to various Federal, state and local laws and regulations concerning the discharge of contaminants which may be emitted into the air, discharged into waterways, and the disposal of solids and/or hazardous wastes such as electric arc furnace dust. In addition, in the event of a release of a hazardous substance generated by the Company, the Company could be potentially responsible for the remediation of contamination associated with such a release. In the past, the Company's operations in some respects have not met all of the applicable standards promulgated pursuant to such laws and regulations. At this time, the Company believes that it is in compliance in all material respects with applicable environmental requirements and that the cost of such continuing compliance will not have a material adverse effect on the Company's competitive position, operations or financial condition, or cause a material increase in currently anticipated capital expenditures. The Company currently has no mandated expenditures to address previously contaminated sites and does not anticipate any infrequent or non-recurring clean-up expenditures. Also, the Company is not designated as a Potential Responsible Party ("PRP") under the Superfund legislation.

OTHER

  The Company does not provide any post-employment or post-retirement benefits to its employees other than those described in Note 10.

  There are various claims and legal proceedings arising in the ordinary course of business pending against or involving the Company wherein monetary damages are sought. It is management's opinion that the Company's liability, if any, under such claims or proceedings would not materially affect its financial position.

10. EMPLOYEE RETIREMENT PLANS:

  Effective October 1, 1991, the Company implemented two defined benefit retirement plans (the "Plan(s)"), one for employees covered by the contracts with the United Steelworkers of America ("hourly employees") and one for substantially all other employees ("salaried employees"). The Plan for the hourly employees provides benefits of stated amounts for a specified period of service. The Plan for the salaried employees provides benefits based on employees' years of service and average compensation for a specified period of time before retirement. The Company follows the funding requirements under the Employee Retirement Income Security Act of 1974 ("ERISA").

  The net pension cost for both non-contributory Company sponsored pension plans consists of the following components for fiscal year 1993 and 1992:

  The actuarial present value of future benefit obligations:

                                                             1993       1992
                                                           ---------  ---------
   Vested benefit obligation.............................. $ 490,977  $ 246,271
   Non-vested benefit obligation..........................    17,960     16,593
                                                           ---------  ---------
   Accumulated benefit obligation......................... $ 508,937  $ 262,864
                                                           =========  =========
   Projected benefit obligation........................... $ 776,582  $ 369,070
   Plan assets at fair value..............................  (473,305)       --
                                                           ---------  ---------
   Funded Status..........................................   303,277  $ 369,070
   Unrecognized net loss..................................  (118,300)   (82,708)
   Adjustment for additional liability....................    23,319     16,297
                                                           ---------  ---------
   Accrued pension liability.............................. $ 208,296  $ 302,659
                                                           =========  =========

                            BAYOU STEEL CORPORATION

Determination of net periodic pension cost:

   Service cost........................................... $ 336,676  $ 298,332
   Interest cost..........................................    27,216        --
   Experience loss........................................   (14,203)   (11,970)
   Net amortization.......................................     2,838        --
   Deficiency in accumulated benefit obligation...........    23,319     16,297
                                                           ---------  ---------
   Total net periodic pension cost........................ $ 375,846  $ 302,659
                                                           =========  =========

  The primary actuarial assumptions used in determining the above benefit obligation amounts were established on the September 30, 1993 and 1992 measurement dates and include a discount rate of 7.5% per annum on valuing liabilities; long-term expected rate of return on assets of 9% per annum; salary increases of 5% per annum for salaried employees; and an inflation rate of 5% per annum.

11. MAJOR CUSTOMERS:

  No single customer accounts for 10% or more of the total sales for the years ended September 30, 1993, 1992 and 1991.

12. RELATED PARTY TRANSACTIONS:

SERVICE AGREEMENT WITH RELATED PARTIES

  The Company and related parties controlled by a stockholder entered into a Service Agreement dated September 5, 1986 (the Service Agreement), pursuant to which the related parties provide certain assistance and services (research and development, industrial and labor relations, engineering, legal, etc.) to the Company for a fee. Costs charged for these services were approximately $87,000 for the year ended September 30, 1993, $107,000 for the year ended September 30, 1992, and $84,000 for the year ended September 30, 1991. The Service Agreement may be terminated by either the Company or the related parties on 90 days' prior written notice to the other party.

OTHER AGREEMENTS WITH STOCKHOLDERS

  The Company entered into an agreement on May 28, 1987 with a stockholder to provide certain investment banking services to the Company over the next 7 years on a competitive, first refusal basis. Although services were provided, no obligations were incurred in fiscal years 1993 and 1992. On June 20, 1991 and December 16, 1992, another minority shareholder entered into an arms length success fee agreement with the Company with respect to merger and acquisition advisory and private placement services in connection with a possible corporate acquisition by the Company. During fiscal 1992, the Company paid $25,000 for out-of-pocket expenses; during fiscal 1993 the Company paid $25,000 for services under such agreement.

13. COMMON STOCK:

  Income per common share is based on the average number of common shares outstanding of 12,884,607 for the years ended September 30, 1993, 1992 and 1991, respectively.

  Other than for voting rights, all classes of Common Stock have similar rights. With respect to voting rights, Class B Common Stock has 60% and Class A and Class C Common Stock have 40% of the votes except for special voting rights for Class B and Class C Common Stock on liquidation and certain mergers

                            BAYOU STEEL CORPORATION

(see Note 8). The Company's ability to pay dividends is subject to restrictive covenants under both the Indenture pursuant to which the Company's Notes were issued and the Company's line of credit (see Notes 6 and 7).

14. MISCELLANEOUS:

  Miscellaneous income/(expense) as of September 30, 1993, 1992 and 1991 included the following:

                                                       1993     1992     1991
                                                     -------- -------- --------
   Discount earned.................................. $149,648 $211,200 $ 68,122
   Allowance for doubtful accounts..................  174,994  233,025 (373,323)
   Tax abatement refund FY'90.......................      --       --   813,186
   Power company refund FY'81.......................      --       --   152,950
   Other income.....................................  176,442  109,790  240,764
                                                     -------- -------- --------
                                                     $501,084 $554,015 $901,699

15. QUARTERLY FINANCIAL DATA (UNAUDITED):

                                           FISCAL YEAR 1993 QUARTERS
                                    ------------------------------------------
                                      FIRST     SECOND      THIRD     FOURTH
                                    ---------  ---------  ---------  ---------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales.......................... $  31,833  $  33,408  $  34,485  $  36,282
Gross Profit.......................     3,634      2,040*       745      1,556
Net Income (Loss) Before
 Extraordinary Gain (Loss).........       347     (1,697)    (4,078)    (1,311)
Extraordinary Gain (Loss)..........       756        --         --        (170)
Net Income (Loss)..................     1,102     (1,697)    (4,078)    (1,481)
Income (Loss) Per Common Share
 Before Extraordinary Gain (Loss)..       .03       (.13)      (.32)      (.10)
Extraordinary Gain (Loss) Per
 Common Share......................       .06        --         --        (.01)
Income (Loss) Per Common Share.....       .09       (.13)      (.32)      (.11)
                                           FISCAL YEAR 1992 QUARTERS
                                    ------------------------------------------
                                      FIRST     SECOND      THIRD     FOURTH
                                    ---------  ---------  ---------  ---------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales.......................... $  29,211  $  29,037  $  31,050  $  30,474
Gross Profit.......................     2,386      2,759      2,618      2,893
Net Income (Loss)..................      (699)      (352)      (504)       203
Income (Loss) Per Common Share.....      (.05)      (.03)      (.04)       .02

- --------
* Amount has been restated to conform with the 3rd and 4th quarter's 10-Q presentation of strike-related expenses.

                            BAYOU STEEL CORPORATION

                                 BALANCE SHEETS

                                     ASSETS

                                                    (UNAUDITED)     (AUDITED)
                                                    DECEMBER 31,  SEPTEMBER 30,
                                                        1993          1993
                                                    ------------  -------------
CURRENT ASSETS:
  Cash and temporary cash investments.............. $  3,073,937  $    517,900
  Trade receivables................................   14,096,150    18,350,338
  Other receivables................................      451,635       326,569
  Inventories......................................   53,930,823    48,486,409
  Prepaid expenses.................................      802,908       222,277
                                                    ------------  ------------
    Total current assets...........................   72,355,453    67,903,493
                                                    ------------  ------------
PROPERTY, PLANT AND EQUIPMENT:
  Land and improvements............................    4,124,002     4,124,002
  Machinery and equipment..........................   73,139,509    72,954,682
  Plant and office building........................   12,663,242    12,663,242
  Construction in progress.........................    3,531,274     3,302,602
  Less-Accumulated depreciation....................  (24,949,331)  (23,785,624)
                                                    ------------  ------------
    Net property, plant and equipment..............   68,508,696    69,258,904
                                                    ------------  ------------
OTHER ASSETS.......................................    1,546,357     1,117,788
                                                    ------------  ------------
    Total assets................................... $142,410,506  $138,280,185
                                                    ============  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................. $ 19,167,924  $ 17,671,926
  Accrued liabilities..............................    6,840,346     4,560,249
  Current maturities of long-term debt.............    9,249,068     9,282,156
  Borrowings under line of credit..................    5,900,000     4,000,000
                                                    ------------  ------------
    Total current liabilities......................   41,157,338    35,514,331
                                                    ------------  ------------
LONG-TERM DEBT:
  Senior secured notes.............................   39,900,000    39,900,000
  Notes payable....................................    1,094,865     1,634,625
                                                    ------------  ------------
    Total long-term debt...........................   40,994,865    41,534,625
                                                    ------------  ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value--
  Class A..........................................      106,134       106,134
  Class B..........................................       22,711        22,711
  Class C..........................................            1             1
                                                    ------------  ------------
    Total common stock.............................      128,846       128,846
Paid-in capital....................................   44,890,554    44,890,554
Retained earnings..................................   15,238,903    16,211,829
                                                    ------------  ------------
    Total stockholders' equity.....................   60,258,303    61,231,229
                                                    ------------  ------------
    Total liabilities & stockholders' equity....... $142,410,506  $138,280,185
                                                    ============  ============

   The accompanying notes are an integral part of these financial statements.

                            BAYOU STEEL CORPORATION

                          STATEMENTS OF INCOME (LOSS)
                                  (UNAUDITED)

                                                         FIRST QUARTER ENDED
                                                            DECEMBER 31,
                                                       ------------------------
                                                          1993         1992
                                                       -----------  -----------
NET SALES............................................. $36,778,489  $31,832,929
COST OF SALES.........................................  34,558,324   28,198,559
                                                       -----------  -----------
GROSS PROFIT..........................................   2,220,165    3,634,370
SELLING, GENERAL & ADMINISTRATIVE EXPENSES............     889,849    1,080,693
NON-PRODUCTION STRIKE EXPENSES........................     399,181          --
                                                       -----------  -----------
OPERATING INCOME......................................     931,135    2,553,677
                                                       -----------  -----------
OTHER INCOME (EXPENSE):
  Interest expense....................................  (1,884,614)  (2,224,618)
  Interest income.....................................      20,447       52,321
  Miscellaneous.......................................     (39,899)     (34,679)
                                                       -----------  -----------
                                                        (1,904,066)  (2,206,976)
                                                       -----------  -----------
INCOME (LOSS) BEFORE TAXES AND EXTRAORDINARY GAIN.....    (972,931)     346,701
PROVISION FOR INCOME TAXES............................         --           --
                                                       -----------  -----------
INCOME (LOSS) BEFORE EXTRAORDINARY GAIN...............    (972,931)     346,701
EXTRAORDINARY GAIN, NET OF APPLICABLE INCOME TAX......         --       755,788
                                                       -----------  -----------
NET INCOME (LOSS)..................................... $  (972,931) $ 1,102,489
                                                       ===========  ===========
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING...........  12,884,607   12,884,607
                                                       ===========  ===========
INCOME (LOSS) PER COMMON SHARE:
  Income (loss) before extraordinary gain............. $      (.08) $       .03
  Extraordinary gain..................................         --           .06
                                                       -----------  -----------
  Income (loss) per common share...................... $      (.08) $       .09
                                                       ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                            BAYOU STEEL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                         FIRST QUARTER ENDED
                                                            DECEMBER 31,
                                                       ------------------------
                                                          1993         1992
                                                       -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................  $  (972,931) $ 1,102,489
  Extraordinary gain.................................          --      (755,788)
  Depreciation and amortization......................    1,250,086    1,277,926
  Provision for losses on accounts receivable........      112,369       90,080
  Changes in working capital:
   Decrease (increase) in receivables................    4,016,754   (2,297,836)
   (Increase) decrease in inventories................   (5,444,415)   1,151,286
   (Increase) in prepaid expenses....................     (580,631)    (533,424)
   Increase (decrease) in accounts payable...........    1,496,001   (4,603,392)
   Increase in accrued liabilities...................    2,280,097    1,093,228
                                                       -----------  -----------
    Net cash provided by (used in) operations........    2,157,330   (3,475,431)
                                                       -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Addition of property, plant and equipment..........     (413,498)  (1,186,777)
                                                       -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowing under line of credit.....................    1,900,000          --
  Payments of long-term debt.........................     (572,847)  (3,786,725)
  (Increase) in other assets.........................     (514,948)         --
                                                       -----------  -----------
    Net cash provided by (used in) financing activi-
     ties............................................      812,205   (3,786,725)
                                                       -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.    2,556,037   (8,448,933)
CASH AND CASH EQUIVALENTS, beginning balance.........      517,900   11,149,702
                                                       -----------  -----------
CASH AND CASH EQUIVALENTS, ending balance............  $ 3,073,937  $ 2,700,769
                                                       ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                            BAYOU STEEL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1993
                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

  The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission
(SEC). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. Although Bayou Steel Corporation (the Company) believes that disclosures made are adequate to ensure that information presented is not misleading, it is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's latest annual report, Form 10-K, filed with the SEC on December 13, 1993 under File Number 33-22603.

  In the opinion of the Company, the accompanying unaudited financial statements present fairly the Company's financial position as of December 31, 1993 and September 30, 1993 and the results of its operations for the three-month periods ended December 31, 1993 and 1992 and the cash flow statements for the three-month periods ended December 31, 1993 and 1992.

  The results of operations for the three-month periods ended December 31, 1993 and 1992 are not necessarily indicative of the results for the full year.

2. INVENTORIES:

  Inventories as of December 31, 1993 and September 30, 1993 consisted of the following:

                                                     (UNAUDITED)     (AUDITED)
                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1993          1993
                                                     ------------  -------------
   Scrap steel.....................................  $ 4,702,655    $ 3,187,963
   Billets.........................................    3,229,014      3,918,223
   Finished product................................   29,445,896     25,242,294
   LIFO adjustments................................     (545,106)      (324,303)
                                                     -----------    -----------
                                                     $36,832,459    $32,024,177
   Mill rolls, operating supplies and other........   17,098,364     16,462,231
                                                     -----------    -----------
                                                     $53,930,823    $48,486,408
                                                     ===========    ===========

  The inventory valuations are based on LIFO estimates of year-end levels and prices. The actual LIFO inventories will not be known until year-end quantities and indices are determined.

  Shapes, billets, scrap steel, and certain production supplies are pledged as collateral against the Company's line of credit.

3. PROPERTY, PLANT AND EQUIPMENT:

  Betterments, improvements, and additions on property, plant and equipment are capitalized at cost. Interest during construction of significant additions is capitalized. Interest of $15,000 and $14,000 was capitalized during the three-month periods ended December 31, 1993 and 1992, respectively. Interest of $115,000 was capitalized during the fiscal year ended September 30, 1993.

                            BAYOU STEEL CORPORATION

4. OTHER ASSETS:

  Other assets consist of costs associated with the issuance of the Senior Secured Notes (the 14.75% Notes) and the Company's lines of credit. Amortization expense was $86,000 and $179,000 for the three-month periods ended December 31, 1993 and 1992. Amortization expense was $458,000 for the fiscal year ended September 30, 1993.

5. LONG-TERM DEBT:

  The Company has accrued interest on the 14.75% Notes at the rate of 14.75% and 15.29% for the three-month periods ended December 31, 1993 and 1992, respectively. The Company is required to redeem $9.0 million in principal of its 14.75% Notes on March 15, 1994. The net proceeds of this Offering will be used for the repayment of outstanding indebtedness, implementation of capital projects and general working capital purposes.

6. SHORT-TERM DEBT:

  On November 23, 1993, the Company entered into an amendment and restatement of the line of credit agreement. The terms of the agreement call for available borrowings up to $30 million including outstanding letters of credit. The agreement is secured by inventory and accounts receivable at interest rates of prime plus 1% or LIBOR plus 2%. The amount available under the line as of December 31, 1993 was $22.6 million. There was $5.9 million borrowed under the line as of December 31, 1993.

  Maximum and average borrowings and weighted average interest rates on short-term borrowings during the first quarter of fiscal 1994, follows:

   Maximum borrowings outstanding................................... $5,900,000
   Average borrowings outstanding................................... $4,485,000
   Weighted average interest rate...................................        5.1%

7. TAXES:

  As of September 30, 1993, for tax purposes, the Company had net operating loss carryforwards ("NOLs") of approximately $310.5 million and $284.5 million available to offset against regular tax and alternative minimum tax respectively. Due to the fact that book and tax losses were generated in 1993, 1992 and 1991, there was no provision for income taxes in any of these years.

  The NOLs will expire in varying amounts through fiscal 2008. A substantial portion of the available NOLs, approximately $200 million, expires by fiscal 2000. In addition, the Company has $30.2 million of future tax benefits attributable to its tax benefit lease which expires in 1996 and which may, to the extent of taxable income in the year such tax benefit is produced, be utilized prior to the NOLs. Even though management believes the Company will be profitable in the future and will be able to utilize a portion of the NOLs, management does not believe that it is likely that all of the NOLs will be utilized. In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which was adopted beginning October 1, 1993. FAS 109 requires, among other things, recognition of future tax benefits, subject to a valuation allowance based on the likelihood of realizing such benefits. Deferred tax assets of approximately $118 million (NOLs and other temporary timing differences multiplied by the federal income tax rate) and deferred tax liabilities of approximately $8 million were recorded upon adoption of FAS 109 in the first quarter of fiscal 1994. However, in recording these deferred assets, FAS 109 requires the Company to determine whether it is "more

                            BAYOU STEEL CORPORATION
likely than not" that the Company will realize such benefits and that all negative and positive evidence be considered (with more weight given to evidence that is "objective and verifiable") in making the determination. FAS 109 indicates that "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years"; therefore, the Company has determined that it is required by the provisions of FAS 109 to establish a valuation allowance for all of the recorded net deferred tax assets. In view of the fact that this determination is based primarily on historical losses with no regard for the impact of proposed capital expenditures and business plans, future favorable adjustments to the valuation allowance may be required if and when circumstances change and the Company returns to profitability. Adoption of FAS 109 will have no material adverse impact on income for financial reporting or tax purposes.

8. MISCELLANEOUS:

  Miscellaneous for the three-month period ended December 31, 1993 and 1992 included the following:

                                                     DECEMBER 1993 DECEMBER 1992
                                                     ------------- -------------
   Discount earned..................................   $  59,221     $ 24,561
   Provision for bad debts..........................    (112,368)     (90,080)
   Other............................................      13,248       30,840
                                                       ---------     --------
                                                       $ (39,899)    $(34,679)
                                                       =========     ========

9. COMMITMENTS AND CONTINGENCIES:

STRIKE

  On March 21, 1993, the United Steelworkers of America Local 9121 (the "Union") initiated a strike against the Company. Negotiations on a new contract have continued, but differences have thus far precluded an agreement. The Company cannot predict the impact that a new collective bargaining contract will have on the Company's results. However, the Company believes a new contract will not have a material effect on the Company's results. Also, the Union has filed charges with the National Labor Relations Board alleging that the Company has violated the National Labor Relations Act relating to its bargaining conduct. The Company believes it has meritorious defenses to these charges and has responded timely to all of these allegations and believes that it has negotiated in good faith with the Union. It's management's opinion that an unfavorable decision by the National Labor Relations Board would not result in any liability to the Company. As a result, management does not believe that any such decision would materially affect its results of operations, liquidity, financial position or ability to comply with its debt covenants.

ENVIRONMENTAL

  The Company is subject to various Federal, state and local laws and regulations concerning the discharge of contaminants which may be emitted into the air, discharged into waterways, and the disposal of solids and/or hazardous wastes such as electric arc furnace dust. In addition, in the event of a release of a hazardous substance generated by the Company, the Company could be potentially responsible for the remediation of contamination associated with such a release. In the past, the Company's operations in some respects have not met all of the applicable standards promulgated pursuant to such laws and regulations. At this time, the Company believes that it is in compliance in all material respects with applicable environmental requirements and that the cost of such continuing compliance will not have a material adverse effect on the Company's competitive position, operations or financial condition, or cause a material increase in currently anticipated capital expenditures. The Company currently has no mandated expenditures to address previously

                            BAYOU STEEL CORPORATION
contaminated sites and does not anticipate any infrequent or non-recurring clean-up expenditures. Also, the Company is not designated as a Potential Responsible Party ("PRP") under the Superfund legislation.

OTHER

  There are various claims and legal proceedings arising in the ordinary course of business pending against or involving the Company wherein monetary damages are sought. It is management's opinion that the Company's liability, if any, under such claims or proceedings would not materially affect its results of operations, liquidity, financial position or ability to comply with its debt covenants.

                          [Graphics to appear here.]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REP-RESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HERE-UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMA-TION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Prospectus Summary........................................................    4
Investment Considerations.................................................   11
Use of Proceeds...........................................................   17
Capitalization............................................................   18
Selected Financial Data...................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   29
Management................................................................   42
Principal Stockholders....................................................   48
Certain Related Party Transactions........................................   51
Description of the First Mortgage Notes...................................   53
Description of Certain Indebtedness.......................................   82
Certain Federal Income Tax Consequences...................................   85
Underwriting..............................................................   86
Legal Matters.............................................................   87
Experts...................................................................   87
Index to Financial Statements.............................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                            BAYOU STEEL CORPORATION

                                  $75,000,000

                         % FIRST MORTGAGE NOTES DUE 2001


                                 -------------

                                  PROSPECTUS

                                 -------------


                           CHEMICAL SECURITIES INC.



                               FEBRUARY   , 1994


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated (except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee) fees and expenses in connection with the offering described in this Registration Statement:

   Securities and Exchange Commission registration fee.............. $ 25,862.07
   National Association of Securities Dealers, Inc. filing fee......    8,000.00
   Trustee and fees.................................................   15,000.00
   Blue sky filing and counsel fees and expenses....................   20,000.00
   Printing and engraving...........................................  160,000.00
   Accountants' fees and expense....................................   50,000.00
   Legal fees and expenses..........................................  400,000.00
   Rating agency fees...............................................   50,000.00
   Miscellaneous....................................................    5,000.00
                                                                     -----------
     Total.......................................................... $733,862.07
                                                                     ===========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Second Restated Certificate of Incorporation (the "Charter") provides that the Company shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("DGCL"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Charter eliminates personal liability to the Company of its directors to the full extent permitted by Section 102(b)(7) of the DGCL. The Company maintains policies of insurance to protect directors and officers against certain liabilities asserted against or incurred by them in their individual or collective capacities as directors or officers of the Company.

  Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses (including attorney fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation unless and only to the extent that a court shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as a court shall deem proper, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for expenses despite such adjudication of liability.

  Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision becomes effective.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  A. Exhibits

 NUMBER                                 EXHIBIT
 ------                                 -------
   1.1  Form of Underwriting Agreement between the Company and Chemical
        Securities Inc. (previously filed with this Registration Statement).

   3.1  Second Restated Certificate of Incorporation of the Company
        (incorporated by reference herein to Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (No. 33-10745)).

   3.2 By-laws of the Company (incorporated herein by reference to Registration Statement on Form S-1 (No. 33-10745)).

   4.1  Form of Indenture (including form of First Mortgage Note) between the
        Company and First National Bank of Commerce as trustee (the "Trustee").

   4.2 Form of Mortgage granted by the Company and Subsidiary Guarantors to the Trustee (Louisiana) (previously filed with Amendment No. 1 to this
        Registration Statement).

   4.3 Form of Mortgage, Assignment of Rents and Leases and Security Agreement from the Company to the Trustee (Non-Louisiana) (previously filed with Amendment No. 1 to this Registration Statement).

   4.4 Form of Mortgage, Assignment of Rents and Leases and Security Agreement from Subsidiary Guarantors to the Trustee (Non-Louisiana) (previously filed with Amendment No. 1 to this Registration Statement).

   4.5  Form of Security Agreement between the Company and the Trustee
        (previously filed with Amendment No. 1 to this Registration Statement).

   4.6 Form of Subsidiary Security Agreement between Subsidiary Guarantors and the Trustee (previously filed with Amendment No. 1 to this Registration
        Statement).

   4.7 Form of Intercreditor Agreement between the Trustee and Chemical Bank, as agent under the Credit Agreement (previously filed with Amendment
        No. 1 to this Registration Statement).

   4.8 Form of Subsidiary Guarantee between each recourse subsidiary of the Company and the Trustee (previously filed with Amendment No. 1 to this Registration Statement).

   4.9 Form of Release of Federal Income Tax Ownership and Agreement between the Trustee and the Company, Voest-Alpine A. G. and Howard M. Meyers
        (previously filed with Amendment No. 1 to this Registration Statement).

   5    Opinion of Kaye, Scholer, Fierman, Hays & Handler.

  10.1  Employment Letter dated July 26, 1988, between Howard M. Meyers and the
        Company (incorporated herein by reference to Post-Effective Amendment
        No. 1 to Registration Statement on Form S-1 (No. 33-10745)).

  10.2  (i) Agreement dated November 11, 1981, between Amoco Tax Leasing I
        Corporation ("Amoco") and the Company, (ii) letter dated December 7,
        1981 from Voest-Alpine A.G. ("VA") and Voest-Alpine International
        Corporation ("VAIC") to Amoco, and (iii) letter dated November 11, 1981 from VAIC, Honen Investissements SARL, Barzel Investissements SARL,
        Anku Foundation, Raphaely Steel Investments, N.V., Landotal Properties,
        Inc., Canota Investments, Ltd., S.A. and Beruga Establishment and VA to
        Amoco (incorporated herein by reference to Registration Statement on Form S-1 (No.33-10745)).

 NUMBER                                 EXHIBIT
 ------                                 -------
 10.3   Release of Federal Income Tax Ownership and Agreement dated September
        5, 1986, among the Company, First National Bank of Commerce, Bayou
        Steel Acquisition Corporation, VA and Howard M. Meyers (incorporated herein by reference to Registration Statement on Form S-1 (No.
        33-10745)).

 10.4   Service Agreement dated September 5, 1986, between the Company and RSR
        Corporation and the assignment by RSR Corporation of a portion of its interest in the Service Agreement to RSR Holding Corp., now known as Quexco Incorporated (incorporated herein by reference to Registration
        Statement on Form S-1 (No.33-10745)).

 10.5   Letter Agreement dated May 28, 1987 between the Company and Allen &
        Company Incorporated relating to investment banking services
        (incorporated herein by reference to Registration Statement on Form S-1
        (No.33-10745)).

 10.6   Agreement dated June 20, 1991 among the Company, MMG Patricof & Co.,
        Inc., and MMG Placement Corp. relating to investment banking services
        (incorporated herein by reference to Post-Effective Amendment No. 4 to Registration Statement on Form S-1 (No. 33-10745)).

 10.7   Agreement dated December 16, 1992 between the Company and Patricof &
        Co. Capital Corp. relating to investment banking services (previously filed with Amendment No. 1 to this Registration Statement).

 10.8   Warehouse (Stocking Location) Leases.
        (i) Leetsdale, Pennsylvania (incorporated herein by reference to Registration Statement on Form S-1 (No. 33-10745)).
        (ii) Catoosa, Oklahoma (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June
             30, 1989).

 10.9   Tax Abatement Agreement dated July 10, 1985 between the Company and the
        Louisiana Board of Commerce and Industry (incorporated herein by reference to Registration Statement on Form S-1 (No. 33-22603)).

 10.10  Tax Abatement Renewal Agreement dated August 22, 1990 between the
        Company and the State of Louisiana Board of Commerce and Industry
        (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1989).

 10.11 Credit Agreement dated as of June 28, 1989, as amended and restated through November 23, 1993, among the Company, the Lenders named therein, and Chemical Bank, as agent (the "Credit Agreement")
        (previously filed with this Registration Statement).

 10.12 Security Agreement dated as of June 28, 1989, as amended and restated through November 23, 1993, among the Company, the Lenders named in the Credit Agreement, and Chemical Bank, as agent (previously filed with this Registration Statement).

 10.13  Intercreditor Agreement dated as of November 23, 1993 between First
        National Bank of Commerce and Chemical Bank as agent under the Credit
        Agreement (previously filed with this Registration Statement).

 10.14  Loan Agreement dated as of January 9, 1991 between the Company and
        Hibernia National Bank (previously filed with Amendment No. 1 to this
        Registration Statement).

 10.15 First Amendment dated as of November 22, 1993 to the Loan Agreement dated as of January 9, 1991 between the Company and Hibernia National
        Bank (previously filed with this Registration Statement).

 10.16  Mortgage, Security Agreement and Financing Statement dated as of
        January 9, 1991 by the Company in favor of Hibernia National Bank
        (previously filed with Amendment No. 1 to this Registration Statement).

 10.17  First Amendment dated as of November 22, 1993 to Mortgage, Security
        Agreement and Financing Statement dated as of January 9, 1991 by the Company in favor of Hibernia National Bank (previously filed with this Registration Statement).

 NUMBER                                 EXHIBIT
 ------                                 -------
 10.18  Intercreditor Agreement dated as of November 23, 1993 between Chemical
        Bank and Hibernia National Bank (previously filed with this
        Registration Statement).

 10.19 Security Agreement dated as of November 22, 1993 between the Company and Hibernia National Bank (previously filed with this Registration
        Statement).

 10.20 Bayou Steel Corporation Savings Plan dated March 7, 1991 (previously filed with Amendment No. 1 to this Registration Statement).

 10.21  Incentive Compensation Plan for Key Employees dated March 3, 1988
        (incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1991).

 10.22 1991 Employees' Stock Option Plan dated April 18, 1991 with technical amendments (incorporated herein by reference to Post-Effective
        Amendment No. 4 to Registration Statement on Form S-1 (No. 33-10745)).

 10.23  Pension Plan for Bargained Employees and the Employees Retirement Plan
        (incorporated by herein by reference to Post-Effective Amendment No. 5 to the Company's Registration Statement on Form S-1 (No. 33-10745)).

 10.24  Amendment among the Company, Bayou Scrap Corporation, River Road Realty
        Corporation, the Lenders named in the Credit Agreement, and Chemical
        Bank, as agent.

 12     Computation of Earnings to Fixed Charges.

 18.1 Letter from Arthur Andersen & Co. regarding change in accounting method from first-in, first-out (FIFO) to last-in, first-out (LIFO) method of accounting for inventories (incorporated herein by reference to the Annual Report on Form 10-K for the year ended September 30, 1989).

 18.2 Letter from Arthur Andersen & Co. regarding change in method of accounting for interest from the effective interest method to another acceptable method (incorporated herein by reference to the Annual
        Report on Form 10-K for the year ended September 30, 1990).

 23.1   Consent of Arthur Andersen & Co.

 23.2 Consent of Kaye, Scholer, Fierman, Hays & Handler is included in the opinion of Kaye, Scholer, Fierman, Hays & Handler, filed as Exhibit 5.

 23.3   Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre.

 24 Powers of Attorney (reference is made to the signature page of this Registration Statement).

 25     Statement of Eligibility of Trustee under the Trust Indenture Act of
        1939 on Form T-1 (previously filed with Amendment No. 1 to this
        Registration Statement).

 99.1 Environmental Audit: Bayou Steel Corporation dated December 10, 1993 prepared by Disposal Safety Incorporated for, and distributed by, the United Steel Workers of America ("USWA").

 99.2 Bayou Steel Corporation Stakeholder Investment Considerations, prepared and distributed by USWA.

  B. Financial Statement Schedules

      Report of Independent Public Accountants

      Schedule V   Property, Plant and Equipment

      Schedule VI  Accumulated Depreciation of Property, Plant and
      Equipment

      Schedule VIII Valuation and Qualifying Accounts

      Schedule X  Supplementary Income Statement Information

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF LAPLACE AND STATE OF LOUISIANA ON FEBRUARY 18, 1994.

                                          Bayou Steel Corporation


                                          By     /s/ Richard J. Gonzalez
                                             --------------------------------
                                                    RICHARD J. GONZALEZ
                                               VICE PRESIDENT, TREASURER AND
                                                  CHIEF FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES HOWARD M. MEYERS AND RICHARD J. GONZALEZ AS ATTORNEYS-IN-FACT, TO SIGN AND FILE ON HIS BEHALF, IN THE CAPACITY STATED BELOW, ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT.

                                            TITLE                  DATE
                                            -----                  ----

                  *                     Chairman of the          February 18,
- -------------------------------------    Board,                   1994
          HOWARD M. MEYERS              Chief Executive
                                         Officer,

                  *                     Vice President,          February 18,
- -------------------------------------   President and             1994
                                         Director
                                        Treasurer and Chief
         RICHARD J. GONZALEZ            Financial Officer

                  *                     Director                 February 18,
- -------------------------------------                             1994
        JOHN A. CANNING, JR.

                                        Director                 February 18,
     /s/ Lawrence E. Golub                                        1994
- -------------------------------------
          LAWRENCE E. GOLUB

                  *                     Director                 February 18,
- -------------------------------------                             1994
           MELVYN N. KLEIN

                  *                     Director                 February 18,
- -------------------------------------                             1994
         ALBERT P. LOSPINOSO

                                                TITLE                DATE


                  *                     Director              February 18,
- -------------------------------------                          1994
          ALAN J. PATRICOF

                  *                     Director              February 18,
- -------------------------------------                          1994
          STANLEY S. SHUMAN







*By    /s/ Richard J. Gonzalez
   ----------------------------------
         Richard J. Gonzalez
Individually and as Attorney-In-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Bayou Steel Corporation:

   We have audited, in accordance with generally accepted auditing standards, the financial statements included in this registration statement. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index above are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. The schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen & Co.

New Orleans, Louisiana,
 November 24, 1993

                   SCHEDULE V--PROPERTY, PLANT AND EQUIPMENT

             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991

                          BALANCE AT                                BALANCE AT
                           BEGINNING   ADDITIONS  RECLASSIFICATIONS   END OF
      CLASSIFICATION       OF PERIOD    AT COST      RETIREMENTS      PERIOD
      --------------      ----------- ----------- ----------------- -----------
Year Ended September 30,
 1993
  Land................... $ 2,411,182 $   339,216   $               $ 2,750,398
  Machinery and
   Equipment.............  71,119,778   1,834,903                    72,954,681
  Plant and Office
   Building..............  12,394,461   1,642,384                    14,036,845
  Construction-in-
   Progress..............   3,934,743   2,761,076     (3,393,215)     3,302,604
                          ----------- -----------   ------------    -----------
    TOTAL................ $89,860,164 $ 6,577,579   $ (3,393,215)   $93,044,528
                          =========== ===========   ============    ===========
Year Ended September 30,
 1992
  Land................... $ 2,411,182 $             $               $ 2,411,182
  Machinery and
   Equipment.............  69,031,413   2,119,651        (31,286)    71,119,778
  Plant and Office
   Building..............   8,614,736   3,779,725                    12,394,461
  Construction-in-
   Progress..............   6,590,768   3,243,351     (5,899,376)     3,934,743
                          ----------- -----------   ------------    -----------
    TOTAL................ $86,648,099 $ 9,142,727   $ (5,930,662)   $89,860,164
                          =========== ===========   ============    ===========
Year Ended September 30,
 1991
  Land................... $ 2,111,182 $   300,000   $               $ 2,411,182
  Machinery and
   Equipment.............  62,002,031   7,464,798       (435,416)    69,031,413
  Plant and Office
   Building..............   3,698,639   4,916,097                     8,614,736
  Construction-in-
   Progress..............  11,731,454   7,240,209    (12,380,895)     6,590,768
                          ----------- -----------   ------------    -----------
    TOTAL................ $79,543,306 $19,921,104   $(12,816,311)   $86,648,099
                          =========== ===========   ============    ===========

                     SCHEDULE VI--ACCUMULATED DEPRECIATION

             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991

                          BALANCE AT                                BALANCE AT
                           BEGINNING   ADDITIONS                      END OF
        DESCRIPTION        OF PERIOD    AT COST      RETIREMENTS      PERIOD
        -----------       ----------- ----------- ----------------- -----------
Year Ended September 30,
 1993
  Machinery and
   Equipment............. $18,759,410 $ 3,917,892   $               $22,677,302
  Plant and Office
   Building..............     864,965     243,357                     1,108,322
                          ----------- -----------   ------------    -----------
    TOTAL................ $19,624,375 $ 4,161,249   $               $23,785,624
                          =========== ===========   ============    ===========
Year Ended September 30,
 1992
  Machinery and
   Equipment............. $15,037,292 $ 3,744,712   $    (22,594)   $18,759,410
  Plant and Office
   Building..............     633,224     231,741                       864,965
                          ----------- -----------   ------------    -----------
    TOTAL................ $15,670,516 $ 3,976,453   $    (22,594)   $19,624,375
                          =========== ===========   ============    ===========
Year Ended September 30,
 1991
  Machinery and
   Equipment............. $11,984,762 $ 3,321,822   $   (269,292)   $15,037,292
  Plant and Office
   Building..............     482,849     150,375                       633,224
                          ----------- -----------   ------------    -----------
    TOTAL................ $12,467,611 $ 3,472,197   $   (269,292)   $15,670,516
                          =========== ===========   ============    ===========

                SCHEDULE VIII--VALUATION AND QUALIFYING ACCOUNTS

             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991

                                BALANCE AT ADDITIONS                  BALANCE AT
                                BEGINNING  CHARGED TO                   END OF
          DESCRIPTION           OF PERIOD   EXPENSES   DEDUCTIONS (1)   PERIOD
          -----------           ---------- ----------  -------------- ----------
September 30, 1993
  Allowance for doubtful
   accounts.................... $  943,267 $(174,994)    $ 225,548    $  542,725
                                ---------- ---------     ---------    ----------
  September 30, 1992
  Allowance for doubtful
   accounts.................... $1,213,720 $ (36,096)    $ 234,357    $  943,267
                                ---------- ---------     ---------    ----------
  September 30, 1991
  Allowance for doubtful
   accounts.................... $1,420,690 $ 373,323     $ 580,293    $1,213,720
                                ---------- ---------     ---------    ----------

- --------
(1) Write-off of uncollectible accounts.

             SCHEDULE X--SUPPLEMENTARY INCOME STATEMENT INFORMATION

             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991

                    ITEM                        1993        1992        1991
                    ----                     ----------- ----------- -----------
Maintenance and Repairs..................... $ 9,001,320 $ 8,827,799 $ 8,944,936
Depreciation
  Inventory................................. $       --  $    87,193 $       --
  Cost of Sales.............................   4,156,849   3,884,913   3,467,871
  Selling, General and Administrative.......       4,398       4,347       4,326
Amortization
  Loan Acquisition Costs (1)................ $   457,770 $   332,483 $   331,094

- --------
(1) Represents amortization of costs associated with the issuance of the Senior Secured Notes entered into on September 5, 1986 and the line of credit entered into on June 28, 1989.

                            BAYOU STEEL CORPORATION

                            (Graphics Appendix List)



EDGAR Version                      Typeset Version
- -------------                      ---------------
Inside Front Cover;                Graphic #1 is a color picture of the inside
contains graphics #1, #2, & #3     of Bayou Steel's warehouse with various
                                   stacks of its products visible. The caption reads: "Bayou Steel is a leading producer of a variety of light structural steel products."

                                   Graphic #2 is a color picture of molten steel pouring from the Company's furnance into a ladle. The caption reads: "The Company melts scrap in a 75-ton capacity Krupp electric arc furnace."

                                   Graphic #3 is a color picture of the
                                   Company's rolling mill.  The caption reads:
                                   "The Company's rolling mill molds billets into a variety of shape dimensions and sizes."

Inside Back Cover:                 Graphic #4 is a color map of the United
contains graphics #4 & #5          States with Bayou Steel locations marked.

                                   Graphic #5 is the color logo of the Company.